      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1998
                                                      REGISTRATION NO. 333-57377


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              SOUND FEDERAL BANCORP
             (Exact Name of Registrant as Specified in Its Charter)

        FEDERAL                       6712                   (TO BE APPLIED FOR)
(State or Jurisdiction          (Primary Standard             (I.R.S. Employer
  of Incorporation or     Industrial Classification Code     Identification No.)
     Organization)                   Number)

                              300 MAMARONECK AVENUE
                         MAMARONECK, NEW YORK 10543-2647
                                 (914) 698-6400
          (Address and Telephone Number of Principal Executive Offices)

                              300 MAMARONECK AVENUE
                         MAMARONECK, NEW YORK 10543-2647
(Address of Principal Place of Business or Intended Principal Place of Business)

                              RICHARD P. MCSTRAVICK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              300 MAMARONECK AVENUE
                         MAMARONECK, NEW YORK 10543-2647
                                 (914) 698-6400
            (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:
                                ALAN SCHICK, ESQ.
                                 ERIC LUSE, ESQ.
                   LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.
                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                                 (202) 274-2000
                             WASHINGTON, D.C. 20015

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


                         CALCULATION OF REGISTRATION FEE

===========================================================================================
                                                 PROPOSED       PROPOSED
                               AMOUNT TO BE      MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF        REGISTERED    OFFERING PRICE   AGGREGATE      AMOUNT OF
SECURITIES TO BE REGISTERED                     PER SHARE       OFFERING   REGISTRATION FEE
                                                                PRICE (1)
-------------------------------------------------------------------------------------------
Common Stock, $.10 par value    3,661,077         $10.00      $36,610,770      $10,801
per share
===========================================================================================

----------
(1)   Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              SOUND FEDERAL BANCORP
    (PROPOSED HOLDING COMPANY FOR SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION)
                                $10.00 PER SHARE
                   2,252,925 SHARES OF COMMON STOCK (MINIMUM)
                   3,048,075 SHARES OF COMMON STOCK (MAXIMUM)
               3,505,286 SHARES OF COMMON STOCK (ADJUSTED MAXIMUM)



         Sound Federal Savings and Loan Association, a federally-chartered mutual savings association (the "Association"), is reorganizing to form a federally-chartered mutual holding company (the "Reorganization"). As part of the Reorganization, the Association will convert to a stock savings association and will become a wholly-owned subsidiary of Sound Federal Bancorp, a federal stock corporation (the "Company"). The Company will become the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company"), a federal mutual holding company. Concurrently with the Reorganization, the Company is offering for sale between 2,252,925 and 3,048,075 shares of its common stock, par value $0.10 per share (the "Common Stock"), in a subscription offering to qualifying depositors and borrowers, the Association's tax-qualified employee benefit plans including its employee stock ownership plan and to employees, officers and directors of the Association. Any unsubscribed shares may be offered for sale to the public in a community offering or syndicated community offering (the subscription and community offerings are referred to collectively as the "Offering"). The Common Stock offered for sale in the Offering will represent a minority ownership interest of 45% of the Company's total outstanding shares of Common Stock. As part of the Reorganization, the Company will contribute shares of Common Stock equal to 2% of its issued and outstanding shares to the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation"). The Reorganization and Offering are being made pursuant to the terms of a plan of reorganization which must be approved by a majority of the eligible votes of members of the Association and by the Office of Thrift Supervision (the "OTS"). The Reorganization will not go forward if the Association does not receive these approvals and the Company does not sell at least 2,252,925 shares of Common Stock.


         Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") will use its best efforts to assist the Company in selling at least the minimum number of shares, but does not guarantee that this number will be sold. All funds received from subscribers will be held in an interest bearing account at the Association until the completion or termination of the Reorganization.

                 FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE,
            PLEASE CALL THE STOCK CONVERSION CENTER AT (914) ___-____
  ----------------------------------------------------------------------------
              THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE
                NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
                  INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
                                     AGENCY.
  ----------------------------------------------------------------------------
      PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE ___ OF THIS DOCUMENT.
  ----------------------------------------------------------------------------
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED
 THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
  ----------------------------------------------------------------------------

                              TERMS OF THE OFFERING

         An independent appraiser has estimated that as of June 12, 1998, the pro forma market value of the Common Stock of the Company was between $50.1 million and $67.7 million, with a midpoint of $58.9 million. The 2,252,925 to 3,048,075 shares of Common Stock being sold in the Offering represent a minority ownership interest in the Company equal to 45% of the minimum and maximum of the estimated pro forma value of the Common Stock of the Company. Subject to OTS approval, up to 3,505,286 shares of Common Stock will be offered for sale in the Offering in the event of an increase in the pro forma market value of the Common Stock. Based on these estimates, the Company is making the following Offering of shares of Common Stock.


                       PURCHASE PRICE    REORGANIZATION EXPENSES    NET PROCEEDS
                       --------------    -----------------------    ------------
Minimum Per Share        $     10.00           $      0.39          $      9.61
Midpoint Per Share       $     10.00           $      0.35          $      9.65
Maximum Per Share        $     10.00           $      0.33          $      9.67
Minimum Total            $22,529,250           $   883,000          $21,646,250
Midpoint Total           $26,505,000           $   937,000          $25,568,000
Maximum Total            $30,480,750           $   992,000          $29,488,750
Adjusted Maximum         $35,052,860           $ 1,055,000          $33,997,860


                        SANDLER O'NEILL & PARTNERS, L.P.
                     PROSPECTUS DATED _______________, 1998

         THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE _____ OF THIS PROSPECTUS.

         PLEASE SEE THE GLOSSARY BEGINNING ON PAGE G-L FOR THE MEANING OF CAPITALIZED TERMS THAT ARE USED IN THIS PROSPECTUS.

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:       WHAT IS THE MUTUAL HOLDING COMPANY?

A: Sound Federal, MHC (the "Mutual Holding Company") is a federally-chartered mutual corporation that is being established in connection with the mutual holding company reorganization (the "Reorganization") of Sound Federal Savings and Loan Association (the "Association"). The Mutual Holding Company will be chartered under the laws of the United States and will be regulated by the Office of Thrift Supervision ("OTS"). The Mutual Holding Company will own 53% of the outstanding Common Stock of Sound Federal Bancorp (the "Company"), or 3,121,818 shares at the midpoint of the valuation range established by the independent appraisal. The remaining 47% of the Common Stock of the Company will be owned by persons who purchase Common Stock in the Offering, and the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation"). Members of the Association currently have voting rights in the Association. After the Reorganization is completed, all of the current membership and voting rights of the Association's members will be transferred to the Mutual Holding Company. The former members of the Association who controlled 100% of the votes eligible to be cast by the Association's members prior to the Reorganization will, through the Mutual Holding Company, control 53% of the votes eligible to be cast by the Company's stockholders following the Reorganization.

Q:       WHO WILL BE THE MINORITY STOCKHOLDERS OF THE COMPANY?

A: All persons who purchase Common Stock in the Offering, including the employee stock ownership plan ("ESOP") of the Association as well as the Charitable Foundation will be the minority stockholders (the "Minority Stockholders") of the Company, and will own 47% of its Common Stock upon completion of the Offering. The Mutual Holding Company will own 53% of the Common Stock of the Company, and will remain its majority stockholder as long as the Mutual Holding Company remains in existence.

Q:       WHAT IS THE PURPOSE OF THE REORGANIZATION AND OFFERING?

A: The primary purpose of the Reorganization and Offering is to raise additional equity capital to support the growth and expansion of the Association. The increased capital also will be used to expand the Association's lending and investment activities. The Reorganization will create a holding company and a stock charter, which is the corporate form used by all commercial banks and an increasing number of savings institutions. The holding company structure will expand the investment and operating authority currently available to the Association. The Offering also will provide you with the opportunity to become a stockholder of the Company. We are also establishing the Charitable Foundation that will be dedicated exclusively to supporting charitable causes and community development activities in our market area.

Q: WHY IS THE ASSOCIATION FORMING A TWO-TIER MUTUAL HOLDING COMPANY AND CONDUCTING A MINORITY STOCK OFFERING INSTEAD OF UNDERGOING A FULL CONVERSION TO STOCK FORM?

A: At the present time, the Association does not need all of the capital that would be raised in a full stock conversion. A savings institution that converts to stock form using the mutual holding company structure sells only a minority of its shares to the public. By doing so, the converting institution raises less than half the capital that would be raised in a full conversion. However, with the mutual holding company structure the Association will have the flexibility to raise additional capital in the future. Moreover, the Association's Board of Directors intends to maintain the independence and community control of the Association. Because the Mutual Holding Company will control a majority of the Company's Common Stock, the Reorganization will permit the Association to achieve the benefits of being a stock company without the loss of control.

Q:       HOW DO I ORDER THE COMMON STOCK?

A: You must complete and return the Stock Order Form to the Association, together with your payment, on or before September ___, 1998. Please review the Stock Order Form carefully before sending us any payment.

Q:       HOW MUCH STOCK MAY I ORDER?

A: The minimum order is 25 shares (or $250). The maximum order for any individual person or persons ordering through a single account is 15,000 shares (or $150,000). In certain instances, your order may be grouped together with orders by other persons who are associated with you (such as your spouse, child or relatives living in your home or corporations, partnership and trusts of which you are an officer, director or trustee), or with whom you are acting in concert, and, in that event, the aggregate order may not exceed 30,000 shares (or $300,000). The maximum purchase limitation may be decreased or increased without notifying you. However, if the maximum purchase limitation is increased, and you previously subscribed for the maximum number of shares, you will be notified of the increase, as well as the opportunity to subscribe for additional shares.

Q:       WHO HAS SUBSCRIPTION RIGHTS AND WHAT ARE THE SUBSCRIPTION PRIORITIES?

A: Subscription rights to purchase Common Stock will be offered on a priority basis to the following classes of persons:


         - First, to persons who had one or more deposit accounts with the Association aggregating at least $50 on March 31, 1997. (The Association's tax-qualified employee benefit plans, including the Association's ESOP will have priority over such persons if more than 3,048,075 shares are sold. Assuming that 3,505,286 (the adjusted maximum) shares of Common Stock are sold, the ESOP may purchase 280,423 shares, all of which would be purchased in the first priority.)


         - Second, to the Association's tax-qualified employee benefit plans, including the Association's ESOP.

         - Third, to persons who had one or more deposit accounts with the Association aggregating at least $50 on June 30, 1998.

         - Fourth, to depositors (who are not eligible depositors as of March 31, 1997 or June 30, 1998) and borrowers of the Association as of ___________.

         - Fifth, to employees, officers and directors of the Association.

Q:       WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES TO FILL ALL ORDERS?


A: If the Offering is oversubscribed, you may not receive any or all of the shares you wish to purchase. Shares will be allocated based upon a formula set forth in the Plan of Reorganization. In recent periods a number of stock offerings by financial institutions have been oversubscribed. There can be no assurance that a subscriber in the offering will have his or her subscription filled. If insufficient shares of Common Stock are available in the first or third categories, the Association will allocate shares in such a manner that will allow Eligible Account Holders or Supplemental Eligible Account Holders to purchase the lesser of 100 shares or the amount subscribed for.

Q:       WILL SHARES BE OFFERED TO ANYONE OTHER THAN PERSONS WITH SUBSCRIPTION
         RIGHTS?

A: If persons with subscription rights do not subscribe for all of the shares offered, the remaining shares will be offered to certain members of the general public in a community offering, with a preference for natural persons residing in Westchester County.

Q: WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER OR NOT TO BUY COMMON STOCK?

A: Before you decide to purchase Common Stock, you should read the entire Prospectus, including the Risk Factors section on pages _____ of the Prospectus.

Q: AS A DEPOSITOR OR BORROWER OF THE ASSOCIATION, WHAT WILL HAPPEN IF I DO NOT ORDER ANY COMMON STOCK?

A: You presently have membership rights in the Association, which include the right to elect directors and vote on certain other matters. However, once the Reorganization is completed these membership rights in the Association will be converted into membership rights in the Mutual Holding Company, regardless of whether or not you purchase Common Stock. You will retain your membership rights in the Mutual Holding Company so long as your existing borrowings from the Association remain outstanding, or so long as you remain a depositor of the Association. If you purchase Common Stock, you will also have voting rights in the Company, but such rights will depend on the amount of Common Stock that you own and not on your deposit account or lending relationship at the Association. YOU ARE NOT REQUIRED TO PURCHASE COMMON STOCK. YOUR DEPOSIT ACCOUNT, CERTIFICATE ACCOUNTS AND ANY LOANS YOU MAY HAVE WITH THE ASSOCIATION WILL NOT BE AFFECTED BY THE REORGANIZATION.

Q:       WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE OFFERING?

A: In order to make an informed investment decision, you should read this entire Prospectus. This question and answer section highlights selected information and may not contain all of the information that is important to you. In addition, you may contact:

                             STOCK CONVERSION CENTER
                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

                           MAMARONECK, NEW YORK 10543
                                 (914) ________

         SELLING OR ASSIGNING YOUR SUBSCRIPTION RIGHTS IS ILLEGAL. ALL PERSONS EXERCISING THEIR SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT THEY ARE PURCHASING SHARES SOLELY FOR THEIR OWN ACCOUNT AND THAT THEY HAVE NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE ASSOCIATION INTENDS TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT IT BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS. ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS WILL NOT BE HONORED. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION.

                                     SUMMARY

         This summary highlights selected information from this Prospectus and does not contain all the information that you need to know before making an informed investment decision. To understand the Offering fully, you should read the entire Prospectus carefully, including the financial statements and the notes to the financial statements of Sound Federal Savings and Loan Association. Certain financial information contained in the Prospectus has been derived from the audited financial statements of Sound Federal Savings and Loan Association.

         You should note as you read this Prospectus that at times capitalized terms are used. These capitalized terms are generally defined in the glossary that is at the end of this Prospectus. Defined terms are used to help you differentiate between the various components of the transaction, to simplify the discussion and to avoid unnecessary repetition by not having to define or describe a term each time it is used. For example, to avoid confusion, all of the steps that are part of the transactions described in this Prospectus are referred to as the "Reorganization," and the offer and sale of 45% of the Company's Common Stock is referred to as the Offering. References to the "Association" refer to Sound Federal Savings and Loan Association. References to "Company" refer to Sound Federal Bancorp, and references to the "Mutual Holding Company" refer to Sound Federal, MHC. To further assist you in reading this Prospectus, in addition to including a glossary, each term defined in the glossary is also defined the first time that it is used in the Prospectus.

THE REORGANIZATION AND OFFERING

         The Reorganization involves a number of steps, including the following:

         - The Association will establish the Company and the Mutual Holding Company, neither of which will have any assets prior to the completion of the Reorganization.

         - The Association will convert from the mutual form of organization to the capital stock form of organization and issue 100% of its capital stock to the Company.


         - The Company will issue between 5,006,500 and 6,773,500 shares of its Common Stock in the Reorganization; 53% of these shares (or between 2,653,545 shares and 3,590,090 shares) will be issued to the Mutual Holding Company, 2% (or between 100,030 shares and 135,335 shares) will be contributed to the Charitable Foundation and 45% (or between 2,252,925 shares and 3,048,075 shares) will be offered for sale in the Offering.


         - Membership interests that depositors had in the Association will become membership interests in the Mutual Holding Company. As a result, members of the Association who controlled 100% of the votes eligible to be cast by members prior to the Reorganization will control 100% of the votes eligible to be cast by members of the Mutual Holding Company immediately after the Reorganization, and will through the Mutual Holding Company, control 53% of the votes eligible to be cast by the Company's stockholders immediately following the reorganization.

DESCRIPTION OF THE MUTUAL HOLDING COMPANY STRUCTURE

         The mutual holding company structure differs in significant respects from the savings and loan holding company structure that is used in a standard mutual to stock conversion. A savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells only a minority of its shares at the time of the reorganization and offering. By doing so, a converting institution will raise less than half the capital that would be raised in a "standard" mutual-to-stock conversion. The shares that are issued to the Mutual Holding Company may be subsequently offered for sale to the Association's depositors and others if the mutual holding organization. See "Conversion of the Mutual Holding

Company to the Stock Form of Organization." In addition, because the Mutual Holding Company will control a majority of the Company's Common Stock, the Reorganization and Offering will permit the Association to become a stock company without a loss of control that may occur after a standard conversion from mutual to stock form.

         Because the Mutual Holding Company is a mutual corporation, its actions will not necessarily always be in the interests of the Company's stockholders. In making business decisions, the Mutual Holding Company's Board of Directors will consider a variety of constituencies, including the depositors of the Association, the employees of the Company and the Association, and the communities in which the Association operates. As the majority stockholder of the Company, the Mutual Holding Company is also interested in the continued success and profitability of the Association and the Company. Consequently, the Mutual Holding Company will act in a manner that furthers the general interest of all of its constituencies, including, but not limited to, the interest of the stockholders of the Company. The interests of the stockholders of the Company and those of the Mutual Holding Company's other constituencies will be the same in many circumstances, such as the ongoing profitability of the Company and Association and continued service to the communities in which the Association operates.

CONVERSION OF THE MUTUAL HOLDING COMPANY TO THE STOCK FORM OF ORGANIZATION

         OTS regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization. There can be no assurance that such a transaction will ever occur, and the Board of Directors has no current intention or plan to undertake such a transaction. If the Mutual Holding Company were to convert to the capital stock form of organization, eligible depositors would receive the right to subscribe for additional shares of the new stock holding company that would be formed in the transaction. In such a transaction, each share of Common Stock outstanding and held by persons other than the Mutual Holding Company would be converted automatically into shares of common stock of the new stock holding company. The number of shares that each stockholder would receive would be determined pursuant to an exchange ratio that ensures that after the transaction, subject to an adjustment to reflect any dividends that the Mutual Holding Company may have waived and any assets that the Mutual Holding Company may have other than common stock of the Company, the percentage of the to-be outstanding shares of the new stock holding company received by such stockholder in exchange for his/her Common Stock, equals the percentage of the outstanding shares of Common Stock owned by such stockholder immediately prior to the conversion transaction.

THE COMPANIES

                               Sound Federal, MHC
                              300 Mamaroneck Avenue
                           Mamaroneck, New York 10543
                                 (914) 698-6400

         The Mutual Holding Company is not currently an operating company and has not engaged in any business to date. Upon completion of the Reorganization, the Mutual Holding Company will be chartered under Federal law and will own 53% of the outstanding Common Stock of the Company. So long as the Mutual Holding Company exists, it will own at least 50.1% of the Company's voting stock. Following completion of the Reorganization, persons who were members of the Association will become members of the Mutual Holding Company, so long as their existing borrowings from the Association remain outstanding or they continue to maintain a deposit account with the Association.

                              Sound Federal Bancorp
                              300 Mamaroneck Avenue
                           Mamaroneck, New York 10543
                                 (914) 698-6400


         The Company is not currently an operating company and has not engaged in any business to date. The Company will be chartered under Federal law and will own 100% of the common stock of the Association. The Company will sell 45% of its Common Stock in the Offering, contribute 2% of its Common Stock to the Charitable Foundation and issue the remaining 53% of the Common Stock to the Mutual Holding Company.


                   Sound Federal Savings and Loan Association
                              300 Mamaroneck Avenue
                           Mamaroneck, New York 10543
                                 (914) 698-6400

         The Association was organized as a New York chartered savings bank in 1891 and became a federally chartered savings association in 1934. The Association is a community-oriented federal mutual savings association, providing banking and financial services to individuals, families and small businesses from its main office in Mamaroneck and branch offices in Harrison and Rye Brook, New York. Historically, the Association has emphasized residential mortgage lending. At March 31, 1998, the Association had total assets of $254.7 million, total deposits of $219.9 million, and retained earnings of $31.9 million. See pages _____ to _____.

THE OFFERING


         The Company is offering for sale between 2,252,925 and 3,048,075 shares of its Common Stock, par value $0.10 per share (the "Common Stock"), at a price of $10.00 per share. The Offering may be increased to 3,505,286 shares without further notice to you if the estimated pro forma market value of the Common Stock (the "Independent Valuation") is increased as a result of changes in market or financial conditions prior to the completion of the Offering. The shares sold in the Offering will represent a minority ownership interest of 45% of the shares of Common Stock of the Company which, together with the 2% of the shares of Common Stock to be contributed to the Charitable Foundation, will constitute the "Minority Ownership Interest". The remaining 53% of the shares of Common Stock of the Company will be issued to the Mutual Holding Company.


STOCK PURCHASE PRIORITIES

         The Common Stock is being offered for sale in the following order of priority in a Subscription Offering:

         (i) the Association's Eligible Account Holders (holders of deposit accounts totaling $50 or more as of March 31, 1997);

         (ii) the Association's tax-qualified employee benefit plans, including the Association's ESOP;

         (iii) the Association's Supplemental Eligible Account Holders (holders of deposit accounts totaling $50 or more as of June 30, 1998);

         (iv) depositors and borrowers of the Association as of the Voting Record Date who are not Eligible Account Holders or Supplemental Eligible Account Holders; and

         (v)      employees, officers and directors of the Association.

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering and a Syndicated Community Offering. See pages _____ to _____. Sandler O'Neill will assist in selling the Common Stock on a best efforts basis.



THE OFFERING RANGE AND OFFERING PRICE PER SHARE

         FinPro, Inc. ("FinPro"), an appraisal firm independent of the Association and experienced in appraisals of savings associations, has estimated that in its opinion, as of June 12, 1998, the aggregate pro forma market value of the Company and the Association ranged from $50.1 million to $67.7 million (the "Estimated Valuation Range") with a midpoint of $58.9 million. The Company is offering to sell 45% of its Common Stock in the Offering and, based on the Independent Valuation, 45% of the Common Stock ranged in value from $22.5 million to $30.5 million, with a midpoint of $26.5 million (the "Offering Range"). The Company is offering its Common Stock for sale at $10.00 per share, representing 2,252,925 shares and 3,048,075 shares at the minimum and maximum of the Offering Range, respectively, with a midpoint of 2,650,500 shares. The $10.00 per share offering price was determined in consultation with Sandler O'Neill and represents the price most commonly used in initial public stock offerings involving financial institutions. The Independent Valuation was based in part upon the Association's financial condition and operations and the effect of the additional capital raised by the sale of Common Stock in the Offering. In addition to the 2,252,925 to 3,048,075 shares to be sold in the Offering, between 2,653,545 and 3,590,090 shares will be issued to the Mutual Holding Company, which will represent 53% of the outstanding shares of Common Stock and 100,030 to 135,335 shares will be contributed to the Charitable Foundation, which represents 2% of the outstanding shares of Common Stock. The Independent Valuation will be updated prior to the completion of the Offering. If the Independent Valuation increases, there will be a corresponding change in the total number of shares issued to the Mutual Holding Company in the Reorganization and sold to subscribers in the Offering, but the percentage of shares of the Company's Common Stock owned by the Mutual Holding Company and the Minority Stockholders will not change as a result of a change in the Independent Valuation. If the Independent Valuation increases by 15%, or up to $77,895,250, the number of shares sold in the Offering will, subject to OTS approval, increase to 3,505,286 shares and the number of shares issued to the Mutual Holding Company will increase to 4,128,604 shares. Prospective purchasers will be given the opportunity to change or withdraw their purchase orders only if the Estimated Valuation Range decreases below the minimum or increases by more than 15% above the maximum of such range, or if fewer than 2,252,925 shares or more than 3,505,286 shares are sold in the Offering. See pages _____ to _____.

TERMINATION OF THE OFFERING

         The Subscription Offering will terminate at ________ ___, New York time, on ___________, 1998. The Community Offering, if one is held, is expected to begin immediately after the termination of the Subscription Offering, but may begin at any time during the Subscription Offering. The Community Offering may terminate on or after __________, 1998, but in any event, no later than __________, 1998, without OTS approval.

BENEFITS TO MANAGEMENT AND EMPLOYEES FROM THE OFFERING


         The Company intends to implement for the benefit of the employees, directors and officers of the Company and the Association the ESOP, a stock option plan ("Stock Option Plan") and a stock award plan ("Stock Award Plan"). These benefit plans would result in employees, officers and directors being eligible to receive in the aggregate 583,110 shares of Common Stock (at the midpoint of the Offering Range). Assuming that the Stock Option Plan and Stock Award Plan were funded from shares purchased in the open market, employees, directors and officers would own 22% of the outstanding Minority Ownership Interest, inclusive of ESOP shares but exclusive of other shares such persons may have acquired individually. Full-time employees of the Association will participate in an ESOP, which is a form of retirement plan, that will purchase shares of Common Stock. The ESOP intends to purchase up to 8% of the Minority Ownership Interest. The estimated cost to fund the ESOP is $1.9 million at the minimum of the Offering Range and $2.5 million at the maximum of the Offering Range. A portion of the net proceeds of the

Offering will be used to fund the purchase of shares for the ESOP. The Stock Award Plan may award up to 4% of the Minority Ownership Interest to executive officers and directors of the Association at no cost to them, if the Stock Award Plan is adopted within one year after the completion of the Offering. If the Stock Award Plan is adopted later than one year after the completion of the Offering, up to 5% of the Minority Ownership Interest may be granted, subject to stockholder approval. The Stock Option Plan may grant options for the purchase of Common Stock up to 10% of the Minority Ownership Interest to employees, officers and directors of the Association. Stock awards and stock options would be granted at fair market value. Shares of Common Stock awarded under the Stock Award Plan will be at no cost to the recipient, and in the aggregate will have a value of $941,000 at the minimum of the Offering Range and $1.5 million at the adjusted maximum of the Offering Range, assuming a value of $10 per share. The Stock Award Plan and Stock Option Plan may not be adopted until at least six months after the completion of the Reorganization, and are subject to shareholder approval and compliance with OTS regulations. See pages _____ to _____.



         The following table presents the dollar value of the shares to be granted pursuant to the proposed stock benefit plans and the percentage of the Company's outstanding Common Stock which will be represented by these shares.



                                                                  PERCENTAGE OF
                                                 VALUE OF          OUTSTANDING
                                             SHARES GRANTED(1)     COMMON STOCK
                                               -----------         -----------
BENEFIT PLAN:
ESOP......................................     $ 2,214,546                3.76%
Stock Award Plan..........................       1,107,273                1.88
Stock Option Plan.........................              -- (2)           10.04
                                               -----------         -----------
                                               $ 3,321,819                9.69%
                                               ===========         ===========

----------

(1) Assumes shares are granted at $10.00 per share and that shares are sold in the Offering at the midpoint of the Offering Range.



(2) Recipients of stock options realize value only in the event of an increase in the price of the Common Stock of the Company following the date of grant of the stock options. Options to purchase 276,830 shares at the midpoint of the Offering Range may be granted should the Stock Option Plan be adopted by shareholders.


USE OF THE PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

         The Company will retain up to 50% of the net proceeds from the Offering and will contribute the remainder of the net proceeds to the Association. The Company intends to use part of the net proceeds to make a loan to the ESOP to fund its purchase of up to 8% of the Minority Ownership Interest. The remainder of the net proceeds will be used for general corporate purposes, and initially is expected to be invested in U.S. Government securities and other federal agency securities. See pages _____ to _____.


DIVIDENDS

         The Company does not initially intend to pay a dividend. Future decisions as to whether or not to declare dividends by the Company will depend upon a number of factors including investment opportunities available to the Company or the Association and the Company's financial condition and results of operations. If the Company decides to pay dividends on the Common Stock, the Mutual Holding Company may waive its receipt of cash dividends, subject to regulatory approval. See page _____.

THE CHARITABLE FOUNDATION


         In furtherance of its commitment to its local community, the Company intends to establish a Charitable Foundation as part of the Reorganization. Upon completion of the Reorganization, the Company will contribute 2% of its issued and outstanding shares of Common Stock to the Charitable Foundation. By forming the Charitable Foundation, the Company will recognize an expense equal to the value of the shares contributed, less applicable tax benefits, during the quarter in which the contribution is made, which is expected to be the calendar quarter ending December 31, 1998. Such expense will reduce earnings and have a material impact on the Company's earnings for such quarter and for the year ending March 31, 1999. See "Risk Factors--The Expense Effect of the Contribution of Shares to the Charitable Foundation," "Pro Forma Data," and "The Reorganization and Offering--Establishment of the Charitable Foundation--Structure of the Charitable Foundation." Due to the issuance of shares of Common Stock to the Charitable Foundation, persons purchasing shares of Common Stock will have their ownership and voting interest in the Company diluted by approximately 2.0%.


MARKET FOR THE COMMON STOCK


         The Company has never issued capital stock. The Company expects that the Common Stock will be quoted on the Nasdaq National Market under the symbol "SFFS", but there can be no assurance that an active and liquid trading market in the Common Stock will develop or be maintained. The requirements for listing include a minimum number of publicly traded shares, market makers and record holders, and a minimum market capitalization. Sandler O'Neill has indicated its intention to make a market in the Common Stock, subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements, although Sandler O'Neill is not required to do so. If you purchase shares, you may not be able to sell them when you want to at a price that is equal to or more than the price you paid. See pages _____ to _____.


PROHIBITION ON TRANSFER OF SUBSCRIPTION RIGHTS

         SELLING OR ASSIGNING YOUR SUBSCRIPTION RIGHTS IS ILLEGAL. IF YOU EXERCISE YOUR SUBSCRIPTION RIGHTS YOU WILL BE REQUIRED TO CERTIFY THAT YOU ARE PURCHASING SHARES SOLELY FOR YOUR OWN ACCOUNT AND THAT YOU HAVE NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE ASSOCIATION INTENDS TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THE ASSOCIATION BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS, AND THE ASSOCIATION WILL NOT HONOR ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUCH RIGHTS. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OTS.


IMPORTANT RISKS IN PURCHASING AND OWNING THE COMMON STOCK

         Before you decide to purchase Common Stock in the Offering, you should read the Risk Factors section on pages _____ of this Prospectus, in addition to the other sections of this Prospectus.

                      SELECTED FINANCIAL AND OTHER DATA OF
                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

         The following selected historical financial data at and for each of the years in the five-year period ended March 31, 1998 is derived in part from the audited financial statements of the Association. The following selected financial data of the Association is qualified in its entirety by, and should be read in conjunction with, the financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                                                                AT MARCH 31,
                                                            ----------------------------------------------------
                                                              1998       1997       1996       1995       1994
                                                            ---------  ---------  --------   --------   --------
                                                                               (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
   Total assets...........................................  $ 254,749  $ 242,983  $230,026   $214,225   $204,283
   Loans, net.............................................    128,558    121,617   113,532    108,584    104,127
   Mortgage-backed securities:(1)
     Held to maturity.....................................     53,421     52,901    48,307     40,046         --
     Held for investment..................................         --         --        --         --     36,332
   Other securities(1):
     Held to maturity.....................................     11,477     10,452    11,184     13,005         --
     Held for investment..................................         --         --        --         --     12,013
     Available for sale...................................      2,994      1,995     1,994      1,986         --
   Deposits...............................................    219,913    211,223   200,611    186,951    179,980
   Equity.................................................     31,901     29,017    26,726     24,325     21,591

                                                                         YEARS ENDED MARCH 31,
                                                           ----------------------------------------------------
                                                              1998       1997       1996       1995       1994
                                                            ---------  ---------  --------   --------   --------
                                                                               (IN THOUSANDS)
SELECTED OPERATING DATA:
   Interest and dividend income...........................  $  17,618  $  16,637  $ 15,732   $ 14,033   $ 13,429
   Interest expense.......................................      8,743      7,917     7,848      5,594      5,278
                                                            ---------  ---------  --------   --------   --------
     Net interest income..................................      8,875      8,720     7,884      8,439      8,151
   Provision for loan losses..............................        155        146        98         82         82
                                                            ---------  ---------  --------   --------   --------
     Net interest income after provision for loan
           losses.........................................      8,720      8,574     7,786      8,357      8,069
   Noninterest income.....................................        186        301       208        201        236
   Noninterest expense (excluding special assessment).....      3,956      4,028     3,865      3,526      3,311
   SAIF special assessment(2).............................         --      1,232        --         --         --
                                                            ---------  ---------  --------   --------   --------
     Income before income tax expense.....................      4,950      3,615     4,129      5,032      4,994
   Income tax expense.....................................      2,065      1,325     1,732      2,290      2,149
                                                            ---------  ---------  --------   --------   --------
     Net income...........................................  $   2,885  $   2,290  $  2,397   $  2,742   $  2,845
                                                            =========  =========  ========   ========   ========

                                                        (footnotes on next page)

                                                                                                AT OR FOR THE
                                                                                             YEAR ENDED MARCH 31,
                                                                             --------------------------------------------------
                                                                              1998       1997       1996       1995       1994
                                                                             ------     ------     ------     ------     ------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
  PERFORMANCE RATIOS:
     Return on assets (ratio of net income to average total
           assets)(3)................................................          1.16%      0.97%      1.09%      1.33%      1.47%
     Return on equity (ratio of net income to average equity)(3) .....         9.47       8.17       9.35      11.89      14.08
     Average interest rate spread(3)(4) ..............................         3.29       3.42       3.31       3.91       4.10
     Net interest margin(3)(5) .......................................         3.69       3.78       3.68       4.23       4.34
     Efficiency ratio(6) .............................................        43.66      44.65      47.76      40.81      39.48
     Noninterest expense to average total assets(3)(7) ...............         1.60       2.22       1.75       1.71       1.71
     Average interest-earning assets to average interest-bearing
       liabilities(3) ................................................       110.98     110.51     110.04     109.40     108.40

  ASSET QUALITY RATIOS:
     Nonperforming assets to total assets ............................         0.82       0.98       1.37       1.17       0.87
     Nonperforming loans to total loans ..............................         1.50       1.83       2.65       2.04       1.63
     Allowance for loan losses to nonperforming loans ................        50.26      37.32      23.48      29.03      33.08
     Allowance for loan losses to total loans ........................         0.75       0.68       0.62       0.59       0.54

  CAPITAL RATIOS:
     Equity to total assets at end of period .........................        12.52      11.94      11.62      11.35      10.57
     Average equity to average assets for the period .................        12.29      11.82      11.60      11.20      10.43

  OTHER DATA:
     Number of full-service offices ..................................            3          3          3          3          3


----------
(1) The Association has classified its securities as "held to maturity" or "available for sale" since April 1, 1994, when it adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Prior thereto, all securities were classified as "held for investment."

(2) Represents the Association's share of a special assessment imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund (the "SAIF"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Results of Operations for the Years Ended March 31, 1998 and 1997."

(3) Ratio is based on average monthly balances during the indicated periods.

(4) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(5) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(6) The efficiency ratio represents noninterest expense (other than the special assessment described in note (2) in fiscal 1997) divided by the sum of net interest income and noninterest income.

(7) Excluding the SAIF special assessment described in note (2), the ratio of noninterest expense to average total assets for fiscal 1997 was 1.70%.

                               RECENT DEVELOPMENTS




         The following tables set forth certain financial and other information of the Association for the periods and as of the dates indicated. The financial data as of March 31, 1998 has been derived in part from the audited financial statements of the Association and notes thereto presented elsewhere in the Prospectus. The financial data as of June 30, 1998 and 1997 and for the three-month periods then ended has been derived in part from unaudited financial statements of the Association which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of such information. The results of operations for the three months ended June 30, 1998 are not necessarily indicative of the results of operations which may be expected for the year ending March 31, 1999.



                                                                                   At              At
                                                                             June 30, 1998   March 31, 1998
                                                                                --------        --------
                                                                                     (In Thousands)

Selected Financial Condition Data:
  Total assets ............................................................     $256,753        $254,749
  Loans, net ..............................................................      130,503         128,558
  Mortgage-backed securities held to maturity .............................       53,489          53,421
  Other securities:
    Held to maturity ......................................................       12,046          11,477
    Available for sale ....................................................        2,998           2,994
Deposits ..................................................................      222,200         219,913
Equity ....................................................................       32,644          31,901


                                                                              Three Months Ended June 30,
                                                                              ---------------------------
                                                                                  1998            1997
                                                                                --------        --------
                                                                                    (In Thousands)
Selected Operating Data:
  Interest and dividend income ............................................     $  4,544        $  4,345
  Interest expense ........................................................        2,256           2,125
                                                                                --------        --------
    Net interest income ...................................................        2,288           2,220
  Provision for loan losses ...............................................           81              37
                                                                                --------        --------
    Net interest income after provision for loan losses ...................        2,207           2,183
  Noninterest income ......................................................           50              55
  Noninterest expense .....................................................          994             931
                                                                                --------        --------
    Income before income tax expense ......................................        1,263           1,307
  Income tax expense ......................................................          517             545
                                                                                --------        --------
    Net income ............................................................     $    746        $    762
                                                                                ========        ========

                                                                          At or for the Three Months Ended June 30,
                                                                          -----------------------------------------
                                                                                  1998            1997
                                                                                --------        --------
Selected Financial Ratios and Other Data:
  Performance Ratios (1):
    Return on assets (ratio of net income to average total assets) ........         1.17%           1.25%
    Return on equity (ratio of net income to average equity) ..............         9.24           10.41
    Average interest rate spread ..........................................         3.28            3.35
    Net interest margin ...................................................         3.70            3.73
    Efficiency ratio ......................................................        42.51           40.92
    Noninterest expense to average total assets ...........................         1.56            1.52
    Average interest-earning assets to average interest-bearing
      liabilities..........................................................       111.30          110.70

  Asset Quality Ratios:
    Nonperforming assets to total assets ..................................         0.62            1.06
    Nonperforming loans to total loans ....................................         1.11            2.00
    Allowance for loan losses to nonperforming loans ......................        72.30           35.44
    Allowance for loan losses to total loans ..............................         0.81            0.71

                                                                       At or for the Three Months Ended June 30,
                                                                                  1998            1997
                                                                                --------        --------
Capital Ratios:
  Equity to total assets at end of period .................................        12.71%          12.09%
  Average equity to average assets for the period .........................        12.66           11.96

Other Data:
  Number of full-service offices ..........................................            3               3



----------
(1) Where applicable, ratios for the three-month periods were annualized and computed based on the monthly average balances.



REGULATORY CAPITAL



The table below sets forth the Association's regulatory capital at June 30, 1998:



                                                                                 AMOUNT         PERCENT
                                                                                --------        --------
                                                                                 (Dollars in Thousands)
Equity under generally accepted accounting principles .....................     $ 32,644           12.71%
                                                                                --------        --------
Tangible capital ..........................................................     $ 32,644           12.71%
Tangible capital requirement ..............................................        3,851            1.50
                                                                                --------        --------
Excess ....................................................................     $ 28,793           11.21%
                                                                                --------        --------
Core capital ..............................................................     $ 32,644           12.71%
Core capital requirement ..................................................        7,703            3.00
                                                                                --------        --------
Excess ....................................................................     $ 24,941            9.71%
                                                                                --------        --------
Risk-based capital ........................................................     $ 33,709           35.33
Risk-based capital requirement ............................................        7,634            8.00
                                                                                --------        --------
Excess ....................................................................     $ 26,075           27.33%
                                                                                ========        ========



COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND MARCH 31, 1998



         ASSETS. Total assets increased $2.0 million or 0.8% to $256.7 million at June 30, 1998 as compared to $254.7 million at March 31, 1998. This increase is primarily a result of a $1.9 million increase in net loans to $130.5 million at June 30, 1998 from $128.6 million at March 31, 1998. In addition, securities held to maturity increased slightly to $65.5 million at June 30, 1998 from $64.9 million at March 31, 1998.



         LIABILITIES. Deposits totaled $222.2 million at June 30, 1998, representing an increase of $2.3 million compared to $219.9 million at March 31, 1998.



         EQUITY. Total equity increased $743,000 to $32.6 million at June 30,1998 as compared to $31.9 million at March 31, 1998. This increase was primarily due to net income of $746,000 for the quarter ended June 30, 1998.



COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997



         NET INCOME. Net income was $746,000 for the three months ended June 30, 1998 as compared to $762,000 for the three months ended June 30, 1997. The $16,000 decrease in net income is due primarily to a $63,000 increase in noninterest expenses to $994,000 and a $44,000 increase in the provision for loan losses to $81,000, partially offset by a $68,000 increase in net interest income to $2.3 million and a $28,000 decrease in income tax expense to $517,000.



         INTEREST INCOME. Interest income increased $199,000 or 4.6% to $4.5 million for the three months ended June 30, 1998 as compared to $4.3 million for the same period in 1997. This increase was due to a $9.7 million increase in the average balance of interest-earning assets to $247.6 million and a 3 basis point increase in the average yield on interest-earning assets to 7.34%.

         Interest income on loans totaled $2.7 million for the three months ended June 30, 1998 as compared to $2.5 million for the same period in 1997. This $189,000 or 7.4% increase was due to an $8.2 million increase in the average balance of loans to $129.9 million and a 6 basis point increase in the yield earned to 8.43%.



         Interest income on mortgage-backed securities remained virtually unchanged at $873,000 for the three months ended June 30, 1998 as compared to $872,000 for the same period in 1997. The average balance of mortgage-backed securities amounted to $53.6 million for the 1998 period as compared to $53.0 million for the 1997 period. The increase in the average balance was offset by a 7 basis point decrease in the average yield to 6.51% for the three months ended June 30, 1998 as compared to the three months ended June 30, 1997. Interest income on federal funds sold increased $17,000 or 3.6% to $494,000 for the three months ended June 30, 1998 as compared to $477,000 for the three months ended June 30, 1997. This increase is due to an $850,000 increase in the average balance of federal funds sold to $35.0 million and a 6 basis point increase in the yield earned to 5.65%.



         Interest income on certificates of deposit decreased $11,000 to $178,000 for the three months ended June 30, 1998 as compared to $189,000 for the three months ended June 30, 1997. For these periods, the average balances of certificates of deposit were $11.6 million and $12.4 million, respectively, and the average yields earned were 6.12% and 6.09%, respectively.



         INTEREST EXPENSE. Interest expense amounted to $2.3 million for the three months ended June 30, 1998 as compared to $2.1 million for the same period in 1997. The $131,000 or 6.2% increase was due to a $7.6 million increase in the average balance of interest-bearing liabilities to $222.5 million. The average cost of interest-bearing liabilities increased from 3.96% to 4.06%. The increase in the average balance of interest-bearing liabilities is due primarily to an $8.3 million increase in certificates of deposit to $120.4 million for the three months ended June 30, 1998 as compared to the same period in 1997. Interest expense on certificates of deposit totaled $1.6 million for three months ended June 30, 1998 as compared to $1.5 million for the same period in the prior year. In addition to the increase in the average balances, the average cost of certificates of deposit increased 8 basis points to 5.36%. Certificates of deposit comprised 54.1% of the average interest-bearing liabilities during the three months ended June 30, 1998 as compared to 52.2% for the same period in 1997, reflecting growth in certificate accounts attributable to the Association's marketing efforts. Total interest expense on other deposit accounts (passbook, club, money market and NOW accounts) totaled $632,000 for the three months ended June 30, 1998 as compared to $635,000 for the same period in 1997. For these periods, the average balances of such accounts amounted to $100.5 million and $101.2 million, respectively, and the average cost was 2.52% for both periods.



         NET INTEREST INCOME. Net interest income amounted to $2.3 million and $2.2 million for the three months ended June 30, 1998 and 1997, respectively. For these periods, the Association's average interest rate spread was 3.28% and 3.35%, respectively, and the net interest margin was 3.70% and 3.73%, respectively. The ratio of average interest-earning assets to average interest-bearing liabilities was 111.30% and 110.70% for the three months ended June 30, 1998 and 1997, respectively.



         PROVISION FOR LOAN LOSSES. The provision for loan losses was $81,000 and $37,000 for the three months ended June 30, 1998 and 1997, respectively. Provisions for loans losses represent charges to income in order to maintain the allowance for loan losses at a level which is adequate to cover probable losses inherent in the existing loan portfolio. The allowance for loan losses was $1.06 million or 0.8% of total loans at June 30, 1998, compared to $984,000 or 0.75% at March 31, 1998 and $881,000 or 0.71% at June 30, 1997. The increases in the allowance for loan losses were made in light of the continued growth in the loan portfolio and management's ongoing assessment of the inherent risk in the portfolio. Management regularly reviews the Association's loan portfolio and makes provisions for loan losses in order to maintain the adequacy of the allowance. At June 30, 1998, the allowance for loan losses as a percentage of total nonperforming loans was 72.30%, compared to 50.26% at March 31, 1998 and 35.44% at June 30, 1997.

         NONINTEREST INCOME. Non-interest income totaled $50,000 and $55,000 for the three months ended June 30, 1998 and 1997, respectively. Noninterest income primarily consists of service charges and fees.



         NONINTEREST EXPENSE. Noninterest expense amounted to $994,000 for the three months ended June 30, 1998 as compared to $931,000 for the same period in 1997, representing a $63,000 increase. Compensation and benefits increased $30,000 to $542,000 for the three months ended June 30, 1998 as compared to the three months ended June 30, 1997. For those same periods, other noninterest expense increased $69,000 and occupancy equipment expense decreased $46,000.



         INCOME TAX EXPENSE. Income tax expense was $517,000 and $545,000 for the three months ended June 30, 1998 and 1997, respectively. The effective tax rates for these periods were 40.9% and 41.7%, respectively.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment in the Common Stock.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT

         The Association's profitability, like that of most financial institutions, depends substantially on its net interest income, which is the difference between the interest income earned on interest-earning assets (such as loans and securities) and the interest expense paid on interest-bearing liabilities (such as deposits). The Association's net interest income is affected primarily by market interest rates and the amount, maturity and yield on the Association's interest-earning assets relative to the amount, maturity and cost of its interest-bearing liabilities. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income and interest rate spread would be adversely affected by material and prolonged increases in interest rates.


         The Association's primary lending activity is the origination of fixed rate mortgage loans with terms of up to 30 years, and a substantial percentage of the Association's interest-earning assets have longer effective maturities than its interest-bearing liabilities. Accordingly, an increase in interest rates generally would result in a decrease in the Association's average interest rate spread and net interest income. During the year ended March 31, 1998, the Association originated $28.6 million of loans with fixed rates of interest, which represented 99.0% of all loans originated by the Association during the year. Furthermore, at March 31, 1998, $124.0 million, or 95.1%, of the Association's loan portfolio consisted of fixed rate loans. The Association has sought to increase the interest rate sensitivity of its interest-earning assets by investing in adjustable rate mortgage-backed securities. In addition, management has sought to protect the Association from increases in interest rates by investing a significant portion of the Association's assets in shorter term investment securities and in liquid federal funds sold and certificates of deposit at other financial institutions. At March 31, 1998, the Association held $52.2 million in adjustable rate mortgage-backed securities, which represented 20.5% of total assets and $8.0 million in other securities with terms of five years or less, which represented 3.1% of total assets. Moreover, at March 31, 1998, the Association had invested $47.9 million, or 18.8% of total assets, in federal funds sold and in short-term certificates of deposit. By investing in short-term, liquid securities the Association believes it is better positioned to react to increases in market interest rates. However, investments in shorter term securities generally bear lower yields than longer term investments. These strategies may result in the Association receiving less interest income than could be obtained by investing in longer term fixed rate loans. The Association has also emphasized offering certificate of deposit accounts which mature in two years or less. At March 31, 1998, the Association had $108.9 million in certificate of deposit accounts with remaining terms to maturity of one year or less. By emphasizing short-term certificate of deposit accounts the Association may, in a rising interest rate environment, experience an increased cost of funds in order to retain maturing certificates of deposit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk-Interest Rate Risk."


         Changes in interest rates can also affect the average life of loans and mortgage-backed securities. Relatively lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers have refinanced their mortgages to reduce their borrowing costs. Under these circumstances, the Association is subject to risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities. Moreover, volatility in interest rates can also result in the flow of funds away from the Association into investments such as U.S. Government and corporate securities and other investments that generally pay higher rates of return than the rates paid on deposits by savings institutions.

POSSIBLE INCREASE IN INDEPENDENT VALUATION AND NUMBER OF SHARES SOLD - DILUTION OF OWNERSHIP INTERESTS OF PURCHASERS

         As a result of changes in market and economic conditions, the Independent Valuation may increase when it is updated at the conclusion of the Offering, and, in such event, the number of shares to be sold in the Offering will increase. INVESTORS WILL NOT BE RESOLICITED UNLESS THE INDEPENDENT VALUATION INCREASES BY MORE THAN 15%, OR TO MORE THAN $77,895,250, OR THE NUMBER OF SHARES SOLD IN THE OFFERING INCREASES BY MORE THAN 15%, OR TO MORE THAN 3,505,286 SHARES. If the Independent Valuation increases, then the interests of those who purchase shares in the Offering will be diluted because more shares will be outstanding at the conclusion of the Offering. See "Pro Forma Data" and "The Reorganization and Stock Offering--Stock Pricing and Number of Shares to be Issued."

REDUCED RETURN ON EQUITY AFTER REORGANIZATION


         Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Association's equity as a percentage of assets will significantly increase as a result of the net proceeds received in the Offering. The Association anticipates that it will take time to prudently deploy the capital raised in the Offering. Consequently, the Company's post-Reorganization return on equity is expected to be less than the average return on equity for publicly traded thrift institutions and their holding companies. See "Selected Financial and Other Data of Sound Federal Savings and Loan Association" for numerical information regarding the Association's historical return on equity and "Capitalization" for a discussion of the Company's estimated pro forma consolidated capitalization as a result of the Reorganization and Offering. In addition, the expenses associated with the ESOP and the Stock Award Plan (see "Pro Forma Data"), along with other ongoing post-Reorganization expenses, are expected to contribute initially to reduced earnings. In the short term, the Association will have difficulty in improving its interest rate spread and thus the return on equity to stockholders. Consequently, for the foreseeable future, investors should not expect a return on equity that will meet or exceed the average return on equity for publicly traded thrift institutions, and no assurances can be given that this goal can be attained.



THE EXPENSE AND DILUTIVE EFFECT OF THE CONTRIBUTION OF SHARES TO THE CHARITABLE FOUNDATION



         Pursuant to the Plan of Reorganization, we intend to establish a Charitable Foundation in connection with the Reorganization. In addition to the shares to be sold to depositors and the public, the Company intends to contribute shares to the Charitable Foundation equal to 2% of the shares outstanding after the Offering, or 117,682 shares at the midpoint of the Offering, which contribution would have a value equal to $1,176,820 based upon the Common Stock's initial offering price of $10.00 per share. Due to the issuance of shares of Common Stock to the Charitable Foundation, persons purchasing shares in the Offering will have their voting and ownership interests in the Company diluted by approximately 2.0%. The contribution of Common Stock to the Charitable Foundation will have an adverse impact on the reported earnings of the Company in fiscal 1999, the fiscal year in which the Charitable Foundation is to be established and the contribution made. If the Charitable Foundation had been established at March 31, 1998, the Association would have reported net income of $2.2 million, compared to net income of $2.9 million actually reported for the year. Upon completion of the Reorganization, the Charitable Foundation will own approximately 2% of the total shares of the Common Stock to be issued and outstanding. The OTS has imposed a condition (which may be waived in certain circumstances) on its approval of the Reorganization that the shares held by the Charitable Foundation will be voted in the same ratio as all other shares of the Company as to any proposals considered by the stockholders. The establishment of the Charitable Foundation is subject to the approval of the Association's members. See "The Reorganization and Offering--Establishment of the Charitable Foundation."


CONTROL BY CURRENT DIRECTORS

         As the majority stockholder of the Company, the Mutual Holding Company will be able to elect all of the directors of the Company and direct its business and affairs. The Company will be controlled by its Board of

Directors which will consist initially of those persons who currently are directors of the Association. After the Reorganization, the initial Board of Directors of the Mutual Holding Company will also consist of those persons who currently are members of the Board of Directors of the Association. As a result, it is expected that the Board of Directors of the Mutual Holding Company will exercise control over the Mutual Holding Company and, consequently, may be capable of perpetuating the Board of Directors and management of the Mutual Holding Company, the Company and the Association. Executive officers and directors of the Company will own 2.5% of the Common Stock outstanding at the completion of the Offering (assuming shares are sold at the midpoint of the Offering Range and executive officers and directors receive all the shares for which they are expected to subscribe). Assuming shares are sold at the midpoint of the Offering Range and including shares held by the Mutual Holding Company, directors may control up to 55.5% of the Common Stock following the Offering. Such percentage may increase if the Stock Award Plan and Stock Option Plan are approved by the stockholders. THE PURCHASERS OF THE COMMON STOCK IN THE OFFERING WILL BE MINORITY STOCKHOLDERS OF THE COMPANY AND WILL HAVE LIMITED INFLUENCE IN ELECTING DIRECTORS OR OTHERWISE DIRECTING THE AFFAIRS OF THE COMPANY AS LONG AS THE MUTUAL HOLDING COMPANY REMAINS IN EXISTENCE. THE COMPANY'S FEDERAL CHARTER WILL PROHIBIT CUMULATIVE VOTING. THEREFORE, THE MUTUAL HOLDING COMPANY WILL HAVE THE POWER TO ELECT ALL THE DIRECTORS OF THE COMPANY. NO ASSURANCES CAN BE GIVEN THAT THE MUTUAL HOLDING COMPANY WILL NOT TAKE ACTION THAT INDIVIDUAL MINORITY STOCKHOLDERS BELIEVE TO BE CONTRARY TO THEIR INTERESTS.

WAIVER OF DIVIDENDS BY THE MUTUAL HOLDING COMPANY

         The Company does not initially intend to pay dividends on its Common Stock. However, in the event the Company pays cash dividends, the Mutual Holding Company may, if permitted by regulatory authorities, waive the receipt of such dividends if the Mutual Holding Company's board of directors determines that such waiver is in the best interests of the Mutual Holding Company. The Board of Directors of the Association, which will be the initial Board of Directors of the Mutual Holding Company, currently believes that it will be in the best interests of the Mutual Holding Company to waive the receipt of cash dividends. A waiver of cash dividends by the Mutual Holding Company will result in a greater likelihood that dividends will be paid to Minority Stockholders. There is no assurance that the Mutual Holding Company will waive the receipt of cash dividends, and any dividend waiver by the Mutual Holding Company will require the prior approval of the OTS.

MINORITY PUBLIC OWNERSHIP AND CERTAIN ANTI-TAKEOVER PROVISIONS

         VOTING CONTROL OF THE MUTUAL HOLDING COMPANY. Under OTS regulations and the Plan of Reorganization, a majority of the Company's voting shares must be owned by the Mutual Holding Company, and the Mutual Holding Company will own 53% of the Common Stock outstanding at the completion of the Offering. The Mutual Holding Company will be controlled by its executive officers and directors, who initially will consist of persons who are executive officers and directors of the Company. Assuming shares are sold at the midpoint of the Offering Range and including shares held by the Mutual Holding Company, executive officers and directors may control up to 55.5% of the Common Stock outstanding following the Offering. Such percentage may increase assuming the exercise of stock options granted pursuant to the Stock Option Plan and the awards of shares under the Stock Award Plan. The Mutual Holding Company will elect all members of the Board of Directors of the Company and, with certain exceptions, will control the outcome of matters presented to the stockholders of the Company for resolution by vote. The situations in which the Mutual Holding Company may not control the outcome of such vote include any stockholder vote to approve a restricted stock plan or stock option plan instituted within one year of the Offering (which would require the approval of a majority of the shares other than shares held by the Mutual Holding Company), any stockholder vote relating to the Mutual Holding Company's conversion from the mutual to the stock form of organization (which would require the approval of a majority of shares other than shares held by the Mutual Holding Company and of two-thirds of all shares including shares held by the Mutual Holding Company), the decision to contribute additional Common Stock to the Charitable Foundation (which must be approved by a majority of the Minority Stockholders) or any other stockholder vote in which the OTS may impose such a requirement. The Mutual Holding Company, acting through its Board of Directors, will be able to control the business and operations of the Company and the Association and will be able to prevent any challenge to the ownership or control of the Company by stockholders other than the Mutual Holding Company. Although OTS regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, there can be no assurance when, if ever, a conversion of the Mutual Holding Company will occur.

         PROVISIONS IN THE COMPANY'S AND THE ASSOCIATION'S GOVERNING INSTRUMENTS. In addition, certain provisions of the Company's Charter and Bylaws, particularly a provision limiting voting rights, as well as certain federal regulations will assist the Company in maintaining its status as an independent, publicly owned corporation. These provisions provide for, among other things, staggered boards of directors, no cumulative voting for directors, limits on the calling of special meetings of shareholders, and limits on the ability to vote Common Stock in excess of 10% of outstanding shares (except as to shares held by the Mutual Holding Company and the ESOP).

CONVERSION OF MUTUAL HOLDING COMPANY TO STOCK FORM - IMPACT OF WAIVED DIVIDENDS ON MINORITY STOCKHOLDERS AND LIMITATIONS ON STOCKHOLDER PURCHASES IN A CONVERSION TRANSACTION


         OTS regulations permit a mutual holding company to convert to stock form (a "Conversion Transaction"). The Plan provides that in a Conversion Transaction, the Mutual Holding Company may merge into the Company or the Association, with either the Company or the Association as the surviving entity, and depositors of the Association will have the right to subscribe for shares of Common Stock of the Company or its successor. The additional shares of Common Stock would be sold at their aggregate pro forma market value as determined by an independent appraisal at the time of the Conversion Transaction. Pursuant to the Plan, in any Conversion Transaction the Minority Stockholders will be entitled to maintain the same percentage ownership interest in the Company after the Conversion Transaction as their percentage ownership interest in the Company immediately before the Conversion Transaction (the "Minority Ownership Interest"), subject only to the following adjustments if required by federal law, regulation or policy to reflect: (i) the cumulative effect of the aggregate amount of dividends waived by the Mutual Holding Company, and (ii) the market value of the Mutual Holding Company's assets other than its Common Stock of the Company. Pursuant to OTS policy and the Association's Plan, the benefit to Minority Stockholders of any dividends waived by the Mutual Holding Company must be taken into account in any Conversion Transaction, and would likely reduce the percentage of Common Stock of the Company owned by Minority Stockholders following a Conversion Transaction.



         The adjustment referred to in clause (i) of the preceding paragraph would require that the Minority Ownership Interest be adjusted by multiplying the Minority Ownership Interest (expressed as a percentage) immediately prior to the Conversion Transaction by the following fraction:


  (Company stockholders' equity immediately prior to Conversion Transaction) -
        (aggregate amount of dividends waived by Mutual Holding Company)
--------------------------------------------------------------------------------
     Company stockholders' equity immediately prior to Conversion Transaction

         The adjustment referred to in clause (ii) above would further adjust the Minority Ownership Interest (expressed as a percentage) by multiplying it by the following fraction:

(pro forma market value of Company) - (market value of assets of Mutual Holding
                    Company other than Company Common Stock)
--------------------------------------------------------------------------------
                        pro forma market value of Company

         At the sole discretion of the Board of Directors of the Mutual Holding Company and the Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders. Management of the Association has no current intention to conduct a Conversion Transaction. A Conversion Transaction would require the approval of applicable federal regulators and a majority of the eligible votes of the members of the Mutual Holding Company.

         In addition, if the Mutual Holding Company conducts a Conversion Transaction, the Plan of Conversion or OTS policy will require that shares of the resulting entity received by Minority Stockholders in exchange for their shares of Common Stock be included in determining whether a purchaser has reached the maximum purchase limitation applicable to the Stock Offering conducted as part of the Conversion Transaction. If this occurs, certain Minority Stockholders will be unable to fully exercise their subscription rights, and in certain circumstances may be required by the OTS to divest shares of Common Stock. A Conversion Transaction must receive the affirmative vote of a majority of (i) all shares of Common Stock outstanding, (ii) shares of Common Stock held by Minority Stockholders, and (iii) votes eligible to be cast by the Mutual Holding Company's members.


COMPETITION

         Numerous commercial banks and savings institutions have branches in the immediate vicinity of the Association. There is strong competition from financial institutions and mortgage brokers in the Association's local market as well as from mutual funds in both originating loans and attracting funds. The Association's primary competitors are other savings institutions, commercial banks, mortgage banking companies and mortgage brokers. Trends toward the consolidation of the financial institutions industry and removal of restrictions on interstate banking and branching may make it more difficult for smaller institutions such as the Association to compete effectively with large national and regional banking institutions. Such competition may have an adverse effect on the Association's growth and profitability in the future. See "Competition."

GEOGRAPHIC CONCENTRATION OF LOANS

         The Association's mortgage loans are secured by real estate properties located primarily in Westchester County, New York. If the local economy, national economy or real estate market weakens, the financial condition and results of operations of the Association could be adversely affected. A weakening in the local real estate market or a decline in the local economy could increase the number of delinquent or nonperforming loans and reduce the value of the collateral securing such loans, which would reduce the Association's net income.

INTENT TO REMAIN INDEPENDENT

         The Association has operated as an independent community-oriented savings association since 1891. The Association intends to continue to operate as an independent community-oriented savings association following the Reorganization. The Association and the Company will be controlled by the Mutual Holding Company, and, under current OTS policy, control of the Mutual Holding Company may not be sold to a third party. Accordingly, you are urged not to subscribe for shares of Common Stock if you are anticipating a sale of control of the Association or the Company. See "Business of the Association."

LACK OF ACTIVE MARKET FOR THE COMMON STOCK


         The Company has never issued capital stock to the public, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or be maintained. It is anticipated that the Common Stock will be quoted on the Nasdaq National Market under the symbol "SFFS." Sandler O'Neill has indicated its intention to make a market in the Common Stock, subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements, although Sandler O'Neill is not required to do so. If you purchase shares of Common Stock, you may not be able to sell them when you want to at a price that equals or exceeds the price you paid for the Common Stock.


EXPENSES ASSOCIATED WITH ESOP AND STOCK AWARD PLAN

         The Association will recognize material employee compensation and benefit expenses assuming the ESOP and the Stock Award Plan are implemented. The actual aggregate amount of these new expenses cannot be predicted at the present time because applicable accounting practices require that such expenses be measured based on the fair market value of the shares of Common Stock. In the case of the ESOP, fair market value would be measured when shares are committed to be released for allocation to the ESOP participants; in the case of the Stock Award Plan, fair market value would be measured at the grant date and amortized over the award's vesting period. These expenses have been reflected in the pro forma financial information under "Pro Forma Data" assuming the Purchase Price ($10.00 per share) represents the fair market value for accounting purposes. Actual expenses, however, will be based on the fair market value of the Common Stock at future dates, which may be higher or lower than the Purchase Price. See "Management of The Association--Benefits--Employee Stock Ownership Plan" and "--Benefits--Stock Award Plan."


DILUTIVE EFFECT OF STOCK AWARD, STOCK OPTION PLAN AND ESOP



         If the Reorganization and Offering are completed and stockholders approve the Stock Award Plan and Stock Option Plan, the Company intends to issue shares of Common Stock to officers and directors of the Association through these plans. If the shares for these plans are issued from the Company's authorized but unissued Common Stock, the book value and earnings per share of minority stockholders would be diluted, and the trading price of the Company's Common Stock may be reduced. It is expected that earnings per share would be reduced by approximately $.02 and stockholders' equity per share would be reduced by approximately $0.19 as a result of the implementation of the Stock Award Plan. In addition, it is expected that earnings per share would be reduced by $.02 and stockholders' equity per share would be reduced by $.38 as a result of establishing the ESOP and funding it with shares equal to 8% of the Minority Ownership Interest. See "Pro Forma Data" and "Executive Compensation and Related Transactions of the Association."


CAPABILITY OF THE ASSOCIATION'S DATA PROCESSING TO ACCOMMODATE THE YEAR 2000


         Like many financial institutions, the Association relies upon computers for the daily conduct of its business and for data processing generally. There is concern that on January 1, 2000 computers will be unable to "read" the new year and as a consequence, there may be widespread computer malfunctions. The Association's loan portfolio primarily consists of loans secured by real estate. Consequently, the Association does not believe that its lending operations are dependent on borrowers' compliance with the year 2000 issue. The Association generally relies on independent third parties to provide data processing services to the Association, and has been advised by such parties that the issue is being addressed and that it should not affect the Association's external data processing. The Association is in the process of testing its computer applications and hardware to ensure that they will be able to read the year 2000, and intends to complete testing by December 1998. At March 31, 1998, the costs incurred to address the year 2000 issue have not been significant. Management does not expect that the additional costs to be incurred in connection with the year 2000 issue will have a material impact on the Association's financial condition and results of operations. However, there can be no assurance that the Association's third party data service provider will be able to satisfactorily address the year 2000 issue, or that the associated costs will not exceed management's estimate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capability of the Association's Data Processing to Accommodate the Year 2000."


RISK OF DELAYED OFFERING

         Although the Reorganization and Offering are expected to be completed within the time periods indicated in this Prospectus, it is possible that adverse market, economic or other factors may significantly delay the completion of the Reorganization and Offering, which could significantly increase the costs of the Reorganization and Offering.
See "The Reorganization."

             PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the approximate purchases of Common Stock by each director and executive officer of the Association and their Associates in the Offering. All shares will be purchased for investment purposes and not for purposes of resale. This table excludes shares to be purchased by the ESOP, as well as Stock Award Plan awards and grants under the Stock Option Plan that may be made no earlier than six months after the completion of the Reorganization. The table assumes that 2,650,500 shares (the midpoint of the Offering Range) of Common Stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions.


                                                                     TOTAL SHARES         AGGREGATE PRICE
                                                                    PROPOSED TO BE          OF INTENDED                PERCENT OF
             NAME                         POSITION                 SUBSCRIBED FOR (1)        PURCHASES                 SHARES SOLD
----------------------------------------------------------------------------------------------------------------------------------
Bruno J. Gioffre                      Chairman of the Board              30,000              $    300,000                  1.13%

Richard P. McStravick                   President, Chief                 25,000                   250,000                  0.94%
                                        Executive Officer
                                         and Director

Joseph Dinolfo                              Director                     15,000                   150,000                  0.57%

Donald H. Heithaus                          Director                     20,000                   200,000                  0.75%

Robert P. Joyce                             Director                     16,000                   160,000                  0.6%

Joseph A. Lanza                             Director                     14,000                   140,000                  0.53%

Arthur C. Phillips, Jr.                     Director                     20,000                   200,000                  0.75%

James Staudt                                Director                      5,000                    50,000                  0.19%

Stephen P. Milliot                    Chief Financial Officer               200                     2,000                  0.01%
                                          and Treasurer

William H. Morel                      Senior Vice President               7,500                    75,000                  0.28%
                                          and Secretary

All directors and executive
officers as a group (10 persons)                                        152,700              $  1,527,000                  5.76%



---------------------------

(1)Includes purchases by associates.

                               SOUND FEDERAL, MHC

      The Mutual Holding Company will at all times own a majority of the outstanding shares of Common Stock. Each member of the Association immediately prior to the Reorganization will receive the same membership rights in the Mutual Holding Company after the Reorganization that such person had in the Association before the Reorganization so long as such member continues to maintain a deposit account with the Association after the Reorganization, or, in the case of a borrower member, such member's borrowings from the Association, as of the effective date of the Reorganization, remain outstanding. Borrowers will not receive membership rights for any new borrowings from the Stock Association after the completion of the Reorganization. The Mutual Holding Company will be chartered as a federal mutual holding company and will be subject to regulation by the OTS.

      Although many federal mutual holding companies waive the receipt of cash dividends declared by their subsidiaries, the Mutual Holding Company intends to make such a determination at the time the Company declares a dividend. OTS regulations require the Mutual Holding Company to give the OTS prior written notice of any such waiver, and the conditions pursuant to which the OTS generally approves dividend waivers are described in "Regulation--Holding Company Regulation." The Mutual Holding Company's Board of Directors will waive dividends paid by the Company if the Board determines that such a waiver is in the Mutual Holding Company's members' best interest because, among other reasons: (i) the Mutual Holding Company has no need for the dividend considering its business operations; (ii) the cash that would be received could be invested by the Company or the Association at a more favorable rate of return; (iii) such waiver may increase the capital of the Association and enhance its business so that members will continue to have access to the services of the Association; and (iv) such waiver preserves the net worth of the Mutual Holding Company through its principal asset (the Company, and indirectly, the Association), which would be available for distribution in the unlikely event of a voluntary liquidation of the Company and the Association after satisfaction of claims of depositors and creditors. The Board of Directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to members of the Mutual Holding Company. Any waiver of dividends by the Mutual Holding Company is likely to result in an adjustment to the ratio pursuant to which shares of Common Stock are exchanged for shares of the resulting company in a Conversion Transaction.

      The Mutual Holding Company's Board of Directors may accept dividends paid by the Company in an amount necessary to pay the Mutual Holding Company's expenses, and will accept additional dividends if it determines that accepting such dividends is in the Mutual Holding Company's members' best interest because, among other reasons: (i) the Mutual Holding Company may increase its direct ownership of the Company, and indirect ownership of the Association, by using cash dividends to purchase additional shares of Common Stock in the open market from time to time; and (ii) such dividends may be used to promote activities that are in the interest of members and the members' community. Any purchases of Common Stock by the Mutual Holding Company will increase the percentage of the Company's Common Stock held by the Mutual Holding Company and, in a Conversion Transaction, will decrease the aggregate number of shares of the resulting company issued to Minority Stockholders in exchange for their shares of Common Stock.

      Immediately after the Reorganization, it is expected that the only business activity of the Mutual Holding Company will be to own a majority of the Common Stock. The Mutual Holding Company, however, will be authorized to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

                              SOUND FEDERAL BANCORP

      The Company will be formed as a federal corporation and will own 100% of the Association's common stock. The Company has not engaged in any business to date and, for that reason, its financial statements are not included in this Prospectus. The Company has received approval from the OTS to become a savings and loan holding company through the acquisition of all of the capital stock of the Association to be issued and outstanding upon completion of the Reorganization. The Company will have all of the powers set forth in its Federal charter and under Federal law. The Company will be subject to the same restrictions on its permissible business activities under federal law that are applicable to the Mutual Holding Company.

      The Company will retain up to 50% of the net proceeds of the Offering. Part of the net proceeds will be used to fund a loan to the ESOP, which is expected to purchase shares of Common Stock up to 8% of the Minority Ownership Interest. The remainder of the net proceeds will be used for general corporate purposes. The Company has no specific plans at present regarding diversification, acquisitions or expansion. The Company initially will not conduct any active business and does not intend to employ any persons other than its officers, although it may utilize the Association's support staff from time to time.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

      The Association was organized as a New York chartered institution in 1891 and became a federally chartered savings association in 1934. The Association's deposits are insured by the FDIC. The Association currently conducts its business from its main office in Mamaroneck and two full-service branches, located in Harrison and Rye Brook, New York. The Association is a community-oriented institution engaged primarily in the business of accepting deposits from customers, most of whom live or work in Westchester County, and investing these deposits together with funds generated from operations, in one-to-four family residential mortgage loans and home equity lines of credit, and to a much lesser extent, multi-family and commercial mortgage, construction and consumer loans. At March 31, 1998, net loans totalled $128.6 million. The Association also invests in mortgage-backed and other securities. At March 31, 1998, mortgage-backed securities totalled $53.4 million and other securities totalled $14.5 million. At

March 31, 1998, the Association had total assets of $254.7 million, total deposits of $219.9 million and total equity of $31.9 million, or 12.5% of assets.


                    SUMMARY DESCRIPTION OF THE REORGANIZATION

      Pursuant to the Plan, the Association will reorganize into a two-tier mutual holding company structure by forming: (i) the Mutual Holding Company as a federally-chartered mutual holding company; (ii) the Company as a federally-chartered stock holding company that will sell 45% of its Common Stock in the Offering, will contribute 2% of its Common Stock to the Charitable Foundation, and will issue the remaining 53% of its Common Stock to the Mutual Holding Company; and (iii) the Stock Association as a federally-chartered stock savings association which will be the successor to the Association in its current mutual form, and which will be wholly-owned by the Company.


                                                              Public
                                                           Stockholders
      Sound Federal, MHC                                  (Including ESOP)
                                                           and Charitable
                                                            Foundation)

         53% of the                                          47% of the
          Common                                               Common
          Stock                                                Stock

                             Sound Federal Bancorp

                                   100% of the
                                  Common Stock

                   Sound Federal Savings and Loan Association


      The Reorganization will structure the Association in the stock form of ownership, which is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The primary purpose of the Reorganization is to raise equity capital and establish a holding company to enable the Association to compete more effectively in the financial services marketplace. See "The Reorganization and Offering--Reasons for the Reorganization."

                                   MARKET AREA


      The Association is a community-oriented savings institution that offers a variety of financial products and services from its main office and two branch offices. The Association's primary lending area is concentrated in the neighborhoods surrounding the Association's office locations. Most of the Association's deposit customers are residents of Westchester County. To a lesser extent, the Association obtains deposits from, and originates loans to, persons in Fairfield County, Connecticut. The Association's market area is characterized by middle income and upper income communities. Significant employers headquartered in the Association's market area include IBM and Texaco, however the local economy is not dependent upon any single employer, but is affected by the general economy of the New York City metropolitan area.

                                   COMPETITION

      The Association has significant competition in originating loans from savings and loan associations, savings banks, mortgage banking companies, insurance companies and commercial banks, many of which have greater financial and marketing resources than the Association. The Association also faces significant competition in attracting deposits from savings and loan associations, savings banks, commercial banks and credit unions. The Association faces additional competition for deposits from common stock mutual funds, money market funds and other corporate and government securities funds, and from other financial service providers such as brokerage firms and insurance companies.

      The Association attracts and retains deposits by offering personalized service, convenient office locations and competitive interest rates. Loan originations are obtained primarily through (i) direct contacts by employees with individuals, businesses and attorneys in the Association's community, (ii) personalized service that the Association provides borrowers, and (iii) competitive pricing. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that management cannot readily predict.

                                USE OF PROCEEDS

      The Company will retain up to 50% of the net proceeds from the Offering (or $12.8 million at the midpoint), and will use the balance of the net proceeds to purchase all of the Common Stock issued by the Association. A portion of the net proceeds retained by the Company will be loaned to the ESOP to fund its purchase of up to 8% of the Minority Ownership Interest (assuming such amount of shares can be purchased in the Offering, the ESOP loan would be $2.2 million at the midpoint). On a short-term basis, the remaining net proceeds retained by the Company may be invested in U.S. Government securities and other federal agency securities. On a longer-term basis, the Company will use the net proceeds for general corporate purposes. The Company may also use a portion of the net proceeds to fund the purchase of Common Stock for the Stock Award Plan. The Stock Award Plan may not be adopted by the Company's Board of Directors earlier than six months following the completion of the Reorganization, and is subject to the approval of stockholders.


      The Association intends to use a portion of the net proceeds that it receives from the Company to make one-to-four family, multi-family and commercial mortgage loans, subject to market conditions. The Association may use a portion of the net proceeds to expand its branch franchise as opportunities arise. The Association is currently evaluating a number of branching opportunities. On an interim basis, a portion of the net proceeds may be invested in U.S. Government securities and other Federal agency securities. See "Business of the Association--Investment Activities."

      The following table shows estimated gross and net proceeds based on the sale of Common Stock at the minimum, midpoint, maximum and 15% above the maximum, of the Offering Range.






                                                                                                                   15% ABOVE
                                                      MINIMUM,             MIDPOINT             MAXIMUM             MAXIMUM,
                                                      2,252,925            2,650,500           3,048,075            3,505,286
                                                     SHARES SOLD          SHARES SOLD         SHARES SOLD         SHARES SOLD AT
                                                  AT PRICE OF $10.00   AT PRICE OF $10.00   AT PRICE OF $10.00   PRICE OF $10.00(2)
                                                  ------------------   ------------------   ------------------   ------------------
                                                                        (IN THOUSANDS)
Gross proceeds..................................     $   22,529           $   26,505          $   30,481           $   35,053

Less offering expenses (estimated underwriting
   commissions and other costs)(1).............            883                  937                 992                1,055
                                                     ----------           ----------          ----------           ----------

Estimated net proceeds(1).......................     $   21,646           $   25,568          $   29,489           $   33,998
                                                     ==========           ==========          ==========           ==========


-------------------------

(1) In calculating estimated net proceeds, it has been assumed that no sales will be made through selected dealers.

(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Range of up to 15% to reflect changes in market or financial conditions following the commencement of the Subscription Offering and the Community Offering, if any, as well as to reflect the demand for the Common Stock.

      The actual net proceeds may differ from the estimated net proceeds calculated above for various reasons, including variances in the actual amount of legal and accounting expenses incurred in connection with the Reorganization and Offering, commissions paid for sales made through other dealers, and the actual number of shares of Common Stock sold in the Offering. Any variance in the actual net proceeds from the estimates provided in the table above is not expected to be material.

                                    DIVIDENDS

      The Company has no present plans to pay a dividend on the Common Stock, although it may consider the payment of such dividends in the future. Dividends will be subject to determination and declaration by the Company's Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, capital levels, regulatory restrictions on dividend payments by the Association to the Company, general business practices and other factors. See "Regulation--Savings Association Regulatory Capital" and "--Dividend Limitations."

      The Company will not be subject to OTS regulatory restrictions on the payment of dividends, although its ability to pay dividends will depend in part upon the receipt of dividends from the Association. The Association must provide the OTS with 30 days prior notice of its intention to pay a dividend or other capital distribution to the Company. Additional limits on the dollar amount of any capital distribution by the Association to the Company are set forth in OTS regulations. The Company will not undertake any action within a year from the completion of the Reorganization towards the furtherance of a tax-free return of capital. See "Regulation--Dividend Limitations."

      If permitted by regulatory authorities, the Mutual Holding Company may waive the receipt of any cash dividends declared on the Common Stock if the Mutual Holding Company's Board of Directors determines that such waiver is in the best interests of the Mutual Holding Company. The Board of Directors may conclude that such waiver, which permits retention of capital by the Company, is in the best interests of the Mutual Holding Company because, among other reasons, (i) the Mutual Holding Company has no need for the dividend considering its current business operations, and (ii) the cash that would be received could be invested by the Company at a more favorable rate of return. The Board of Directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to the Mutual Holding Company. A waiver of dividends by the Mutual Holding Company will result in a greater likelihood that dividends will be paid to stockholders other than the Mutual Holding Company. There is no assurance that the Mutual Holding Company will waive the receipt of dividends.

      In addition to the foregoing, the portion of the Association's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Company without the payment of federal income taxes by the Association at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation--Federal Taxation" and Note 8 to the Financial Statements. The Company does not contemplate any distribution by the Association that would result in a recapture of the Association's bad debt reserve or otherwise create federal tax liabilities.

                           MARKET FOR THE COMMON STOCK


      The Company has never issued Common Stock to the public. Consequently, there is no established market for the Common Stock. The Company intends to have the Common Stock traded on the Nasdaq National Market under the symbol "SFFS", but there can be no assurance that an active and liquid trading market will develop or be maintained. The requirements for listing include a minimum number of publicly traded shares, market makers and shareholders, and a minimum market capitalization. Sandler O'Neill has advised the Association that it intends to act as a market maker for the Common Stock, subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements, but it is under no obligation to do so.


      The existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any broker or dealer has control.

                                 CAPITALIZATION

      The following table presents the Association's historical capitalization at March 31, 1998, and the pro forma consolidated capitalization of the Company as of that date, giving effect to the sale of Common Stock offered by this Prospectus based on the number of shares indicated in the table, and subject to the other assumptions set forth below. The pro forma data set forth below may change significantly at the time the Company completes the Reorganization and Offering due to, among other factors, a change in the Independent Valuation or a change in the current estimated expenses of the Reorganization and Offering. If the Offering Range changes so that between 2,252,925 and 3,505,286 shares are not sold in the Offering, subscriptions will be returned to subscribers who do not affirmatively elect to continue their subscriptions at the revised Offering Range.


                                                                                                  AT MARCH 31, 1998
                                                                                PRO FORMA COMPANY CAPITALIZATION BASED ON SALE OF
                                                                              ------------------------------------------------------
                                                                              2,252,925     2,650,500      3,048,075     3,505,286
                                                                              SHARES AT     SHARES AT      SHARES AT     SHARES AT
                                                                               PRICE OF      PRICE OF       PRICE OF      PRICE OF
                                                               HISTORICAL       $10.00        $10.00         $10.00       $10.00
                                                               ----------       ------        ------         ------       ------
                                                                                        (IN THOUSANDS)
Deposits(1) .............................................     $  219,913      $ 219,913     $  219,913     $   219,913    $ 219,913
                                                              ==========      =========     ==========     ===========    =========

FHLB borrowings..........................................             87             87             87              87           87

Stockholders' equity (2):
Preferred stock, $0.10 par value per share;  10,000,000
   shares authorized; none to be issued..................     $       --      $      --     $       --     $        --    $      --

Common stock, $0.10 par value per share;  20,000,000
   shares authorized; shares to be issued as shown(3)(4)              --            501            589             677          779

Additional paid-in capital(3)............................             --         22,135         26,146          30,155       34,765
Net unrealized  loss on securities available-for-sale,
   net of taxes..........................................             (4)            (4)            (4)             (4)          (4)

Retained earnings........................................         31,905         31,905         31,905          31,905       31,905
Less pre-tax expense recognized for shares
   contributed to Charitable Foundation..................             --         (1,000)        (1,177)         (1,353)      (1,556)
Plus tax benefit of contribution to  Charitable Foundation            --            400            471             541          622
Less common stock acquired by ESOP(5)....................             --         (1,882)        (2,215)         (2,547)      (2,929)
Less common stock acquired by Stock Award Plan(6)                     --           (941)        (1,107)         (1,273)      (1,464)
                                                              ----------      ---------     ----------     -----------    ---------

Total stockholders' equity...............................     $   31,901      $  51,114     $   54,608     $    58,101    $  62,118
                                                              ==========      =========     ==========     ===========    =========


-------------------------

(1) Excludes withdrawals from deposit accounts for the purchase of Common Stock. Such withdrawals will reduce pro forma deposits by the amount thereof.

(2) Pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock, the net fair market value of the Company's assets and liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be affected by a change in the number of shares to be sold in the Offering and by other factors.

(3) Includes all shares to be issued by the Company (i) in the Offering, (ii) to the Charitable Foundation and (iii) to the Mutual Holding Company. The number of shares to be issued in the Offering may be increased or decreased based on market and financial conditions prior to the completion of the Offering. Assumes estimated offering expenses of $883,000, $937,000, $992,000 and $1,055,000 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. See "Use of Proceeds." Additional paid-in capital has been reduced to reflect the capitalization of the Mutual Holding Company at $10,000.

(4) Does not reflect additional shares of Common Stock that could be issued pursuant to the Stock Option Plan, if implemented, under which directors, executive officers and other employees of the Company would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the Minority Ownership Interest. Implementation of the Stock Option Plan requires shareholder approval, which is expected to be sought at a meeting of stockholders to be held no earlier than six months following the Reorganization.

(5) Assumes purchases by the ESOP of a number of shares equal to 8% of the Minority Ownership Interest. The funds used to acquire the ESOP shares will be borrowed from the Company. See "Use of Proceeds." The Association intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. As the ESOP debt is repaid, shares will be released and allocated to participants' accounts, and a corresponding reduction in the charge against stockholders' equity will occur. See "Executive Compensation and Related Transactions of the Association--Employee Stock Ownership Plan and Trust."


(6) Assuming the receipt of shareholder approval, the Company intends to implement the Stock Award Plan. Assuming such implementation, the Stock Award Plan will purchase an amount of shares equal to 4% of the Minority Ownership Interest if the Stock Award Plan is adopted within one year of the completion of the Reorganization or up to 5% of the Minority Ownership Interest if the Stock Award Plan is adopted more than one year after the Reorganization. Such shares may be purchased from authorized but unissued shares or in the open market. Under the terms of the Stock Award Plan, assuming it is adopted within one year of the Reorganization, shares awarded to officers and directors will vest at the rate of 20% per year. The Common Stock to be purchased by the Stock Award Plan represents unearned compensation and is, accordingly, reflected as a reduction to pro forma stockholders' equity. As shares of the Common Stock granted pursuant to the Stock Award Plan vest, a corresponding reduction in the charge against stockholders' equity will occur. In the event that authorized but unissued shares are awarded under the Stock Award Plan, the interests of existing stockholders will be diluted. Assuming that 5,890,000 shares of Common Stock, the midpoint of the Offering Range, are issued in the Reorganization, and that all awards under the Stock Award Plan are from authorized but unissued shares, the Company estimates that the per share book value for the Common Stock would be diluted by $0.17 per share, or 1.83% on a pro forma basis at March 31, 1998. The voting rights of existing stockholders would be diluted by 1.85%. The dilution would be $0.18 per share (1.76%) and $0.15 per share (1.75%) at the minimum and maximum levels, respectively, of the Offering Range on a pro forma basis at March 31, 1998.

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Independent Valuation and Offering Range of up to 15% to reflect changes in market or financial conditions following the commencement of the Subscription Offering and Community Offering, if any.

                                 PRO FORMA DATA

      The following table sets forth the pro forma consolidated net income of the Company and the Association for the year ended March 31, 1998, as though the Offering had been consummated at the beginning of the fiscal year and the investable net proceeds had been invested at 5.41% which was the one-year Treasury bill rate at March 31, 1998. The one-year Treasury bill rate was used to calculate the reinvestment of net proceeds because it more appropriately reflects a market rate of return, as compared to using the rate equal to the arithmetic average yield of the Association's interest-earning assets and cost of deposits. Management believes the difference in income that would be generated by using the one-year Treasury bill rate as opposed to the arithmetic average yield of the Association's interest-earning assets and cost of deposits to be immaterial. The pro forma after-tax return for the Company on a consolidated basis is assumed to be 3.25% for the year ended March 31, 1998, after giving effect to (i) the yield on investable net proceeds from the Offering and (ii) adjusting for taxes using a combined federal and state income tax rate of 40%. Historical and per share amounts have been calculated by dividing historical amounts and pro forma amounts by the indicated number of shares of Common Stock, assuming that such number of shares had been outstanding during the entire period. The 2,252,925, 2,650,500, 3,048,075 and 3,505,286 shares represent 45% of minimum, midpoint, maximum and adjusted maximum, respectively, of the Estimated Valuation Range.


      The estimated net proceeds from the Offering, based on the assumptions set forth in the notes to the table, are $21.6 million, $25.6 million, $29.5 million and $34.0 million for the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The net proceeds do not include the value of shares issued to the Charitable Foundation and are net of Offering expenses. The amount of actual net proceeds cannot be determined until the Offering is completed and actual offering expenses may vary from the estimates used in preparing the pro forma data.


      Book value represents the difference between the stated amount of consolidated assets and consolidated liabilities of the Company computed in accordance with generally accepted accounting principles. Book value does not necessarily reflect current market value of assets and liabilities, or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. See "The Reorganization--Principal Effects of Reorganization--Effect on Liquidation Rights." Book value also does not reflect the federal income tax consequences of the restoration to income of the Association's bad debt reserve for income tax purposes, which would be required in the unlikely event of liquidation or if a substantial portion of retained earnings were otherwise used for a purpose other than absorption of bad debt losses. See "Taxation--Federal Taxation." Pro forma book value includes only net proceeds from the Offering as though it occurred as of the indicated date and does not include earnings on the proceeds for the period then ended.

      The pro forma net income derived from the assumptions set forth above should not be considered indicative of the actual consolidated results of operations of the Company and the Association that would have been attained for the year ended March 31, 1998 if the Offering had been actually consummated at the beginning of such year, and the assumptions regarding investment yields should not be considered indicative of the actual yield expected to be achieved during any future period. The pro forma book values at the date indicated should not be considered as reflecting the potential trading value of the Common Stock. There can be no assurance that an investor will be able to sell the Common Stock purchased in the Offering at prices within the range of the pro forma book values of the Common Stock or at or above the Purchase Price. The pro forma data may not total due to rounding differences.

                                                                           At or for the Year Ended March 31, 1998
                                                                     Based on the Sale of Common Stock for $10.00 Per Share
                                                                  --------------------------------------------------------------
                                                                  2,252,925         2,650,500        3,048,075        3,505,286
                                                                    Shares            Shares           Shares           Shares
                                                                      Sold             Sold             Sold            Sold(1)
                                                                     --------         --------         --------         --------
                                                                             (Dollars in Thousands, Except Per Share Data)
Gross proceeds ...............................................       $ 22,529         $ 26,505         $ 30,481         $ 35,053
Plus value of shares issued to the Charitable Foundation .....          1,000            1,177            1,353            1,556
                                                                     --------         --------         --------         --------
Pro forma market capitalization ..............................       $ 23,529         $ 27,682         $ 31,834         $ 36,609

Gross proceeds ...............................................       $ 22,529         $ 26,505         $ 30,481         $ 35,053
Less equity retained by the MHC ..............................            (10)             (10)             (10)             (10)
Less offering expenses .......................................           (883)            (937)            (992)          (1,055)
                                                                     --------         --------         --------         --------
  Estimated net proceeds .....................................         21,636           25,558           29,479           33,988
Less common stock acquired by ESOP ...........................         (1,882)          (2,215)          (2,547)          (2,929)
Less common stock acquired by Stock Award Plan ...............           (941)          (1,107)          (1,273)          (1,464)
                                                                     --------         --------         --------         --------
  Estimated investable proceeds ..............................       $ 18,813         $ 22,236         $ 25,659         $ 29,595
                                                                     ========         ========         ========         ========

Net earnings:
  Historical .................................................       $  2,885         $  2,885         $  2,885         $  2,885
  Pro forma income on net proceeds(3) ........................            611              722              833              961
  Less pro forma ESOP adjustment(4) ..........................           (113)            (133)            (153)            (176)
  Less pro forma Stock Award Plan adjustment(5) ..............           (113)            (133)            (153)            (176)
                                                                     --------         --------         --------         --------
     Pro forma net earnings ..................................       $  3,270         $  3,341         $  3,412         $  3,494
                                                                     ========         ========         ========         ========

Per share net earnings:(6)
  Historical .................................................       $   0.60         $   0.51         $   0.44         $   0.38
  Pro forma income on net proceeds(3) ........................           0.13             0.13             0.13             0.13
  Less pro forma ESOP adjustment(4) ..........................          (0.02)           (0.02)           (0.02)           (0.02)
  Less pro forma Stock Award Plan adjustment(5) ..............          (0.02)           (0.02)           (0.02)           (0.02)
                                                                     --------         --------         --------         --------
     Pro forma net earnings per share(6)(7)(11) ..............       $   0.69         $   0.60         $   0.53         $   0.47
                                                                     ========         ========         ========         ========

Stockholders' equity:
  Historical(8) ..............................................       $ 31,901         $ 31,901         $ 31,901         $ 31,901
  Estimated adjusted net proceeds(9) .........................         21,636           25,558           29,479           33,988
  Plus tax benefit of contribution to Charitable Foundation(2)            400              471              541              622
  Less common stock acquired by ESOP(4) ......................         (1,882)          (2,215)          (2,547)          (2,929)
  Less common stock acquired by Stock Award Plan(5) ..........           (941)          (1,107)          (1,273)          (1,464)
                                                                     --------         --------         --------         --------
     Pro forma stockholders' equity ..........................       $ 51,114         $ 54,608         $ 58,101         $ 62,118
                                                                     ========         ========         ========         ========

Stockholders' equity per share:(8)
  Historical .................................................       $   6.37         $   5.42         $   4.71         $   4.10
  Estimated adjusted net proceeds(9) .........................           4.32             4.34             4.35             4.36
  Plus tax benefit of contribution to Charitable Foundation(2)           0.08             0.08             0.08             0.08
  Less common stock acquired by ESOP(4) ......................          (0.38)           (0.38)           (0.38)           (0.38)
  Less common stock acquired by Stock Award Plan(5) ..........          (0.19)           (0.19)           (0.19)           (0.19)
                                                                     --------         --------         --------         --------
     Pro forma stockholders' equity per share(7)(11) .........       $  10.20         $   9.27         $   8.57         $   7.97
                                                                     ========         ========         ========         ========

Offering price to pro forma stockholders' equity per share ...          98.04%          107.87%          116.69%          125.47%
                                                                     ========         ========         ========         ========

Offering price to pro forma net earnings per share(6) ........         14.49x           16.67x           18.87x           21.28x
                                                                     ========         ========         ========         ========

Minority Ownership Interest(10) ..............................             47%              47%              47%              47%
                                                                     ========         ========         ========         ========



                                                   (footnotes on following page)

(1) Assumes that at the conclusion of the Offering the Independent Valuation increases by 15% to $77,895,250 and that the Association increases the number of shares sold in the Offering to 3,505,286.


(2) Assumes the issuance of 117,682 shares of authorized but unissued shares to the Charitable Foundation. The issuance of shares to the Charitable Foundation and the contribution to the Charitable Foundation (excluding the tax benefit of the contribution) represent offsetting amounts to stockholders' equity. As such, these offsetting amounts are not shown separately in the table. Stockholders' equity is increased by the tax benefit arising from the contribution which amounts to $400,000, $471,000, $541,000 and $622,000 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. Pro forma net income and pro forma income per share do not give effect to the nonrecurring expense that will be recognized upon establishment of the Charitable Foundation and the contribution of shares to it. The after tax expense is expected to be approximately $706,000, assuming a marginal tax rate of 40%. Assuming the contribution was expensed during the year ended March 31, 1998, the pro forma net earnings per share would be $0.55, $0.46, $0.40 and $0.34 at the minimum, midpoint, maximum and maximum as adjusted, respectively.


(3) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock. Since funds on deposit at the Association may be withdrawn to purchase shares of Common Stock (which will reduce deposits by the amount of such purchases), the net amount of additional funds available to the Association for investment following receipt of the net proceeds of the Offering will be reduced by the amount of such withdrawals.


(4) Assumes that 8% of the shares representing the Minority Ownership Interest will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the Company; accordingly, interest income earned by the Company on the ESOP loan will offset the interest paid by the Association and only the principal payments on the ESOP debt are recorded as an expense (tax-effected) on a consolidated basis. The amount of ESOP debt is reflected as a reduction to stockholders' equity. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirements of the debt, which is expected to have a maturity of 10 years. The pro forma net earnings assume that: (i) the Association's total annual contribution is equivalent to the debt service requirement for the year ended March 31, 1998, and was made at the end of the year; and (ii) the marginal tax rate applicable to the ESOP expense was 40%. For purposes of this table, the purchase price of $10.00 was utilized to calculate ESOP expense. The Association will account for the ESOP in accordance with Statement of Position ("SOP") No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the Association will recognize compensation expense equal to the fair value of ESOP shares at the time they are committed to be released to participants. As a result, to the extent the fair value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP No. 93-6 also requires that, for the earnings per share computations for leveraged ESOPs, outstanding shares include only such shares as have been committed to be released to participants. The table above assumes that the number of ESOP shares are allocated on a straight-line basis over 10 years and that 10% of the ESOP shares are committed to be released during the first year. For purposes of pro forma per share calculations, the number of ESOP shares committed to be released during the first year was assumed to be 18,824, 22,146, 25,468 and 29,289 at the minimum, midpoint, maximum and maximum as adjusted, respectively.



(5) Subsequent to the completion of the Offering, and subject to the approval by stockholders other than the Mutual Holding Company at the first annual meeting of stockholders if established within the first year following completion of the Reorganization, the Stock Award Plan intends to purchase an aggregate number of shares of common stock equal to 4.0% of the Minority Ownership Interest if the Stock Award Plan is adopted within one year of the completion of the Reorganization. If the Stock Award Plan is adopted later than one year after the completion of the Offering, up to 5% of the Minority Ownership Interest may be granted, subject to stockholder approval. The shares may be acquired directly from the Company from authorized but unissued shares, or through open market purchases. The funds to be used by the Stock Award Plan to purchase the shares will be provided by the Company or the Association. The table is based on the assumption that the Stock Award Plan acquires the shares on the open market at the offering price with funds contributed by the Company, and that 20% of the amount contributed to the Stock Award Plan is amortized as an expense in the year ended March 31, 1998.



(6) For purposes of computing net earnings per share, it is assumed that 4,837,087 shares, 5,690,691 shares, 6,544,295 shares, and 7,525,939 shares are outstanding at the minimum, midpoint, maximum, and adjusted maximum of the Valuation Range, respectively. Such number of shares includes shares sold in the Offering, shares issued to the Mutual Holding Company in the Reorganization, and shares issued to the Charitable foundation. The number of shares outstanding excludes shares to be acquired by the ESOP amounting to 188,244, 221,464, 254,684 and 292,886 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The number of shares outstanding includes ESOP shares committed to be released of 18,824, 22,146, 25,468 and 29,298 at the minimum, midpoint, maximum and adjusted maximum, respectively. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's stock option plans (which will not be established within the first year after the conclusion of the Offering unless approved by Minority Stockholders). Stock Award Plan shares are assumed to be fully vested for purposes of computing net earnings per share.



(7) If the Stock Award Plan purchases 110,727 shares of Common Stock in the open market after the Offering (i.e., 4% of the Minority Ownership Interest at the midpoint of the Offering Range) at an assumed fair market value of $10.00 per share, the pro forma stockholders' equity and earnings per share would be $9.10 and $0.58, respectively, at and for the fiscal year ended March 31, 1998. If authorized but unissued shares are awarded under the Stock Award Plan, the voting rights of existing stockholders would be diluted 1.85%.



(8) Stockholders' equity represents the excess of the carrying value of the assets of the Association over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. Retained earnings will be substantially restricted following the Reorganization. See "Dividends" and "The Reorganization - Principle Effects of Reorganization Effect on Liquidation Rights". See Note 8 of Notes to the Financial Statements. For purposes of calculating pro forma stockholders' equity per share, shares outstanding represent total shares issued in the Offering of 5,006,500, 5,890,000, 6,773,500; and 7,789,525 at the
    minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively.


(9) Includes assumed proceeds from sale to the Stock Award Plans for $10.00 per share of a number of authorized but unissued shares equal to 4% of the Minority Ownership Interest. Purchases by the Stock Award Plans will be made at the fair market value of such shares at the time of purchase, which may be more or less than $10.00.


(10)"Minority Ownership Interest" represents the aggregate of the number of shares of common stock sold in the Offering and the shares issued to the Charitable Foundation as a percentage of 5,006,500 shares, 5,890,000 shares, 6,773,500 shares and 7,789,525 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively.



(11)Does not reflect additional shares of Common Stock that could be issued pursuant to the Stock Option Plan, if implemented, under which directors, executive officers and other employees of the Company would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the Minority Ownership Interest or 235,306, 276,830, 318,355 and 366,108 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The issuance of Common Stock pursuant to the exercise of options would result in dilution of existing stockholders' interests. Assuming stockholder approval the Stock Option Plan and the exercise of all options at an exercise price of $10.00 per share and the resulting issuance of common shares, the pro forma net earnings per share would be $0.64, $0.56, $0.50 and $0.44, respectively. Pro forma stockholders' equity would be $10.20, $9.30, $8.64 and $8.07, respectively.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITHOUT CHARITABLE FOUNDATION


      In the event that the Charitable Foundation was not being established as part of the Reorganization, FinPro has estimated that the pro forma aggregate market capitalization of the Company would be approximately $61.5 million at the midpoint, which is approximately $2.6 million greater than the pro forma aggregate market capitalization of the Company if the Charitable Foundation is included, and would result in an increase of approximately $1.2 million in the amount of Common Stock offered for sale in the Offering. Based on a Minority Ownership Interest equal to 47% of the total shares of Common Stock to be issued and outstanding, the pro forma market capitalization without the Charitable Foundation would be $27.7 million at the midpoint of the Estimated Valuation Range. The pro forma price to book ratio and pro forma price to earnings ratio would be different under both the current appraisal and the estimate of the value of the Company without the Charitable Foundation. Further, assuming the midpoint of the Estimated Valuation Range, pro forma stockholders' equity per share and pro forma earnings per share would be $9.27 and $0.60, respectively, with the Charitable Foundation and $8.99 and $0.57, respectively, without the Charitable Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio at the midpoint are 107.87% and 16.67x, respectively, with the Charitable Foundation and 111.23% and 17.54x, respectively, without the Charitable Foundation. There is no assurance that in the event the Charitable Foundation was not formed that the appraisal prepared at the time would have concluded that the pro forma market value of the Company would be the same as that estimated herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.


      For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, assuming the Reorganization was completed at March 31, 1998.



                                                                                   MINIMUM                      MIDPOINT
                                                                           -------------------------     -------------------------
                                                                              WITH           WITHOUT        WITH          WITHOUT
                                                                           CHARITABLE     CHARITABLE     CHARITABLE     CHARITABLE
                                                                           FOUNDATION     FOUNDATION     FOUNDATION     FOUNDATION
                                                                           ----------     ----------     ----------     ----------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Estimated offering amount...............................................   $   22,529     $    23,524    $   26,505     $   27,675
Pro forma market capitalization.........................................       23,529          23,524        27,682         27,675
Pro forma total assets..................................................      273,962         274,542       277,456        278,138
Total liabilities.......................................................      222,848         222,848       222,848        222,848
Pro forma stockholders' equity..........................................       51,114          51,694        54,608         55,290
Pro forma net earnings..................................................        3,270           3,301         3,341          3,378
Pro forma stockholders' equity per share................................        10.20            9.89          9.27           8.99
Pro forma net earnings per share........................................         0.69            0.66          0.60           0.57

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders' equity
per share...............................................................        98.04%         101.11%       107.87%        111.23%
Offering price to pro forma net earnings per share(1)...................        14.49x          15.15x        16.67x         17.54x
Pro forma market capitalization to total assets.........................        18.28%          19.04%        21.23%         22.11%

Pro forma financial ratios:
Return on assets(2).....................................................         1.19%           1.20%         1.20%          1.21%
Return on equity(3).....................................................         6.40            6.39          6.12           6.11
Equity to assets........................................................        18.66           18.83         19.68          19.88


                                                                                                                  MAXIMUM,
                                                                                    MAXIMUM                     AS ADJUSTED
                                                                            -------------------------    -------------------------
                                                                               WITH         WITHOUT        WITH         WITHOUT
                                                                             CHARITABLE   CHARITABLE    CHARITABLE    CHARITABLE
                                                                            FOUNDATION    FOUNDATION    FOUNDATION    FOUNDATION
                                                                            ----------    ----------    ----------    ----------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Estimated offering amount...............................................    $   30,481    $   31,826    $   35,053    $    36,600
Pro forma market capitalization.........................................        31,834        31,826        36,609         36,600
Pro forma total assets..................................................       280,949       281,734       284,966        285,869
Total liabilities.......................................................       222,848       222,848       222,848        222,848
Pro forma stockholders' equity..........................................        58,101        58,886        62,118         63,021
Pro forma net earnings..................................................         3,412         3,455         3,494          3,543
Pro forma stockholders' equity per share................................          8.57          8.33          7.97           7.75
Pro forma net earnings per share........................................          0.53          0.51          0.47           0.46

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders' equity
per share...............................................................        116.69%       120.05%       125.47%        129.03%
Offering price to pro forma net earnings per share(1)...................         18.87x        19.61x        21.28x          21.74x
Pro forma market capitalization to total assets.........................         24.11%        25.11%        27.34%          28.45%

Pro forma financial ratios:
Return on assets(2).....................................................          1.21%         1.23%         1.23%          1.24%
Return on equity(3).....................................................          5.87          5.87          5.62           5.62
Equity to assets........................................................         20.68         20.90         21.80          22.05

----------

(1) If the contribution to the Charitable Foundation had been expensed during the year ended March 31, 1998, the ratio of the offering price to pro forma net earnings per share would have been 18.18x, 21.74x, 25.00x and 29.41x at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

(2) If the contribution to the Foundation had been expensed during the year ended March 31, 1998, the return on assets would have been 0.97%, 0.95%, 0.93% and 0.90% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

(3) If the contribution to the Charitable Foundation had been expensed during the year ended March 31, 1998, return on equity would have been 5.22%, 4.82%, 4.48% and 4.12% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

               HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

      The following table compares the Association's historical and pro forma regulatory capital levels as of March 31, 1998 to the OTS' capital requirements after giving effect to the Offering. The table is based on the assumption that the Association will receive 50% of the estimated net proceeds from the offering, reduced by all shares assumed to be acquired by the ESOP and Stock Award Plan.

                                                                                    PRO FORMA BASED UPON SALE OF
                                                                                    ----------------------------
                                                                                             MINIMUM OF
                                                                                              OFFERING
                                                                                                RANGE
                                                              HISTORICAL AT                (2,252,925 SHARES
                                                             MARCH 31, 1998              AT $10.00 PER SHARE)
                                                         -----------------------        -----------------------
                                                           AMOUNT       PERCENT           AMOUNT       PERCENT
                                                         ----------     --------        ----------     --------
                                                                         (DOLLARS IN THOUSANDS)
Equity under generally accepted accounting principles    $   31,901        12.52%       $   39,896        15.18%
                                                         ==========     ========        ==========     ========

Tangible capital(2)..................................    $   31,901        12.52%           39,896        15.18%
Tangible capital requirement(3)......................         3,821         1.50             3,942         1.50
                                                         ----------     --------        ----------     --------
  Excess.............................................    $   28,080        11.02%       $   35,954        13.68%
                                                         ==========     ========        ==========     ========

Core capital(2)......................................    $   31,901        12.52%           39,896        15.18%
Core capital requirement(2)(4).......................         7,642         3.00             7,885         3.00
                                                         ----------     --------        ----------     --------
  Excess.............................................    $   24,259         9.52%       $   32,011        12.18%
                                                         ==========     ========        ==========     ========

Risk-based capital(2)(3).............................    $   32,885        34.95%           40,880        41.68%
Risk-based capital requirement.......................         7,527         8.00             7,847         8.00
                                                         ----------     --------        ----------     --------
  Excess.............................................    $   25,358        26.95%       $   33,033        33.68%
                                                         ==========     ========        ==========     ========


                                                                                PRO FORMA BASED UPON SALE OF
                                                         --------------------------------------------------------------------------
                                                               MIDPOINT OF             MAXIMUM OF             MAXIMUM, AS ADJUSTED,
                                                                OFFERING                OFFERING                  OF OFFERING
                                                                  RANGE                   RANGE                      RANGE
                                                             (2,650,500 SHARES       (3,048,075 SHARES         (3,505,286 SHARES
                                                           AT $10.00 PER SHARE)    AT $10.00 PER SHARE)      AT $10.00 PER SHARE(1))
                                                         --------------------       -------------------
                                                           AMOUNT     PERCENT        AMOUNT     PERCENT         AMOUNT      PERCENT
                                                         ---------   --------       ---------   -------        --------    -------
                                                                                  (DOLLARS IN THOUSANDS)
Equity under generally accepted accounting principles    $  41,358     15.65%       $ 42,821      16.12%       $ 44,502      16.65%
                                                         =========   =======        ========    =======        ========    =======

Tangible capital(2)..................................       41,358      15.65%         42,821     16.12%         44,502      16.65%
Tangible capital requirement(3)......................        3,964       1.50           3,986      1.50           4,011       1.50
                                                         ---------   --------       ---------   -------        --------    -------
  Excess.............................................    $  77,394      14.15%      $  38,835     14.62%       $ 40,491      15.15%
                                                         =========   ========       =========   =======        ========    =======

Core capital(2)......................................       41,358      15.65%         42,821     16.12%         44,502      16.65%
Core capital requirement(2)(4).......................        7,929       3.00           7,973      3.00           8,023       3.00
                                                         ---------   --------       ---------   -------        --------    -------
  Excess.............................................    $  33,433      12.65%      $  34,848     13.12%       $ 36,479      13.65%
                                                         =========   ========       =========   =======        ========    =======

Risk-based capital(2)(3).............................       42,342      42.85%         43,805     44.00%         45,486      45.31%
Risk-based capital requirement.......................        7,905       8.00           7,964      8.00           8,031       8.00
                                                         ---------   --------       ---------   -------        --------    -------
  Excess.............................................    $  34,437      34.85%      $  35,841     36.00%       $ 37,455      37.31%
                                                         =========   ========       =========   =======        ========    =======


----------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription Offering and the Community Offering, if any, as well as to reflect demand for the Common Stock.

(2) Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(3) Pro forma risk-based capital amounts and percentages assume net proceeds have been invested in 50% risk-weighted assets.

(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a core capital ratio of 4% to 5% for all other thrifts.

                         THE REORGANIZATION AND OFFERING

      THE BOARD OF DIRECTORS OF THE ASSOCIATION AND THE OTS HAVE APPROVED THE PLAN SUBJECT TO THE PLAN'S APPROVAL BY MEMBERS AT A SPECIAL MEETING OF MEMBERS, AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OTS.

GENERAL

      On May 13, 1998, the Board of Directors unanimously adopted the Plan, pursuant to which the Association will reorganize from a federally chartered mutual savings and loan association into a two-tier federal mutual holding company structure. The Plan has been approved by the OTS subject to, among other things, approval of the Plan by the Association's members as of the Voting Record Date. A special meeting of members has been called for this purpose, to be held on __________, 1998, (the "Special Meeting"). The Reorganization will be completed as follows:

      (i) the Association will organize an interim stock savings association as a wholly-owned subsidiary ("Interim One");

      (ii) Interim One will organize an interim stock savings association as a wholly-owned subsidiary ("Interim Two");

      (iii) Interim One will organize the Company as a wholly-owned subsidiary;

      (iv) the Association will amend its charter to read in the form of a federal stock savings association charter at which time the Association will become the Stock Association, and Interim One will exchange its charter for a federal mutual holding company charter to become the Mutual Holding Company;

       (v) simultaneously with step (vi), Interim Two will merge with and into the Stock Association, and the Stock Association will be the surviving institution;

      (vi) all of the stock constructively issued by the Stock Association will be transferred to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company; and

      (vii) the Mutual Holding Company will contribute the Stock Association's stock to the Company, and the Stock Association will become a wholly-owned subsidiary of the Company.

      Concurrently with the Reorganization the Company will offer for sale 45% of its Common Stock representing 45% of the pro forma market value of the Company and the Association.

      The Association has mailed to each person eligible to vote at the Special Meeting a proxy statement (the "Proxy Statement") containing information concerning the business purposes of the Reorganization and the effects of the Plan and the Reorganization on voting rights, liquidation rights, the continuation of the Association's business and existing savings accounts, FDIC insurance and loans. The Proxy Statement also describes the manner in which the Plan may be amended or terminated. Included with the Proxy Statement is a proxy card which should be used to vote on the Plan.

      As part of the Reorganization, the Association intends to establish the Charitable Foundation to which the Company will contribute shares equal to 2% of the shares of Common Stock issued and outstanding. The Charitable Foundation is being formed as a means of complementing our existing community reinvestment activities and to share our financial success as a locally headquartered, community-oriented financial services institution. The Charitable Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic projects. See "--Establishment of the Charitable Foundation."

      The following is a summary of the material aspects of the Plan, the Subscription Offering, and the Community Offering. The Plan should be consulted for a more detailed description of its terms.

REASONS FOR REORGANIZATION


       The primary purpose of the Reorganization is to establish a holding company and to convert the Association to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership, is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The Reorganization also will enable customers, employees, management and directors to have an equity ownership interest in the Association, which management believes will enhance the long-term growth and performance of the Association and the Company by enabling the Association to attract and retain qualified employees who have a direct interest in the financial success of the Association. The Reorganization will permit the Company to issue and sell capital stock, which is a source of capital not available to mutual savings associations. Since the Company will not be offering all of its Common Stock for sale in the Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, also will allow the Association to raise additional capital in the future because a majority of the Company's Common Stock will be available for sale in the event of a conversion of the Mutual Holding Company to stock form. The Reorganization also will provide the Association with greater flexibility to structure and finance the expansion of its operations, both directly and through the Company, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. Lastly, the Reorganization will enable the Association to better manage its capital by providing broader investment opportunities through the holding company structure and by enabling the Company to repurchase its common stock as market conditions permit. Although the Reorganization and Offering will create a stock savings association and stock holding company, only a minority of the Common Stock will be offered for sale in the Offering. As a result, the Association's mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.



      The Board of Directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure to Minority Stockholders, which may include: (i) the inability of stockholders other than the Mutual Holding Company to obtain majority ownership of the Company and the Stock Association, which may result in the perpetuation of the management and Board of Directors of the Stock Association and the Company; and (ii) that the mutual holding company structure is a relatively new form of corporate ownership, and new regulatory policies relating to the mutual interest in the Mutual Holding Company and the corporate structure of the Company that may be adopted from time-to-time may have an adverse impact on Minority Stockholders. A majority of the voting stock of the Company will be owned by the Mutual Holding Company, which will be controlled by its Board of Directors. While this structure will permit management to focus on the Company's and the Association's long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate the existing management and directors of the Association. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote except for certain matters, such as the approval of the Stock Award Plan and the Stock Option Plan, that, if established within the first year after the conclusion of the Offering, must be approved by a majority of the votes of the Minority Stockholders of the Company. No assurance can be given that the Mutual Holding Company will not take action adverse to the interests of the Minority Stockholders. For example, the Mutual Holding Company could revise the dividend policy, prevent the sale of control of the Company, or defeat a candidate for the Board of Directors of the Company or other proposals put forth by the Minority Stockholders.

      The Reorganization does not preclude the conversion of the Mutual Holding Company from the mutual to stock form of organization following the reorganization. No assurance can be given when, if ever, the Mutual Holding Company will convert to stock form or what conditions the OTS or other regulatory agencies may impose on such a transaction. See "Risk Factors," "Conversion of Mutual Holding Company to Stock Form--Impact of Waived Dividends on Minority Stockholders and Limitations on Stockholder Purchases in a Conversion Transaction."

      Following the completion of the Reorganization, all depositors who had liquidation rights with respect to the Association as of the Effective date of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Association. In addition, all persons who become depositors of the Association subsequent to the Reorganization will have such liquidation rights with respect to the Mutual Holding Company.


      Under the Plan, each depositor of the Association at the time of the Reorganization will automatically continue as a depositor after the Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase Common Stock in the Offering. All insured deposit accounts of the Association will continue to be federally insured by the FDIC and the SAIF up to the legal maximum limit in the same manner as deposit accounts existing in the Association immediately prior to the Reorganization. Furthermore, no loan outstanding will be affected by the Reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the Reorganization. Upon completion of the Reorganization, the Association may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings associations under Federal law and OTS regulations. Although the Company will have the power to issue shares of capital stock to persons other than the Mutual Holding Company, as long as the Mutual Holding Company is in existence, the Mutual Holding Company will be required to own a majority of the voting stock of the Company. The Company may issue any amount of non-voting stock to persons other than the Mutual Holding Company, and the Company must own 100% of the voting stock of the Association. The Association and the Company may issue any amount of non-voting stock or debt to persons other than the Mutual Holding Company.


TAX EFFECTS OF THE REORGANIZATION


      The Association intends to proceed with the Reorganization on the basis of an opinion from its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain tax matters that are material to the Reorganization. The opinion is based, among other things, on factual representations made by the Association, including the representation that the exercise price of the subscription rights to purchase the Common Stock will be approximately equal to the fair market value of the stock at the time of the completion of the Reorganization. With respect to the subscription rights, the Association has received an opinion of FinPro which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Community Offering takes place, and Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion is given in reliance thereon. Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion provides substantially as follows:



      1. The conversion of the Association's charter from a mutual savings association charter to a stock savings association charter will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the "Code"), and no gain or loss will be recognized by the Association in either its mutual form or stock form (as the "Stock Association") as a result.

      2. The Stock Association's holding period for the assets received from the Association in the charter conversion will include the period during which such assets were held by the Association.



      3. The Stock Association's basis in the assets received from the Association in the charter conversion will be the same as the Association's basis for such asset immediately prior to the charter conversion.



      4. The Stock Association will succeed to and take into account the Association's earnings and profits or deficits in earnings and profits, as of the date of the charter conversion.



      5. The Association's depositors will recognize no gain or loss upon their constructive receipt, in the charter conversion, of Stock Association stock solely in exchange for their interest in the Association.



      6. The basis in the shares of Stock Association stock constructively received by each of the Association's depositors in the charter conversion will be the same as the basis of such depositors interest in the Association constructively surrendered in exchange therefor.



      7. The holding period for the shares of Stock Association stock constructively received by each of the Association's depositors in the charter conversion will include the holding period of such depositor's interest in the Association constructively surrendered in exchange therefor.



      8. The transfer by the Association's depositors to the Mutual Holding Company of the Stock Association stock constructively received by such depositors in the charter conversion in exchange for interests in the Mutual Holding Company (the "Exchange") will qualify as an exchange of property for stock under Section 351 of the Code, and such depositors will recognize no gain or loss by reason of the Exchange.



      9. The basis of the interest in the Mutual Holding Company received by each of the Association's depositors in exchange for such depositor's Stock Association stock pursuant to the Exchange will be equal to the basis of such Stock Association stock.



      10. The holding period of the interest in the Mutual Holding Company received by each of the Association's depositors pursuant to the Exchange will, as of the date of the Exchange, be the same as the holding period of the Stock Association stock transferred in exchange therefor, provided such Stock Association stock was held as a capital asset on the date of the Exchange.



      11. The Mutual Holding Company will recognize no gain or loss upon its constructive receipt from the Association's depositors of Stock Association stock in exchange for interests in the Mutual Holding Company.



      12. The Mutual Holding Company's basis for each share of Stock Association stock constructively received from an Association's depositor in exchange for an interest in the Mutual Holding Company will be the same as the basis of such share of stock in the hands of such depositor.



      13. The Mutual Holding Company's holding period for each share of Stock Association stock constructively received from an Association's depositor in exchange for an interest in the Mutual Holding Company will include the period during which such share of stock was held by the Association's depositors.

      14. The Mutual Holding Company and the Minority Stockholders will recognize no gain or loss upon their respective transfers of Stock Association stock and cash to the Company in exchange for Common Stock of the Company.




      15. The Company will recognize no gain or loss upon the receipt of such property and cash from the Mutual Holding Company and the Minority Stockholders in exchange for Common Stock of the Company.




      16. The basis of the Company Common Stock in the hands of the Minority Stockholders will be the purchase price therefor, and the holding period for Company Common Stock acquired through the exercise of subscription rights will begin on the date such rights are exercised.



      The opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Service and the conclusions expressed therein may be challenged at a future date. The Service has issued favorable rulings for transactions substantially similar to the proposed Reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. The Association does not plan to apply for a letter ruling concerning the transactions described herein.


      The Association has also received an opinion from KPMG Peat Marwick LLP that the New York State Franchise Tax on banking corporation and New York State personal income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

ESTABLISHMENT OF THE CHARITABLE FOUNDATION


      GENERAL. In furtherance of the Association's commitment to the communities that it serves, the Board of Directors has determined to establish the Charitable Foundation, which will be incorporated under Delaware law as a non-stock corporation. The Charitable Foundation will be funded with a contribution of 2% of the shares of Common Stock to be issued and outstanding following the Reorganization (4.4% of the Minority Ownership Interest) or 100,030, 117,800, 135,335 and 155,790 shares of Common Stock at the minimum, midpoint, maximum and adjusted maximum of the Offering. As a result of the Association's contribution of those shares to the Charitable Foundation rather than selling the shares as part of the Offering, the Offering will result in the sale of 99,450, 117,000, 134,500 and 154,733 fewer shares than would otherwise be contemplated in the Offering at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. This will result in the receipt of $995,000, $1,170,000, $1,345,000 and $1,547,330 less proceeds at the minimum, midpoint, maximum and adjusted maximum of the Offering Range. See "Comparison of Valuation and Pro Forma Information Without Charitable Foundation". By further enhancing the Association's visibility and reputation in the communities that it serves, the Board believes that the Charitable Foundation will enhance the long-term value of the Association's community banking franchise. The Charitable Foundation will be dedicated exclusively to charitable purposes within the communities served by the Association, including community development activities. Neither the Association nor the Company intends to make any further contributions to the Charitable Foundation within the next five years.



      PURPOSE OF THE CHARITABLE FOUNDATION. The purpose of the Charitable Foundation is to provide funding to support charitable and not-for-profit causes and community development activities. The Charitable Foundation is being formed as a complement to the Association's existing community activities, not as a replacement for such services. While the Association intends to continue to emphasize community lending and community development activities following the Reorganization, such activities are not the Association's sole corporate purpose. The Charitable Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable and not-for-profit causes, and may be able to support such activities in ways that are not currently available to the Association. The Charitable Foundation will enhance the Association's current activities under the Community Reinvestment Act. In this regard, the Board of Directors of the Association believes the establishment of the Charitable Foundation is consistent with the Association's commitment to community service. The Board further believes that the funding of the Charitable Foundation with Common Stock is a means of enabling the communities served by the Association to share in the growth and success of the Company long after completion of the Reorganization. The Charitable Foundation will accomplish that goal by providing for continued ties between the Charitable Foundation and the Association, thereby forming a partnership with the Association's community. Charitable foundations have been formed by other financial institutions for this purpose, among others. The Association, however, does not expect the contribution to the Charitable Foundation to take the place of the Association's traditional community lending activities.


      STRUCTURE OF THE CHARITABLE FOUNDATION. The Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Charitable Foundation's Bylaws, the Charitable Foundation's initial board of directors will be comprised of two members of the Company's and the Association's Board of Directors and one person who is unaffiliated with the Association. Bruno J. Gioffre, the Association's Chairman of the Board and Richard P. McStravick, the Association's President and Chief Executive Officer will serve on the Charitable Foundation's board of directors. Messrs Gioffre and McStravick intend to purchase 30,000 shares and 25,000 shares, or 1.13% and 0.94%, respectively, of the shares sold at the midpoint of the offering. At the midpoint of the offering the aggregate number of shares owned by the Charitable Foundation, and its directors and officers will total 172, 682, or 6.5% of the Minority Ownership Interest. In addition, the Board of Directors is in the process of selecting a person to serve on the Charitable Foundation's board of directors who is unaffiliated with the Association but who has business and community ties within the Association's market area, and who has experience serving on local charities or other non-profit organizations. Other individuals may be selected as board members (there is no present intention to expand the board of directors of the Charitable Foundation). A nominating committee of the Charitable Foundation's Board will nominate individuals eligible for election to the Board of Directors. The members of the Charitable Foundation, who are comprised of its Board members, will elect the directors at the annual meeting of the Charitable Foundation from those nominated by the nominating committee. Only persons serving as directors of the Charitable Foundation qualify as members of the Charitable Foundation, with voting authority. Directors will be elected annually. The certificate of incorporation of the Charitable Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Charitable Foundation's certificate of incorporation further provides that no part of the net earnings of the Charitable Foundation will inure to the benefit of, or be distributable to its directors, officers or members.


      The authority for the affairs of the Charitable Foundation will be vested in the Board of Directors of the Charitable Foundation. The Directors of the Charitable Foundation will be responsible for establishing the policies of the Charitable Foundation with respect to grants or donations by the Charitable Foundation, consistent with the purposes for which the Charitable Foundation was established. Although no formal policy governing Charitable Foundation grants exists at this time, the Charitable Foundation's Board of Directors will adopt such a policy upon establishment of the Charitable Foundation. As directors of a nonprofit corporation, directors of the Charitable Foundation will at all times be bound by their fiduciary duty to advance the Charitable Foundation's charitable goals, to protect the assets of the Charitable Foundation and to act in a manner consistent with the charitable purpose for which the Charitable Foundation is established. The Directors of the Charitable Foundation will also be responsible for directing the activities of the Charitable Foundation, including the management of the Common Stock of the Company held by the Charitable Foundation. However, it is expected that as a condition to receiving OTS approval of the Reorganization, that the Charitable Foundation will be required to commit to the OTS that all shares of Common Stock held by the Charitable Foundation will be voted in the same ratio as all other shares of Common Stock on all proposals considered by stockholders of the Company; provided, however, that, consistent with such expected condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Charitable Foundation; (ii) cause the Charitable Foundation to lose its tax-exempt status, or cause the Internal Revenue Service to deny the Charitable Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Charitable Foundation; or (iii) cause the Charitable Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Charitable Foundation's legal counsel would be required to render an opinion satisfactory to the OTS that compliance with the voting requirement would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS would grant a waiver of the voting restriction upon submission of such legal opinion(s) by the Company or the Charitable Foundation that are satisfactory to the OTS. In the event that the OTS were to waive the voting requirement, the directors would direct the voting of the Common Stock held by the Charitable Foundation.


      In addition, a person who is a director, officer or employee of the Association, or who has the power to direct its management or policies, or otherwise owes a fiduciary duty to the Association, the Company, or the Mutual Holding Company and who also serves as an officer, director or employee of the Charitable Foundation will be subject to the OTS' conflicts of interest regulations.


      The Charitable Foundation's place of business will be located at the Association's main office and initially the Charitable Foundation is expected to have no employees but will utilize the members of the staff of the Company. The Board of Directors of the Charitable Foundation will appoint such officers as may be necessary to manage the operations of the Charitable Foundation. In this regard, it is expected that the Association will be required to provide the OTS with a commitment that, to the extent applicable, the Association will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Association and the Charitable Foundation.

      The Company and the Association determined to fund the Charitable Foundation with Common Stock rather than cash because Common Stock will provide the Charitable Foundation with a potentially larger endowment if the Common Stock appreciates in value. The contribution of Common Stock to the Charitable Foundation may reduce the amount of cash that the Company would have to contribute to the Charitable Foundation in future years in order to maintain a level amount of charitable grants and donations.

      The Charitable Foundation will receive working capital from any dividends that may be paid on the Common Stock from loans collateralized by the Common Stock subject to applicable federal and state laws or from the proceeds of the sale of any of the Common Stock in the open market from time to time. As a private Charitable Foundation under Section 501(c)(3) of the Code, the Charitable Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets.


      DILUTION OF SHAREHOLDERS' INTERESTS. Shares of Common Stock contributed to the Charitable Foundation are in addition to the shares to be issued and sold to depositors, members and the public. Consequently, persons purchasing shares of common stock in the Offering will have their ownership and voting interests in the Company diluted by approximately 2.0%. See "Pro Forma Data."



      IMPACT ON EARNINGS. The contribution of Common Stock to the Charitable Foundation will have an adverse impact on the Company's earnings in the year in which the contribution is made. The Company will recognize expense in the full amount of the contribution of common stock to the Charitable Foundation in the quarter in which the contribution occurs, which is expected to be the quarter ending December 31, 1998. The contribution expense will be partially offset by related tax benefits. We have been advised that the contribution to the Charitable Foundation will be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income. The Association estimates that, at the midpoint of the offering range, the contribution of shares will result in a reduction in net income of approximately $700,000. If the Charitable Foundation had been established at March 31, 1998 based on the midpoint of the Offering Range, the Association would have reported net income of $2.2 million compared to net income of $2.9 million actually reported for the year then ended. The Association and the Company do not currently anticipate making additional contributions to the Charitable Foundation within the first five years following the initial contribution.


      TAX CONSIDERATIONS. The Association has been advised that an organization created and operated for the above charitable purposes would general qualify as a Section 501(c)(3) exempt organization under the Code, and further that such an organization would likely be classified as a private foundation. This opinion presumes that the Charitable

Foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the Charitable Foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Charitable Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Association's tax advisor, however, has not rendered any advice on the condition to the contribution to be agreed to by the Charitable Foundation which requires that all shares of Common Stock of the Company held by the Charitable Foundation must be voted in the same ratio as all other outstanding shares of Common Stock on all proposals considered by stockholders of the Company. Consistent with the expected condition, in the event that the Company or the Charitable Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Charitable Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Charitable Foundation, or subject the Charitable Foundation to an excise tax under Section 4941 of the Code, it is expected that the OTS would waive such voting restriction upon submission of a legal opinion(s) by the Company or the Charitable Foundation satisfactory to the OTS. See "--Regulatory Conditions Imposed on the Charitable Foundation."

      Under the Code, the Company is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income (with certain modifications) for such year. Charitable contributions made by the Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. The Board of Directors believes that the Reorganization presents a unique opportunity to establish and fund a Charitable Foundation given the substantial amount of additional capital being raised in the Offering. In making such a determination, the Board of Directors considered the impact on earnings of the contribution of Common Stock to the Charitable Foundation. Based on such consideration, the Company and the Association believe that the contribution to the Charitable Foundation in excess of the 10% annual deduction limitation is justified given the Association's capital position and its earnings, the substantial additional capital being raised in the Offering and the potential benefits of the Charitable Foundation to the communities served by the Association. In this regard, and assuming the sale of the Common Stock at the midpoint of the Estimated Valuation Range, the Company would have pro forma stockholders' equity of $54.6 million or 19.68% of pro forma consolidated assets and the Association's pro forma tangible, core and total risk-based capital ratios would be 15.65%, 15.65% and 42.85%, respectively. See "Pro Forma Data--Historical and Pro Forma Regulatory Capital Compliance," and "Capitalization." Thus, the amount of the contribution will not adversely impact the Association's financial condition and management believes that the amount of the charitable contribution is reasonable given the Association's pro forma capital positions. As such, management believes that the contribution does not raise safety and soundness concerns.


      The Association has received an opinion of its tax advisors that the Company's contribution of its own stock to the Charitable Foundation would not constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the annual deduction limitation described above. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. The Association's tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the Charitable Foundation had been established in the year ended December 31, 1997 based on the midpoint of the Offering Range, the Company would have realized a current federal tax benefit of approximately $150,000 based on the Association's taxable income reported in its 1997 calendar year tax return and considering the annual limitation on deductibility of charitable contributions. The Association is permitted under the Code to carry over the excess contribution over the five-year period following the contribution to the Charitable Foundation. The Association estimates that all of the contribution should be deductible over the six-year period. Neither the Company nor the Association expect to make any further contributions to the Charitable Foundation within the first five years following the initial contribution. After that time, the Association and the Company may consider future contributions to the Charitable Foundation. Any such decisions would be based on an assessment of, among other factors, our financial condition, the interests of stockholders of the Company, and the financial condition and operations of the Charitable Foundation.

      Although the Association has received an opinion that the Company will be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Charitable Foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In such event, the contribution to the Charitable Foundation would be expensed without partial offset for any tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination.

      The Charitable Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Charitable Foundation's fiscal year to maintain its tax-exempt status. The Charitable Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Charitable Foundation's managers and a concise statement of the purpose of each grant.


      Under current tax laws, the Charitable Foundation cannot own more than 2% of the Company's voting common stock without incurring a significant excise tax on its "excess business holdings." For these purposes, "excess business holdings" include, among other things, any interest in a corporation which, when aggregated with the interests of "disqualified persons" exceeds 20% of the interests in such corporation. A "disqualified person" includes (1) a substantial contributor (i.e., a contributor of more than 2% of the total contributions to the Charitable Foundation); (2) a foundation manager, or (3) a person who owns more than 20% of a corporation, partnership, trust or unincorporated enterprise which is also a substantial contributor. Since the Mutual Holding Company owns more than 20% of the Company and the Company is a substantial contributor to the Charitable Foundation, the Company and the Mutual Holding Company are disqualified persons. As such, the Mutual Holding Company's interest in the Company will be aggregated with that interests of the Charitable Foundation to determine if the Charitable Foundation has excess business holdings. The limitation on excess business holdings, however, is subject to a de minimus rule that the Charitable Foundation's ownership of 2% or less of the voting stock and 2% or less of the value of all outstanding shares in such corporation will be disregarded and will not subject the Charitable Foundation to an excise tax. In the event the Company undertakes a stock repurchase program or engages in any other activity that would reduce the number of shares outstanding, the Charitable Foundation would have to sell a sufficient number of shares in order to maintain ownership of 2% or less of the outstanding Common Stock.



      COMPARISON OF VALUATION AND OTHER FACTORS ASSUMING THE CHARITABLE FOUNDATION IS NOT ESTABLISHED AS PART OF THE REORGANIZATION. The establishment of the Charitable Foundation was taken into account by FinPro in determining the estimated pro forma market value of the Common Stock. The aggregate price of the shares of Common Stock being offered in the Offering is based upon the independent appraisal conducted by FinPro of the estimated pro forma market value of the Common Stock. The pro forma aggregate price of the Common Stock being offered for sale in the Offering is currently estimated to be between $22.5 million and $30.5 million, with a midpoint of $26.5 million. The pro forma price to book ratio and the pro forma price to earnings ratio, at and for the year ended March 31, 1998, are 107.87% and 16.67x, respectively, at the midpoint of the Estimated Valuation Range. In the event that the Reorganization did not include the Charitable Foundation, FinPro has estimated that the estimated pro forma market value of the Common Stock being offered for sale in the Offering would be $27.7 million at the midpoint, with a pro forma price to book ratio and a pro forma price to earnings ratio of 111.23% and 17.54x, respectively. The amount of Common Stock being offered for sale in the Offering at the midpoint of the Estimated Valuation Range is approximately $1.2 million less than the estimated amount of Common Stock that would be sold in the Offering without the Charitable Foundation based on the estimate provided by FinPro. Accordingly, persons who subscribe to purchase Common Stock in the Offering would receive fewer shares depending on the size of a subscriber's stock order and the amount of his or her qualifying deposits in the Association and the overall level of subscriptions. See "Comparison of Valuation and Pro Forma Information Without Charitable Foundation." This estimate by FinPro was prepared solely for purposes of providing subscribers with information with which to make an informed decision on the Reorganization and Offering.

      The decrease in the amount of Common Stock being offered for sale as a result of the contribution of Common Stock to the Charitable Foundation will not have a significant effect on the Company or the Association's capital position. The Association's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Reorganization. The Association's leverage (core) and risk-based capital ratios at March 31, 1998 were 12.5% and 34.9%, respectively. Assuming the sale of shares at the midpoint of the Estimated Valuation Range, the Bank's pro forma core and risk-based capital ratios at March 31, 1998 would be 15.65% and 42.85%, respectively. On a consolidated basis, the Company's pro forma stockholders' equity would be $54.6 million, or approximately 19.68% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the Estimated Price Range. Pro forma stockholders' equity per share and pro forma net income per share would be $9.27 and $0.60, respectively. If the Charitable Foundation was not being established in the Reorganization, based on the FinPro estimate, the Company's pro forma stockholders' equity would be approximately $55.3 million, or approximately 19.88% of pro forma consolidated assets at the midpoint of the estimated value, and pro forma stockholders' equity per share and pro forma net income per share would be higher with the Charitable Foundation as without the establishment of the Charitable Foundation. See "Comparison of Valuation and Pro Forma Information Without Charitable Foundation."

      REGULATORY CONDITIONS IMPOSED ON THE CHARITABLE FOUNDATION. Establishment of the Charitable Foundation is expected to be subject to the following conditions being agreed to by the Charitable Foundation in writing as a condition to receiving OTS approval of the Reorganization and Offering: (i) the Charitable Foundation will be subject to examination by the OTS; (ii) the Charitable Foundation must comply with supervisory directives imposed by the OTS; (iii) the Charitable Foundation will operate in accordance with written policies adopted by its board of directors, including a conflict of interest policy; (iv) any shares of Common Stock held by the Charitable Foundation must be voted in the same ratio as all other outstanding shares of Common Stock on all proposals considered by stockholders of the Company; provided, however, that, consistent with the condition, the OTS may waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Charitable Foundation; (b) would cause the Charitable Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Charitable Foundation; or (c) would cause the Charitable Foundation to be subject to an excise tax under Section 4941 of the Code; and (v) any shares of Common Stock subsequently purchased by the Charitable Foundation will be aggregated with any shares repurchased by the Company or the Association for purposes of calculating the number of shares which may be repurchased during the three-year period subsequent to the Reorganization. In order for the OTS to waive such voting restriction, the Company's or the Charitable Foundation's legal counsel would be required to render an opinion satisfactory to the OTS. While there is no current intention for the Company or the Charitable Foundation to seek a waiver from the OTS from such restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the OTS would grant an unconditional waiver of the voting restriction. In no event would the voting restriction survive the sale of shares of the Common Stock held by the Charitable Foundation.

      Various OTS regulations may be deemed to apply to the Charitable Foundation including regulations regarding (i) transactions with affiliates,
(ii) conflicts of interest, (iii) capital distributions and (iv) repurchases of capital stock within the three-year period subsequent to a mutual-to-stock conversion. Because only two of the eight directors of the Company and the Association are expected to serve as directors of the Charitable Foundation, the Company and the Association do not believe that the Charitable Foundation should be deemed an affiliate of the Association. The Company and the Association anticipate that the Charitable Foundation's affairs will be conducted in a manner consistent with the OTS' conflict of interest regulations. The Association has provided information to the OTS demonstrating that the initial contribution of common stock to the Charitable Foundation would be within the amount which the Association would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by the Association.

      POTENTIAL CHALLENGES. To date, there has been limited precedent with respect to the establishment and funding of a foundation as part of the reorganization of a mutual savings institution to stock form. In addition, establishment and funding of the Charitable Foundation will require the OTS to grant the Association and the Company waivers from its mutual-to-stock conversion regulations and mutual holding company regulations. As such, the Charitable Foundation and the OTS's non-objection to the Reorganization may be subject to potential challenges with respect to, among other things, the Company's and the Association's ability to establish the Charitable Foundation, notwithstanding that the Board of Directors have carefully considered the various factors involved in the establishment of the Charitable Foundation in reaching its determination to establish the Charitable Foundation as part of the Reorganization, and/or with respect to the OTS' authority to grant the waivers necessary to establish the Charitable Foundation. If challenges were to be instituted seeking management to terminate the establishment of the Charitable Foundation no assurances could be made that the resolution of such challenges would not result in a delay in the consummation of the Reorganization or that any objecting persons would not be ultimately successful in obtaining such relief.

      APPROVAL OF MEMBERS. Establishment of the Charitable Foundation is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. The Charitable Foundation will be considered as a separate matter from approval of the Plan. If the members approve the Plan, but not the establishment of the Charitable Foundation, the Association intends to complete the Reorganization without establishing of the Charitable Foundation. Failure to approve the Charitable Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offering because the Estimated Valuation Range takes into account the proposed contribution to the Charitable Foundation. If the pro forma market value of the Company without the Charitable Foundation is either greater than $67.7 million or less than $50.1 million, or if the OTS otherwise requires a resolicitation of subscribers, the Association will establish a new Estimated Valuation Range and resolicit subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest). Any change in the Estimated Valuation Range must be approved by the OTS. See "--Stock Pricing and Number of Shares to be Issued." Further, if the Mutual Holding Company were to undertake a Conversion Transaction, and in connection with such a transaction additional shares of stock of the Company or its successor were contributed to the Charitable Foundation, such contribution of additional shares of Common Stock to the Charitable Foundation would be voted on as a separate matters and would require the approval of: (i) a majority of the total outstanding vote of the members of the Mutual Holding Company eligible to be cast; and (ii) a majority vote of the total outstanding shares of Common Stock held by stockholders other than the Mutual Holding Company and the Charitable Foundation.


LIQUIDATION RIGHTS



      In the unlikely event of a voluntary liquidation, dissolution or winding-up of the Association in its present mutual form prior to the Reorganization, holders of deposit accounts in the Association would be entitled, pro rata to the value of their accounts, to distribution of any assets of the Association remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the Reorganization, the holders of the Common Stock would be entitled to any assets remaining upon a liquidation, dissolution or winding-up of the Association and, except through their liquidation interests in the Mutual Holding Company, discussed below, holders of deposit accounts in the Association would have no interest in any such assets.



      In the event of a voluntary or involuntary liquidation, dissolution or winding-up or the Mutual Holding Company following consummation of the Reorganization, holders of deposit accounts in the Association would be entitled, pro rate to the value of their accounts, to distribution of any assets of the Mutual Holding Company remaining after the claims of all creditors of the Mutual Holding Company are satisfied. The Mutual Holding Company will establish, upon the completion of the Reorganization, a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Mutual Holding Company as of that date. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his or her deposit account at the Association, would be entitled, on a complete liquidation of the Mutual Holding Company after the Reorganization, to an interest in the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Association on March 31, 1997 (with respect to an Eligible Account Holder) and June 30, 1998 (with respect to a Supplemental Eligible Account Holder) ("Qualifying Deposit"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of such person's Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on each such record date.



      If, however, on any annual closing date of the Association, commencing March 31, 1999, the amount in any deposit account is less than the amount in such deposit account on March 31, 1997 (with respect to an Eligible Account Holder) and June 30, 1998 (with respect to a Supplemental Eligible Account Holder) or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Stockholders of the Association will have no liquidation or other rights with respect to the Mutual Holding Company in their capacities as such.



      There currently are no plans to liquidate the Association or the Mutual Holding Company in the future.


OFFERING OF COMMON STOCK

      Under the Plan, up to 3,048,075 shares of Common Stock are being offered for sale, initially through the Subscription Offering (subject to a possible increase to 3,505,286 shares). See "--Subscription Offering." The Plan requires, with certain exceptions, that at least 2,252,925 shares be sold in order for the Reorganization to be effective.

      The Subscription Offering expires at __________, New York time, on __________, 1998. OTS regulations and the Plan require that the sale of Common Stock be completed within 45 days after the close of the Subscription Offering. This 45-day period expires on ____________, 1998. In the event the Association is unable to complete the sale of common stock within this 45-day period, the Association may request an extension of this time period from the OTS. No single extension granted by the OTS, however, may exceed 90 days. No assurance can be given that an extension would be granted if requested. If an extension is granted, the Association would promptly notify subscribers of the granting of the extension of time and would promptly return subscriptions unless subscribers affirmatively elect to continue their subscriptions during the period of extension. Such extensions may not be made beyond _____________, 2001.


      Shares may also be offered to the public in a Community Offering. In the event a Community Offering is held, it may begin immediately after the Subscription Offering, or any time during the Subscription Offering. The Community Offering may end at the same time as or after the Subscription Offering, but not later than ___________1998, unless further extended with the approval of the OTS. The actual number of shares to be sold in the Offering will depend upon market and financial conditions at the time of the Offering, provided that no fewer than 2,252,925 shares or more than 3,505,286 shares are sold in the Offering. The per share price to be paid by prospective purchasers in the Community Offering, if any, for any remaining shares will be $10.00, the same price paid by subscribers in the Subscription Offering. See "--Stock Pricing." It is anticipated that all shares not subscribed for in the Subscription Offering and the Community Offering if held, will be offered for sale by the Company to the general public in a Syndicated Community Offering.


      As permitted by OTS regulations, the Plan provides that if, for any reason, purchasers cannot be found for an insignificant number of unsubscribed shares of the common stock, the Board of Directors will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS.

If such other purchase arrangements cannot be made, the Plan will terminate. In the event that the Offering is not completed, the Association will remain a mutual savings association, all subscription funds will be promptly returned to subscribers with interest earned thereon at the passbook rate, which is currently 2.50% per annum (except for payments to have been made through withdrawal authorizations which will have continued to earn interest at the contractual account rates), and all withdrawal authorizations will be canceled.


SUBSCRIPTION OFFERING

      In accordance with OTS regulations, nontransferable rights to subscribe for the purchase of the Company's Common Stock have been granted under the Plan to the following persons in the following order of priority: (1) Eligible Account Holders; (2) the Association's tax-qualified plans including the ESOP;
(3) Supplemental Eligible Account Holders; (4) depositors and borrowers other than Eligible Account Holders and Supplemental Eligible Account Holders, at the close of business on ___________, 1998, the voting record date for the Special Meeting ("Other Members"); and (5) employees, officers and directors. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan (and described below). The March 31, 1997 date for determining who qualifies as Eligible Account Holders, and the June 30, 1998 date for determining who qualifies as Supplemental Eligible Account Holders, were selected in accordance with federal regulations applicable to the Reorganization.

      CATEGORY I: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without cost to him or her, nontransferable subscription rights to subscribe for an amount of shares equal to the greater of (i) $150,000 of the Common Stock sold in the Offering; or (ii) 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date; provided, however, that no Eligible Account Holder may purchase with his or her Associates (as defined in this Prospectus) and persons acting in concert, more than $300,000 (30,000 shares) of Common Stock. The Company may, in its sole discretion and without further notice to, or solicitation of, subscribers or other prospective purchasers, increase the maximum purchase limitation up to 5% of the maximum number of shares offered in the Offering.

      If sufficient shares are not available in this Category I, the Association will allocate shares in a manner that will allow each Eligible Account Holder purchase the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders. To ensure a proper allocation of Common Stock, each Eligible Account Holder must list on the Stock Order Form all accounts in which the Eligible Account Holder had an ownership interest as of March 31, 1997. Failure to list all such qualifying deposit accounts may result in the inability of the Company or the Association to fill all or part of a subscription order. Neither the Company, the Association, nor any of their agents shall be responsible for orders on which all qualifying deposit accounts have not been fully and accurately disclosed.

      The "qualifying deposits" of an Eligible Account Holder are the aggregate amount of the deposit balances (provided such aggregate balance is not less than $50.00) in one or more deposit accounts with the Association, including money market accounts, as of the close of business on March 31, 1997. Subscription rights received by directors and officers in this category based upon their increased deposits in the Association during the year preceding March 31, 1997, are subordinated to the subscription rights of other Eligible Account Holders. Notwithstanding the foregoing, shares of Common Stock with a value in excess of $150,000, may be sold to the Association's tax-qualified benefit plans, including the ESOP before satisfying the subscriptions of Eligible Account Holders in the event the number of shares sold in the Offering is increased to more than 3,048,075 shares. For allocation purposes, qualifying deposits will be divided in the case of multiple orders.

      CATEGORY II: TAX-QUALIFIED EMPLOYEE BENEFIT PLANS. The Association's tax-qualified employee benefit plans, including the ESOP will receive nontransferable subscription rights to purchase up to 10% of the Minority Ownership Interest, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders. The ESOP currently intends to purchase shares equal to 8% of the Minority Ownership Interest. If the ESOP is unable to purchase all or part of the shares of Common Stock for which it subscribes, the ESOP may purchase such shares in the open market or may purchase authorized but unissued shares of the Company. Any purchase by the ESOP of authorized but unissued shares would dilute the interests of the Company's shareholders.


      CATEGORY III: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder will receive, without cost to him or her, nontransferable subscription rights to subscribe for an amount of shares equal to the greater of (i) $150,000 of the Common Stock sold in the Offering; or (ii) 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account Holder; provided, however, that no Supplemental Eligible Account Holder may purchase with his or her Associates and persons acting in concert, more than $300,000 (30,000 shares) of common stock. Such subscription rights will be applicable only to shares that remain available after the subscriptions of Eligible Account Holders and the tax-qualified benefit plans have been satisfied. The Company may, in its sole discretion, and without further notice to, or solicitation of, subscribers or other prospective purchasers, increase the maximum purchase limitation to up to 5% of the maximum number of shares offered in the Offering.


      If sufficient shares are not available in this Category III, the Association will allocate shares in a manner that will allow each Supplemental Eligible Account Holder to purchase the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holders in the proportion that the amounts of his or her qualifying deposits bears to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders. To ensure a proper allocation of Common Stock, each Supplemental Eligible Account Holder must list on the Stock Order Form all accounts in which he or she has an ownership interest as of June 30, 1998. Failure to list all such qualifying deposit accounts may result in the inability of the Company or the Association to fill all or part of a subscription order. Neither the Company, the Association nor any of their agents shall be responsible for orders on which all qualifying deposit accounts have not been fully and accurately disclosed.

      The "qualifying deposits" of a Supplemental Eligible Account Holder are the aggregate amount of the deposit balances (provided such aggregate balance is not less than $50.00) in his or her deposit accounts, including money market accounts, as of the close of business on June 30, 1998.

      CATEGORY IV: OTHER MEMBERS. Each Other Member will receive, without cost to him or her, nontransferable subscription rights to subscribe for up to $150,000 (15,000 shares) of the Common Stock; provided, however, that no Other Member may purchase with his or her Associates and persons acting in concert, more than $300,000 (30,000 shares) of Common Stock. Such subscription rights will be applicable only to shares that remain available after the subscriptions of Eligible Account Holders, the tax-qualified benefit plans and Supplemental Eligible Account Holders have been satisfied. The Company may in its sole discretion increase the maximum purchase limitation to up to 5% of the maximum number of shares offered in the Offering or decrease the maximum purchase limitation to as low as 0.1% of the maximum number of shares offered in the Offering.

      If sufficient shares are not available in this Category IV, shares will be allocated pro rata among subscribing Other Members in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.

      CATEGORY V: EMPLOYEES, OFFICERS AND DIRECTORS. Employees, officers and directors of the Association will receive, without cost to them, nontransferable subscription rights to subscribe for up to $150,000 (15,000 shares) of the Common Stock; provided that no employee, officer or director may purchase with his or her Associates and persons acting in concert more than $300,000 (30,000 shares) of Common Stock. For purposes of the Plan directors, officers and employees are not Associates of one another, nor are they acting in concert solely as a result of their positions as directors, officers or employees of the Association. Such subscription rights will only be provided after subscriptions of Eligible Account holders, the tax-qualified benefit plans, Supplemental Eligible Account Holders and other Members have been satisfied. If sufficient shares are not available in this Category V, shares will be allocated among directors, officers and employees on a pro rata basis based on the size of each person's order.


      TIMING OF OFFERING AND METHOD OF PAYMENT. The Association will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, the Association will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. The Subscription Offering will expire at __________, New York time, on ___________, 1998 (the "Expiration Date"). The Expiration Date may be extended by the Association and the Company for successive 90-day periods, subject to OTS approval, to ___________, 2000. If the Offering is extended beyond ______________, 2000, subscribers will be given the right to increase, decrease, confirm or modify their orders.


      Before the Expiration Date, or any extension of such date, each subscriber must return the Order Forms to the Association, properly completed, together with checks or money orders in an amount equal to the Purchase Price multiplied by the number of shares for which subscription is made. Payment for stock purchases can also be accomplished through authorization on the order form of withdrawals from accounts with the Association (including a certificate of deposit). The Association has the right to reject any orders transmitted by facsimile and any payments made by wire transfer.


      Until completion or termination of the Reorganization, subscribers who elect to make payment through authorization of withdrawal from accounts with the Association will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such cases interest will continue to be credited on deposits authorized for withdrawal until the completion of the Reorganization. Interest at the passbook rate, which is currently 2.50% per annum, will be paid on amounts submitted by check. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of such accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts at the effective date of the Reorganization, and the remaining balance will earn interest at the passbook savings rate or will be returned to the depositor. Stock subscriptions received and accepted by the Association are final. Subscriptions may be withdrawn only in the event that the Reorganization is not completed by __________, 1998.


      MEMBERS IN NON-QUALIFIED STATES OR FOREIGN COUNTRIES. The Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, no person will be offered or sold any stock in the Subscription Offering if such person resides in a foreign country or resides in a state in the United States with respect to which all of the following apply:
(i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; (ii) the granting of subscription rights or the offer or sale of Common Stock to such persons would require the Association or the Company or its respective officers and directors, under the securities laws of such state, to register as a broker, dealer, salesman or selling agent, or to register or otherwise qualify the Common Stock for sale in such state; and (iii) such registration, qualification or filing in its judgment or in the judgment of the Company would be impracticable or unduly burdensome for reasons of cost or otherwise.

      To assist in the Offering, the Association has established a Stock Information Center that you may contact at (914) _________ . Callers to the Stock Information Center will be able to request a Prospectus and other information relating to the Offering.

COMMUNITY OFFERING

      To the extent shares remain available for purchase after filling all orders received in the Subscription Offering, the Company may offer shares of the common stock in a Community Offering to the general public, with preference given to residents in Westchester County, the county where the Association maintains its offices. The Association may terminate the Community Offering as soon as it has received orders for at least the minimum number of shares available for purchase in the Offering.

      Persons wishing to purchase stock in the Community Offering, if conducted, should return the Order Form to the Association, properly completed, together with a check or money order in the amount equal to the Purchase Price multiplied by the number of shares which that person desires to purchase. Order Forms will be accepted until the completion of the Community Offering. However, the Association may terminate the Community Offering as soon as orders are received for at least the minimum number of shares available for purchase in the Offering.

      The amount of Common Stock which may be purchased in the Community Offering by any person (including such person's Associates) or persons acting in concert is $150,000 (15,000 shares) in the aggregate. A member who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering may subscribe for additional shares of Common Stock in the Community Offering that does not exceed the lesser of (i) $150,000 (15,000 shares) or (ii) a number of shares which, when added to the number of shares subscribed for by the member (and his Associates and persons acting in concert) in the Subscription Offering, would not exceed $300,000 (30,000 shares). The Association reserves the right in its sole discretion to reject any orders received in the Community Offering in whole or in part.

      If all the Common Stock offered in the Subscription Offering is subscribed for, no Common Stock will be available for purchase in the Community Offering. In the event of an oversubscription, purchase orders received during the Community Offering will be filled up to a maximum of 1,000 shares of Common Stock issued in the Offering, with any remaining unfilled purchase orders to be allocated on a pro rata basis based on a fair and equitable manner. If the Community Offering continues for more than 45 days after the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. All sales of Common Stock in the Community Offering will be at the same price per share as the sales of Common Stock in the Subscription Offering.


      Cash and checks received in the Community Offering will be placed in an interest bearing account with the Association, and will earn interest at the passbook rate, which is currently 2.50% per annum, from the date of deposit until completion or termination of the Reorganization. In the event that the Reorganization is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.


SYNDICATED COMMUNITY OFFERING

      Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers to be managed by Sandler O'Neill in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Association and the Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein.

      If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and any Community Offering, the Boards of Directors of the Company and the Association will seek to make other arrangements to sell the remaining shares. Such other arrangements will be subject to OTS approval and to compliance with applicable state and federal securities laws.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING COMMON STOCK

      To ensure that each purchaser receives a Prospectus at least 48 hours prior to the end of the Offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, no Prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the Offering. Execution of the Order Form will confirm receipt or delivery of a Prospectus in accordance with Rule 15c2-8. Order Forms will be distributed only with a Prospectus. Neither the Company, the Association, nor Sandler O'Neill is obligated to deliver a Prospectus and an Order Form by any means other than the U.S. Postal Service.

      To ensure that Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts, or in the case of Other Members who are borrowers only, loans held at the Association, on the Order Form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date.

      Full payment by check, cash (except by mail), money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original Order Form. THE COMPANY IS NOT OBLIGATED TO ACCEPT AN ORDER SUBMITTED ON PHOTOCOPIED OR TELECOPIED ORDER FORMS. ORDERS CANNOT AND WILL NOT BE ACCEPTED WITHOUT THE EXECUTION OF THE CERTIFICATION APPEARING ON THE ORDER FORM.

      If the ESOP purchases shares of Common Stock, it will not be required to pay for such shares until consummation of the Offering, provided that there is in force from the time the order is received a loan commitment to lend to the ESOP the amount of funds necessary to purchase the number of shares ordered.

DELIVERY OF CERTIFICATES


      Certificates representing shares issued in the Subscription Offering and in the Community Offering, if any, pursuant to Order Forms will be mailed to the persons entitled to them to such address as may be specified in properly completed Order Forms as soon as practicable following consummation of the Reorganization. The Company will not accept orders registered "in care of" or instructed to be mailed to a third party. Any certificates returned as undeliverable will be held by the Company until claimed by the person legally entitled to them or otherwise disposed of in accordance with applicable law. Purchasers may not be able to sell the shares of Common Stock which they purchase until certificates for the Common Stock are available and delivered to them, even though trading of the common stock may have commenced. Shares sold prior to receipt of a stock certificate are the responsibility of the purchaser.


MARKETING AGENT

      The Association has engaged Sandler O'Neill as a consultant and financial advisor in connection with the offering of the Common Stock, and Sandler O'Neill has agreed to assist the Association in its solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Sandler O'Neill will receive a fee equal to 1.5% of the aggregate purchase price of all shares sold in the Subscription Offering or Community Offering, excluding in each case shares purchased by directors, officers of employees of the Association and any immediate family member thereof and the ESOP, for which Sandler O'Neill will not receive a fee. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Association will pay a fee (to be negotiated at such time under such agreement) to such selected dealers, any sponsoring dealers fees, and a management fee to Sandler O'Neill of 1.5% for shares sold by a NASD member firm pursuant to a selected dealers agreement; provided, however, that the aggregate fees payable to Sandler O'Neill for Common Stock sold by them pursuant to such a selected dealers agreement shall not exceed 1.5% of the aggregate purchase price and provided, further, however, that the aggregate fees payable to Sandler O'Neill and the selected dealers will not exceed 5% of the aggregate purchase price of the Common Stock sold by selected dealers. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees, and Sandler O'Neill and such broker-dealers may be deemed to be underwriters. Sandler O'Neill will also be reimbursed for its reasonable out-of-pocket expense, including legal fees, in an amount not to exceed $45,000. Notwithstanding the foregoing, in the event the Offerings are not consummated or Sandler O'Neill ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Association, Sandler O'Neill will be reimbursed for its reasonable out-of-pocket expenses as described above. The Association has agreed to indemnify Sandler O'Neill for reasonable costs and expense in connection with certain claims or liabilities, including certain liabilities under the Securities Act.

      Sandler O'Neill will also perform proxy solicitation services, Reorganization agent services and records management services for the Association in the Reorganization and will receive a fee for these services of $______, plus reimbursement of reasonable out-of-pocket expenses.

      Directors and executive officers of the Association may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Association may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Association will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit executive officers, directors and employees to participate in the sale of Common Stock. No executive officer, director or employee of the Association will be compensated in connection with his or her participation by the payment of commission or other remuneration based either directly or indirectly on the transactions in the Common Stock.

      Sandler O'Neill has not prepared any report or opinion constituting recommendations or advice to the Association. In addition, Sandler O'Neill has expressed no opinion as to the prices at which the Common Stock to be issued in the Offering may trade. Furthermore, Sandler O'Neill has not verified the accuracy or completeness of the information contained in the Prospectus.

LIMITATIONS ON COMMON STOCK PURCHASES

      The Plan includes a number of limitations on the number of shares of Common Stock which may be purchased in the Offering. These are summarized below:

      1. The aggregate amount of outstanding Common Stock owned or controlled by persons other than the Mutual Holding Company at the close of the Offering shall be less than 50% of the total outstanding Common Stock.

      2. No Person, Associate thereof, or group of persons acting in concert, may purchase more than the greater of $300,000 or 1.0% of Common Stock offered in the Offering to persons other than the Mutual Holding Company except that: (i) the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to up to 5% of the number of shares offered in the Offering; (ii) Tax-qualified employee benefit plans may purchase up to 10% of the shares offered in the Offering; and (iii) shares held by any Tax-Qualified Employee Plan and attributable to a person will not be aggregated with other shares purchased directly by or otherwise attributable to such person.

      3. The aggregate amount of Common Stock acquired in the Offering by all officers and directors of the Association or any affiliate of the Association, and any person acting in concert with such officer or director and their Associates, exclusive of any stock acquired by such persons in the secondary market, may not exceed 30% of the outstanding shares of Common Stock held by persons other than the Mutual Holding Company at the close of the Offering. In calculating the number of shares held by officers or directors of the Association or any Affiliate of the Association and any person acting in concert with any such officer or director and their Associates under this paragraph or under the provisions of Section 4 of this section, shares held by any Tax-Qualified Employee Benefit Plans of the Association that are attributable to such persons shall not be counted.

      4. The aggregate amount of Common Stock acquired in the Offering by all officers and directors of the Association or any affiliate of the Association and any person acting in concert with any such officer or director and their Associates, exclusive of any Common Stock acquired by such plans or persons in the secondary market, may not exceed 30% of the stockholders' equity of the Company other than the Mutual Holding Company at the close of the Offering.

      5. The Boards of Directors of the Association and the Company may, in their sole discretion, increase the maximum purchase limitation set forth in paragraph 2 above to up to 9.9%, provided that the percentage amount by which orders for Common Stock in excess of 5% of the total number of shares of Common Stock offered in the Offering shall not, in the aggregate exceed 10% of the total shares of Common Stock offered in the Offering (except that this limitation shall not apply to purchases by Tax-qualified employee benefit plans). If such 5% limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Board of Directors of the Company, in its sole discretion.

      6. Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

      7. The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

      OTS regulations define "acting in concert" as (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. THE ASSOCIATION WILL PRESUME THAT CERTAIN PERSONS ARE ACTING IN CONCERT BASED UPON VARIOUS FACTS, INCLUDING THE FACT THAT PERSONS HAVE JOINT ACCOUNT RELATIONSHIPS OR THE FACT THAT SUCH PERSONS HAVE FILED JOINT SCHEDULES 13D WITH THE SEC WITH RESPECT TO OTHER COMPANIES.

         Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not necessarily constitute compliance with other regulatory restrictions on acquisitions of the Common Stock. For a further discussion of limitations on purchases of the Common Stock during and subsequent to Reorganization, see "--Restrictions on Sale of Stock by Directors and Officers," "--Restrictions on Purchase of Stock by Directors and Officers Following Reorganization," and "Restrictions on Acquisition of the Company."

RESTRICTIONS ON REPURCHASE OF COMMON STOCK BY THE COMPANY

         Repurchases of its shares by the Company will be restricted for a period of three years from the date of the completion of Reorganization. OTS regulations currently prohibit the Company from repurchasing any of its shares within three years following the Reorganization except under exceptional circumstances. The Company may not, for a period of three years from the date of the Reorganization, repurchase any of its capital stock from any person, except in the event of an offer to purchase by the Company on a pro rata basis from all of its shareholders (excluding the Mutual Holding Company) which is approved in advance by the OTS, the repurchasing of qualifying shares of a director or purchases of shares required to fund a tax qualified or non-tax qualified plan. OTS regulations permit limited repurchases of Common Stock during the second and third year following the Reorganization.

RESTRICTIONS ON SALE OF STOCK BY DIRECTORS AND OFFICERS

         Any shares of the Common Stock purchased in the Offering by directors and officers of the Association or the Company may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the Common Stock by the Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation--Federal Securities Laws" and "Description of Capital Stock."

         Each certificate for such restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

RESTRICTIONS ON PURCHASE OF STOCK BY DIRECTORS AND OFFICERS IN THE REORGANIZATION AND OFFERING

         OTS regulations provide that for a period of three years following the Reorganization, without prior written approval of the OTS, neither directors or officers of the Association or the Company, nor their Associates, may purchase the Common Stock of the Company except from a dealer registered with the SEC. This restriction, however, does not apply to negotiated transactions involving more than 1% of the Company's outstanding Common Stock, to shares purchased pursuant to stock option or other incentive stock plans approved by the Company's shareholders, or to shares purchased by employee benefit plans maintained by the Company which may be attributable to individual officers or directors.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND COMMON STOCK

         Prior to the completion of the Reorganization, OTS regulations and the Plan prohibit any person with subscription rights, under the Plan from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that there is no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Reorganization and Offering. THE ASSOCIATION INTENDS TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT IT BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUCH RIGHTS. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OTS.

STOCK PRICING

         The aggregate purchase price of the Company Common Stock being sold in the Reorganization will be based on the appraised aggregate pro forma market value of the Common Stock, as determined by the Independent Valuation. FinPro, which is experienced in the valuation and appraisal of financial institutions, including savings associations forming mutual holding companies, has been retained to prepare the Independent Valuation. FinPro will receive a fee of $25,000 for its appraisal and business plan services, not including out-of-pocket expenses. The Association has agreed to indemnify FinPro, under certain circumstances, against liabilities and expenses (including legal fees) arising out of FinPro's engagement.

         The Independent Valuation states that the pro forma market value of the Common Stock was $58.9 million as of June 12, 1998. A copy of the appraisal is on file and available for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and the Northeast Regional Office of the OTS, 10 Exchange Place, Jersey City, New Jersey. The Independent Valuation has also been filed as an exhibit to the Company's Registration Statement with the SEC, and may be reviewed at the SEC's public reference facilities. See "Additional Information." The Independent Valuation involved a comparative valuation of the Association's operating and financial statistics with those of other financial institutions. The Independent Valuation also took into account such other factors as the market for savings associations generally, prevailing economic conditions, both nationally and in New York, which affect the operations of savings associations, the competitive environment within which the Association operates, and the effect of the Association becoming a subsidiary of the Company. No detailed individual analysis of the separate components of the Association's and the Company's assets and liabilities was performed in connection with the valuation. The Board of Directors reviewed with management FinPro's methods and assumptions, and accepted FinPro's appraisal as reasonable and adequate. The Association has determined to establish an Offering Range of 2,252,925 shares to 3,048,075 shares at the minimum and maximum of the Estimated Valuation Range. Notwithstanding any change in the number of shares sold in the Offering due to a change to the Independent Valuation, the Minority Ownership Interest sold in the Offering will remain 45%. The Association, in consultation with Sandler O'Neill, has determined to offer the Common Stock in the Offering at a price of $10.00 per share. The Association's decision regarding the Purchase Price was based solely on its determination that $10.00 per share is a customary purchase price in initial public offerings for mutual savings associations converting to stock form. The Offering Range may be increased or decreased to reflect market and financial conditions prior to the completion of the Offering.

         Promptly after the completion of the Subscription Offering and the Community Offering, if any, FinPro will confirm to the Association that, to the best of its knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the amount of the aggregate proceeds received from the sale of the Common Stock in the Offering was incompatible with FinPro's estimate of the Company's total pro forma market value at the time of the sale. If, however, the facts do not justify such a statement, a new Offering Range and price per share may be set. Under such circumstances, the Company will be required to resolicit subscriptions. In that event, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if the Association's pro forma market value upon reorganization has increased to an amount which does not exceed $77,895,250 (15% above the maximum of the Independent Valuation), the Company and the Association do not intend to resolicit subscriptions unless it is determined after consultation with the OTS that a resolicitation is required.

         Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. In the event of an increase in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such increase and of their right to purchase additional shares. Conversely, in the event of a decrease in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such decrease and of the reduction in the number of shares for which subscriptions may be made. In the event of a resolicitation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. The Company will be required to resolicit if the price per share is changed such that the total aggregate purchase price is not within the minimum and 15% above the maximum of the Offering Range.

         THE INDEPENDENT VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE REORGANIZATION OR OF PURCHASING THE SHARES OF THE COMMON STOCK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO THE AMOUNT OF NET PROCEEDS AND THE EARNINGS THEREON), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL THE SHARES AT PRICES THAT EXCEED THE PURCHASE PRICE IN THE OFFERING.

NUMBER OF SHARES TO BE ISSUED

         It is anticipated that the total offering of Common Stock (the number of shares of Common Stock issued in the Offering multiplied by the Purchase Price of $10.00 per share) will be within the current minimum and 15% above the maximum of the Offering Range. Unless otherwise required by the OTS, no resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions so long as the change in the number of shares to be issued in the Offering, in combination with the Purchase Price, results in an offering of at least the minimum and no more than 15% above the maximum of the Offering Range.

         Any increase in the total number of shares of Common Stock to be issued in the Offering would decrease both an individual subscriber's ownership interest and the Company's pro forma stockholders' equity and net income on a per share basis while increasing (assuming no change in the per share price) pro forma stockholders' equity and net income on an aggregate basis. A decrease in the number of shares to be issued in the Offering would increase both an individual subscriber's ownership interest and the Company's pro forma stockholders' equity and net income on a per share basis while decreasing (assuming no change in the per share price) pro forma stockholders' equity and net income on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

INTERPRETATION AND AMENDMENT OF THE PLAN

         To the extent permitted by law, all interpretations of the Plan by the Association and the Company will be final. The Plan provides that, if deemed necessary or desirable by the Boards of Directors of the Company and the Association, the Plan may be substantively amended by the Boards of Directors, as a result of comments from regulatory authorities or otherwise, with the concurrence of the OTS. Moreover, if the Plan is so amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the OTS.

CONDITIONS AND TERMINATION

         Completion of the Reorganization requires the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting and the sale of all shares of the Common Stock within 24 months following approval of the Plan by the members. If these conditions are not satisfied, the Plan will be terminated and the Association will continue business in the mutual form of organization. The Plan may be terminated by the Board of Directors of the Association at any time prior to the Special Meeting and, with the approval of the OTS, by such Board of Directors at any time thereafter. Furthermore, OTS regulations and the Plan require that the Company complete the sale of Common Stock within 45 days after the close of the Subscription Offering. The OTS may grant an extension of this time period if necessary, but no assurance can be given that an extension would be granted. See "--Offering of Common Stock."

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                              STATEMENTS OF INCOME

         The following Statements of Income of the Association for the fiscal years ended March 31, 1998, 1997 and 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report on the financial statements appears elsewhere in this Prospectus. These Statements of Income should be read in conjunction with the Financial Statements of the Association and the Notes thereto included elsewhere in the Prospectus.

                                                                                YEARS ENDED MARCH 31,
                                                                       --------------------------------------
                                                                          1998            1997           1996
                                                                       -----------    -----------    --------
                                                                                   (IN THOUSANDS)
Interest and dividend income:
   Loans.............................................................  $10,456        $  9,987       $  9,468
   Securities........................................................    4,341           4,012          3,536
   Federal funds sold and certificates of deposit....................    2,667           2,493          2,569
   Other earning assets..............................................      154             145            159
                                                                       -------        --------       --------
     Total interest and dividend income..............................   17,618          16,637         15,732
                                                                       -------        --------       --------

Interest expense:
   Deposits (Note 6).................................................    8,700           7,876          7,809
   Borrowings and mortgage escrow....................................       43              41             39
                                                                       -------        --------       --------
     Total interest expense..........................................    8,743           7,917          7,848
                                                                       -------        --------       --------

     Net interest income.............................................    8,875           8,720          7,884

Provision for loan losses (Note 3)...................................      155             146             98
                                                                       -------        --------       --------

     Net interest income after provision for loan losses.............    8,720           8,574          7,786
                                                                       -------        --------       --------

Noninterest income:
   Banking service charges and fees..................................      186             167            193
   Gain on sales of real estate owned................................       --             134             15
                                                                       -------        --------       --------
     Total noninterest income........................................      186             301            208
                                                                       -------        --------       --------

Noninterest expense:
   Compensation and benefits (Note 9)................................    2,147           1,999          1,920
   Federal deposit insurance costs, including a special assessment of
     $1,232,000 in 1997 (Note 6).....................................      139           1,584            430
   Occupancy and equipment...........................................      390             376            383
   Data processing service fees......................................      231             212            208
   Advertising and promotion.........................................      170             137            108
   Other.............................................................      879             952            816
                                                                       -------        --------       --------
     Total noninterest expense.......................................    3,956           5,260          3,865
                                                                       -------        --------       --------

     Income before income tax expense................................    4,950           3,615          4,129

Income tax expense (Note 8)..........................................    2,065           1,325          1,732
                                                                       -------        --------       --------

     Net income......................................................  $ 2,885        $  2,290       $  2,397
                                                                       =======        ========       ========

---------------------
Note references are to the Notes to Financial Statements beginning on page F-6.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Sound Federal Bancorp will be formed as a federal corporation for the purpose of issuing the Common Stock and owning all of the capital stock of the Association issued in the Reorganization. Consequently, the Company has no operating history. All information in this section should be read in conjunction with the financial statements and notes thereto included in this Prospectus.


         The Association's principal business has historically consisted of offering savings and other deposits to the general public and using the funds from such deposits to make loans secured by residential real estate. The Association's results of operations depend primarily upon its net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and the interest expense paid on deposits. The Association's operations are affected to a much lesser degree by noninterest income, such as banking service charges and fees. The Association's net income is also affected by, among other things, provisions for loan losses and noninterest expenses. The Association's principal operating expenses, aside from interest expense, consist of compensation and benefits, occupancy and equipment, deposit insurance costs and other expenses such as ATM expenses, professional fees and insurance premiums. The Association's results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies affecting fiscal affairs, housing and financial institutions, monetary policies of the Federal Reserve System, and the actions of bank regulatory authorities. Management intends to initially invest the net proceeds from the Offering in interest-earning assets and believes that the Company and the Association will derive additional interest income from such sources.


CAPABILITY OF THE ASSOCIATION'S DATA PROCESSING TO ACCOMMODATE THE YEAR 2000


         Like many financial institutions, the Association relies upon computers for the daily conduct of its business and for data processing generally. There is concern that on January 1, 2000 computers will be unable to "read" the new year and as a consequence, there may be widespread computer malfunctions. Management has reviewed this issue and has been advised by the Association's data processing service center that they are addressing this issue and that it should not affect the Association's external data processing. The Association is in the process of testing its computer applications and hardware to ensure that they will be able to read the year 2000. Based on the current timetable, testing is expected to be completed by December 1998. The Association has contacted each of its vendors to ensure that they will be able to provide service in light of the year 2000 issue. Most vendors have represented to management that they are addressing the year 2000 issue and they expect to be able to provide the services for which the Association has contracted. Management will continue to monitor this issue and report to the Board of Directors on a quarterly basis until full compliance is obtained from all vendors. Costs related to the year 2000 issue will be expensed as they are incurred, except for the costs, if any, for new hardware and software that is purchased, which will be capitalized. At March 31, 1998, the costs incurred to address the year 2000 issue have not been significant. Management does not expect that the additional costs to be incurred in connection with the year 2000 issue will have a material impact on the Association's financial condition or results of operations. Since over 98% of the Association's loans are secured by real property and the remaining portion of the loan portfolio is composed of consumer loans and personal loans, the ability of the Association's borrowers to be year 2000 compliant is not material to the Association's lending.


         The costs of the project are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties. In addition, there can be no guarantee that the systems of other companies on which the Association's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Association's systems, would not have a material adverse effect on the Association.

OPERATING STRATEGY

          In guiding the Association's operations, management has implemented various strategies designed to continue the institution's profitability consistent with safety and soundness. These strategies include: (i) operating a community-oriented financial institution that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) emphasizing one-to-four family residential real estate lending;
(iii) maintaining high levels of liquidity; and (iv) conservative underwriting standards to reduce nonperforming loans. It is anticipated, subject to market conditions, that the strategies presently in place will be continued following completion of the Reorganization.

          COMMUNITY ORIENTED INSTITUTION. The Association was established in Mamaroneck, New York in 1891 and has been operating continuously since that time. Throughout its history, the Association has been committed to meeting the financial needs of the communities in which it operates and is dedicated to providing quality service to its customers. Management believes that the Association can be more effective than many of its competitors in serving its customers because of its ability to promptly and effectively provide senior management responses to customer needs and inquiries. The Association's ability to provide these services is enhanced by the stability of senior management which has an average tenure with the Association of over 20 years. In addition, the Association intends to use the mutual holding company structure to maintain the Association as a community-oriented, independent savings institution, and to establish the Charitable Foundation as a means of furthering the Association's commitment to the communities in which it conducts business.

          EMPHASIS ON RESIDENTIAL REAL ESTATE LENDING. Historically, the Association has emphasized the origination of one-to-four family residential loans within Westchester County. As of March 31, 1998, approximately 83.8% of the loan portfolio consisted of one-to-four family residential mortgage loans and 98.5% of the loan portfolio consisted of loans secured by real estate. During the fiscal year ended March 31, 1998, the Association originated $14.8 million of one-to-four family mortgage loans. The Association has emphasized traditionally the origination of fixed rate residential mortgage loans. Of the $28.9 million of total loans originated in fiscal year 1998, $28.6 million had fixed rates of interest.


          MAINTAINING HIGH LEVELS OF LIQUID INVESTMENTS. The Association primarily originates loans fixed rate mortgage loans with terms up to 30 years. At March 31, 1998, $124.0 million, or 95.1% of the Association's loan portfolio consisted of fixed rate loans. In the current low interest rate environment, management believes that the origination of fixed rate loans provides the Association with greater income than would be available if the Association chose to emphasize adjustable rate loans which frequently have to be offered with initial below market interest rates. In addition, the Association's customers have shown a preference for fixed rate loans in the current low interest rate environment. However, in order to position the Association to be able to redeploy assets profitability in a rising interest rate environment, management has determined to invest a significant portion of its assets in short term liquid investments. The Association maintains a significant portion of its assets in short term U.S. Government and agency securities and other interest earning assets (which consist of federal funds sold and certificates of deposit at other financial institutions). At March 31, 1998, U.S. Government or agency securities due in five years or less totalled $8.0 million, and federal funds sold and certificates of deposit totalled $47.9 million, or 18.8% of the Association's assets. In addition, at March 31, 1998, $52.2 million, or 20.5% of the Association's assets were invested in adjustable rate mortgage-backed securities guaranteed by Fannie Mae and the Government National Mortgage Association ("GNMA"). See "Risk Factors--Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment" and "--Management of Market Risk--Interest Rate Risk."

         MAINTAINING ASSET QUALITY. The Association's high asset quality is a result of its conservative underwriting standards, the diligence of its loan collection personnel and the stability of the local economy. In addition, the Association also invests in mortgage-backed securities issued by GNMA, Freddie Mac and Fannie Mae and other investment securities, primarily U.S. Government securities and federal agency obligations. At March 31, 1998, the Association's ratio of nonperforming assets to total assets was 0.82% compared to 0.98% and 1.37% at March 31, 1997 and 1996, respectively.

MANAGEMENT OF MARKET RISK - INTEREST RATE RISK

         The Association's most significant form of market risk is interest rate risk, as the majority of the Association's assets and liabilities are sensitive to changes in interest rates. The Association's mortgage loan portfolio, consisting primarily of loans on residential real property located in Westchester County, is subject to risks associated with the local economy. The Association does not own any trading assets. At March 31, 1998, the Association did not have any hedging transactions in place, such as interest rate swaps and caps. The Association's interest rate risk management program focuses primarily on evaluating and managing the composition of the Association's assets and liabilities in the context of various interest rate scenarios. Factors beyond management's control, such as market interest rates and competition, also have an impact on interest income and interest expense. The Association's assets consist primarily of fixed rate mortgage loans which have longer maturities than the Association's liabilities which consist primarily of deposits.

         A principal part of the Association's business strategy is to manage interest rate risk and to minimize the Association's exposure to changes in market interest rates. In recent years, the Association has followed the following strategies to manage interest rate risk: (i) purchasing adjustable rate mortgage-backed securities guaranteed by Fannie Mae or GNMA; (ii) investing in short-term U.S. Government securities and federal agency obligations; and
(iii) maintaining a high level of liquid interest earning assets such as short-term federal funds sold and certificates of deposit. By investing in short-term, liquid securities, the Association believes it is better positioned to react to increases in market interest rates. However, investments in shorter term securities generally bear lower yields than longer term investments. In addition, these strategies may result in lower levels of interest income than would be obtained by investing in longer term fixed rate loans. Management believes that maintaining a significant portion of its assets in short term investments reduces the Association's exposure to interest rate fluctuations and enhances long-term profitability.


         NET PORTFOLIO VALUE. Management monitors the Association's interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. Management is not aware of any known trends that would significantly affect the timing or amount of the expected cash flows utilized in the NPV model. The model estimates the effect on the Association's NPV of instantaneous and permanent 100 to 400 basis point increases and decreases in market interest rates with no effect given to any steps that management might take to counter the effect of interest rate movements.

         The table below sets forth, as of March 31, 1998, the estimated changes in the Association's NPV which would result from the designated instantaneous changes in interest rates.

                                                                                  Estimated Increase
                        Changes in                                               (Decrease) in NPV(1)
                      Interest Rates                   Estimated           --------------------------------
                      (basis points)                      NPV                 Amount             Percent
                      -------------                  -------------         -------------      -------------
                                                (Dollars in Thousands)
                           +400                      $   28,163            $  (12,120)              (30)%
                           +300                          31,757                (8,526)              (21)
                           +200                          35,127                (5,156)              (13)
                           +100                          38,133                (2,150)               (5)
                              0                          40,283                    --                --
                           -100                          41,765                 1,482                 4
                           -200                          42,620                 2,337                 6
                           -300                          43,949                 3,666                 9
                           -400                          46,301                 6,018                15

--------------------
(1) Represents the increase (decrease) in the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.


         The table set forth above indicates that at March 31, 1998, in the event of a 200 basis point decrease in interest rates, the Association would be expected to experience a 6% increase in NPV. In the event of a 200 basis point increase in interest rates, the Association would be expected to experience a 13% decrease in NPV. Since March 31, 1998, there have been no changes in the Association's interest rate risk exposures or how those exposures would be managed.


         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV require making certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV table presented assumes that the composition of the Association's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of the Association's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Association's net interest income, and will differ from actual results. Additionally, the guidelines established by the Board of Directors are not strict limitations. While a goal of the Asset/Liability Management Committee and the Board of Directors is to limit projected NPV changes within the Board's guidelines, the Association will not necessarily limit projected changes in NPV if the required action would present disproportionate risk to the Association's continued profitability.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1998 AND 1997

         ASSETS. Total assets increased $11.7 million, or 4.8%, to $254.7 million at March 31, 1998 from $243.0 million at March 31, 1997. The increase in total assets resulted primarily from: a $7.0 million, or 5.7%, increase in net loans to $128.6 million from $121.6 million; a $1.5 million, or 2.4%, increase in held-to-maturity securities to

$64.9 million from $63.4 million; and a $2.6 million, or 6.5%, increase in cash and cash equivalents to $42.1 million from $39.5 million. Asset growth was funded through deposit inflows and cash provided by the Association's operations. Overall asset growth reflects the Association's strategy of investing in fixed rate residential loans, short-term liquid investments and adjustable rate mortgage-backed securities. The increase in net loans primarily reflects an increase of $5.6 million, or 5.4%, in one-to-four family mortgage loans and a $3.6 million, or 38.5%, increase in advances on home equity lines of credit, partially offset by a decrease of $3.3 million in outstanding construction loans. The increase in loans is primarily a result of the increased demand for fixed rate mortgage loans, given the low interest rate environment. The Association is primarily a fixed rate lender. One-to-four family mortgage loans totalled $109.2 million, or 83.8% of total loans at March 31, 1998, compared to $103.6 million or 83.6% at March 31, 1997. The increase in held-to-maturity securities is a result of the investment of funds provided by deposit inflows in excess of loan demand.



         LIABILITIES. Total liabilities increased $8.8 million, or 4.1%, to $222.8 million at March 31, 1998 from $214.0 million at March 31, 1997. The increase in total liabilities is primarily attributable to an $8.7 million, or 4.1%, increase in deposits to $219.9 million from $211.2 million. The deposit growth reflects an increase of $9.4 million, or 8.5%, in certificate accounts partially offset by a $677,000, or 0.7%, decrease in passbook and other accounts. The increase in certificate accounts is due primarily to the Association's marketing efforts.


         EQUITY. Retained earnings increased by $2.9 million, or 10.0%, to $31.9 million at March 31, 1998 from $29.0 million at March 31, 1997, reflecting net income of $2.9 million for the fiscal year.

AVERAGE BALANCE SHEETS


         The following table sets forth actual and average balance sheets, average yields and costs, and certain other information at March 31, 1998 and for the years ended March 31, 1998, 1997 and 1996. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. Management believes that the use of monthly average balances rather than daily average balances did not have a material effect on the data presented. No tax-equivalent adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances, but have been included in the table as loans having a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums which are included in interest income.




                                                   AT MARCH 31, 1998
                                              -------------------------

                                              ACTUAL           AVERAGE
                                              BALANCE         YIELD/RATE
                                              --------         --------
                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1)                                    $128,558            8.20%
  Mortgage-backed securities(2)                 53,421            6.91
  Other securities(2)                           14,471            6.21
  Federal funds sold                            36,400            5.45
  Certificates of deposit                       11,483            6.16
  Other interest-earning assets                  3,515            6.04
                                              --------
    Total interest-earning assets              247,848            7.28
Noninterest earning assets                       6,901
                                              --------
    Total assets                              $254,749
                                              ========


Interest-bearing liabilities:
  Passbook and club accounts                  $ 61,347            2.54%
  Money market accounts                         17,676            3.05
  NOW and Super NOW accounts                    21,261            2.04
  Certificates of deposit                      119,629            5.60
  Other interest-bearing liabilities             2,451            2.22
                                              --------
    Total interest-bearing liabilities         222,364            4.18
Noninterest bearing liabilities                    484
                                              --------
    Total liabilities                          222,848
Equity                                          31,901
                                              --------
    Total liabilities and equity              $254,749
                                              ========
Net interest income
Net interest rate spread(3)                                       3.10%
Net earning assets(4)                         $ 25,484
                                              ========
Net interest margin(5)
Average interest-earning assets to average
  interest-bearing liabilities                                   111.46%




                                                  FOR THE YEARS ENDED MARCH  31,
                                                --------------------------------------
                                                               1998
                                                --------------------------------------
                                                AVERAGE
                                              OUTSTANDING                     AVERAGE
                                                BALANCE      INTEREST        YIELD/RATE
                                                --------     --------         --------
                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1)                                      $124,646     $ 10,456            8.39%
  Mortgage-backed securities(2)                   53,475        3,515            6.57
  Other securities(2)                             13,789          826            5.99
  Federal funds sold                              34,292        1,929            5.63
  Certificates of deposit                         12,002          738            6.15
  Other interest-earning assets                    2,512          154            6.13
                                                --------     --------
    Total interest-earning assets                240,716     $ 17,618            7.32
                                                             ========
Noninterest earning assets                         7,100
                                                --------
    Total assets                                $247,816
                                                ========
Interest-bearing liabilities:
  Passbook and club accounts                    $ 62,197     $  1,573            2.53%
  Money market accounts                           18,556          550            2.96
  NOW and Super NOW accounts                      20,269          412            2.03
  Certificates of deposit                        114,015        6,165            5.41
  Other interest-bearing liabilities               1,870           43            2.30
                                                --------     --------
    Total interest-bearing liabilities           216,907     $  8,743            4.03
                                                             ========
Noninterest bearing liabilities                      448
                                                --------
    Total liabilities                            217,355
Equity                                            30,461
                                                --------
    Total liabilities and equity                $247,816
                                                ========
Net interest income                                           $  8,875
                                                              ========
Net interest rate spread(3)                                                      3.29%
Net earning assets(4)                           $ 23,809
                                                ========
Net interest margin(5)                                                           3.69%
Average interest-earning assets to average
  interest-bearing liabilities                                                 110.98%



                                                   FOR THE YEARS ENDED MARCH  31,
                                                                1997
                                                ------------------------------------
                                                AVERAGE
                                              OUTSTANDING                   AVERAGE
                                                BALANCE     INTEREST       YIELD/RATE
                                                --------    --------        --------
                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1)                                      $118,986    $  9,987           8.39%
  Mortgage-backed securities(2)                   50,930       3,244           6.37
  Other securities(2)                             12,956         768           5.93
  Federal funds sold                              33,523       1,793           5.35
  Certificates of deposit                         11,765         700           5.95
  Other interest-earning assets                    2,360         145           6.14
                                                --------    --------
    Total interest-earning assets                230,520    $ 16,637           7.22
                                                            ========
Noninterest earning assets                         6,606
                                                --------
    Total assets                                $237,126
                                                ========


Interest-bearing liabilities:
  Passbook and club accounts                    $ 64,537    $  1,640           2.54%
  Money market accounts                           17,845         525           2.94
  NOW and Super NOW accounts                      19,454         393           2.02
  Certificates of deposit                        104,991       5,318           5.07
  Other interest-bearing liabilities               1,771          41           2.32
                                                --------    --------
    Total interest-bearing liabilities           208,598    $  7,917           3.80
                                                            ========
Noninterest bearing liabilities                      508
                                                 -------
    Total liabilities                            209,106
Equity                                            28,020
                                                --------
    Total liabilities and equity                $237,126
                                                ========
Net interest income                                         $  8,720
                                                            ========
Net interest rate spread(3)                                                    3.42%
Net earning assets(4)                           $ 21,922
                                                ========
Net interest margin(5)                                                         3.78%
Average interest-earning assets to average
  interest-bearing liabilities                                               110.51%




                                                               1996
                                                 ------------------------------------
                                                AVERAGE
                                               OUTSTANDING                   AVERAGE
                                                 BALANCE     INTEREST       YIELD/RATE
                                                 --------    --------        --------
                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1)                                       $111,022    $  9,468           8.53%
  Mortgage-backed securities(2)                    43,440       2,819           6.49
  Other securities(2)                              14,280         717           5.02
  Federal funds sold                               31,685       1,870           5.90
  Certificates of deposit                          11,317         699           6.18
  Other interest-earning assets                     2,623         159           6.06
                                              -----------    --------
    Total interest-earning assets                 214,367    $ 15,732           7.34
                                                             =======
Noninterest earning assets                          6,459
                                              -----------
    Total assets                              $   220,826
                                              ===========


Interest-bearing liabilities:
  Passbook and club accounts                     $ 67,537    $  1,903           2.82%
  Money market accounts                            16,446         516           3.14
  NOW and Super NOW accounts                       17,615         358           2.03
  Certificates of deposit                          91,557       5,032           5.50
  Other interest-bearing liabilities                1,651          39           2.36
                                              -----------    --------
    Total interest-bearing liabilities            194,806    $  7,848           4.03
                                                             ========
Noninterest bearing liabilities                       395
                                              -----------
    Total liabilities                             195,201
Equity                                             25,625
                                              -----------
    Total liabilities and equity              $   220,826
                                              ===========
Net interest income                                           $ 7,884
                                                              ========
Net interest rate spread(3)                                                     3.31%
Net earning assets(4)                         $    19,561
                                              ===========
Net interest margin(5)                                                          3.68%
Average interest-earning assets to average
  interest-bearing liabilities                                                110.04%

----------------------

(1) Balances are net of deferred loan fees, construction loans in process and the allowance for loan losses.

(2)  Average outstanding balances are based on amortized cost.

(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4) Net earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5) Net interest margin represents net interest income divided by average total interest-earning assets.

RATE/VOLUME ANALYSIS

         The following table presents the dollar amount of changes in interest income and interest expense for the major categories of the Association's interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities, with respect to (i) changes attributable to changes in volume (i.e., changes in balances multiplied by the prior-period rate) and (ii) changes attributable to rate (i.e., changes in rate multiplied by prior-period balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                            YEAR ENDED MARCH 31,
                                               -----------------------------------------------------------------------------
                                                            1998 VS. 1997                            1997 VS. 1996
                                               -----------------------------------       -----------------------------------
                                                INCREASE (DECREASE)                      INCREASE (DECREASE)
                                                       DUE TO               TOTAL               DUE TO               TOTAL
                                               ---------------------       INCREASE      ---------------------      INCREASE
                                               VOLUME         RATE        (DECREASE)     VOLUME         RATE       (DECREASE)
                                               -------       -------       -------       -------       -------       -------
                                                                          (IN THOUSANDS)
Interest-earning assets:
    Loans .................................    $   475       $    (6)      $   469       $   672       $  (153)      $   519
    Mortgage-backed securities ............        163           108           271           483           (58)          425
    Other securities ......................         50             8            58           (66)          117            51
    Federal funds sold ....................         41            95           136           112          (189)          (77)
    Certificates of deposit ...............         14            24            38            27           (26)            1
    Other .................................          9            --             9           (14)           --           (14)
                                               -------       -------       -------       -------       -------       -------

       Total interest-earning assets ......    $   752       $   229       $   981       $ 1,214       $  (309)      $   905
                                               =======       =======       =======       =======       =======       =======

Interest-bearing liabilities:
    Passbook and club accounts ............    $   (59)      $    (8)      $   (67)      $   (82)      $  (181)      $  (263)
    Money market accounts .................         21           (36)          (15)           41           (32)            9
    NOW and Super NOW accounts ............         16            43            59            37            (2)           35
    Certificates of deposit ...............        464           383           847           718          (432)          286
    Other .................................          2            --             2             3            (1)            2
                                               -------       -------       -------       -------       -------       -------

       Total interest-bearing liabilities..    $   444       $   382       $   826       $   717       $  (648)      $    69
                                               =======       =======       =======       =======       =======       =======

Net interest income .......................    $   308       $  (153)      $   155       $   497       $   339       $   836
                                               =======       =======       =======       =======       =======       =======

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1998 AND 1997

         NET INCOME. Net income increased by $595,000, or 26.0%, to $2.9 million for the year ended March 31, 1998 from $2.3 million for the prior year. The increase was primarily attributable to a $1.3 million decrease in noninterest expense (primarily due to the absence in fiscal 1998 of a $1.2 million special assessment incurred in fiscal 1997 to recapitalize the SAIF) and a $155,000 increase in net interest income. Partially offsetting these items was a $740,000 increase in income tax expense and a $115,000 decrease in noninterest income. Tax expense for fiscal 1997 was reduced by a tax benefit of $250,000 due to a change in New York State tax law. Excluding the after-tax effect of the special assessment and the State tax benefit, net income for the year ended March 31, 1997 would have been approximately $2.8 million.

         INTEREST INCOME. Interest income increased by $981,000, or 5.9%, to $17.6 million for the year ended March 31, 1998 from $16.6 million for the year ended March 31, 1997. The increase in interest income was primarily attributable to a $10.2 million increase in the average balance of interest earning assets to $240.7 million for the year ended March 31, 1998 from $230.5 million for the prior year, and an increase in the average yield on interest earning assets to 7.32% from 7.22%. The increase in the average yield was primarily attributable to increases in the average yield on mortgage-backed securities, federal funds and certificates of deposit. Interest income on loans increased by $469,000, or 4.7%, for the year ended March 31, 1998 compared to the prior year, primarily reflecting a $5.6 million increase in average loan balances to $124.6 million from $119.0 million. The Association originated new loans of

$28.9 million (including one-to-four family fixed rate mortgage loans and home equity lines of credit which totalled $21.7 million) and collected principal repayments of $22.4 million during fiscal 1998. The growth in the loan portfolio was due to the low interest rate environment which has created strong demand for fixed rate loans (the Association's primary mortgage product). The low interest rate environment has also created a strong market for home purchases and the refinancing of existing mortgage loans. Interest income on mortgage-backed securities increased $271,000, or 8.4%, for the year ended March 31, 1998 compared to the prior year, reflecting an increase in the average balance of mortgage-backed securities to $53.5 million from $50.9 million and an increase in the average yield to 6.57% from 6.37%. Interest income on other securities increased $58,000, or 7.6%, for the year ended March 31, 1998 compared to the prior year, primarily due to an increase in the average yield to 5.99% from 5.93%. Interest income on federal funds sold increased by $136,000, or 7.6%, for the year ended March 31, 1998 compared to the prior year, reflecting an increase in the average balance of federal funds sold to $34.3 million from $33.5 million and an increase in the average yield to 5.63% from 5.35%. Interest income on certificates of deposit increased $38,000, or 5.4%, for the year ended March 31, 1998 compared to the prior year, due to an increase in the average balance of certificates of deposit to $12.0 million from $11.8 million and an increase in the average yield to 6.15% from 5.95%.


         INTEREST EXPENSE. Interest expense increased $826,000, or 10.4%, to $8.7 million for the year ended March 31, 1998 from $7.9 million for the prior year. The increase in interest expense was attributable to an increase in the average balance of interest-bearing liabilities (consisting primarily of deposits) to $216.9 million from $208.6 million and an increase in the average cost of interest-bearing liabilities to 4.03% from 3.80%. The increase in the cost of interest-bearing liabilities reflected the continued change in the mix of deposit accounts from lower-cost passbook and club accounts to higher-cost certificate accounts. Certificates of deposit comprised 52.6% of total average interest-bearing liabilities in fiscal 1998 compared to 50.3% in the prior year, reflecting growth in certificate accounts attributable to the Association's marketing efforts. Interest expense on certificate accounts increased $847,000, or 15.9%, for the year ended March 31, 1998 compared to the prior year, as the average balance of certificate accounts increased to $114.0 million from $105.0 million and the average rate increased to 5.41% from 5.07%. Total interest expense on other deposit accounts (passbook, club accounts, money market and NOW accounts) was relatively unchanged at approximately $2.5 million in both fiscal 1998 and 1997. The average balances of these accounts totalled $101.0 million in fiscal 1998 compared to $101.8 million in fiscal 1997, and the overall average rate was 2.51% in both years.

         NET INTEREST INCOME. For the years ended March 31, 1998 and 1997, net interest income was $8.9 million and $8.7 million, respectively. The $155,000 increase in net interest income in fiscal 1998 was primarily attributable to the positive effect of a $1.9 million increase in net earning assets (interest-earning assets less interest-bearing liabilities), partially offset by a 13 basis point decrease in the interest rate spread to 3.29% from 3.42%. The ratio of interest-earning assets to interest-bearing liabilities remained stable at 110.98% and 110.51% for the years ended March 31, 1998 and 1997, respectively. The Association's net interest margin decreased to 3.69% in fiscal 1998 from 3.78% in the prior year.


         PROVISION FOR LOAN LOSSES. Provisions for loan losses represent charges to income in order to maintain the allowance for loan losses at a level which is adequate to cover probable losses inherent in the existing loan portfolio. Management regularly reviews the Association's loan portfolio and makes provisions for loan losses in order to maintain the adequacy of the allowance. Factors considered by management in determining the allowance include historical experience, the volume and type of lending conducted by the Association, the level of the Association's non-performing loans and general economic conditions, particularly as they relate to the Association's market area. The provision for loan losses was $155,000 and $146,000 for the years ended March 31,1998 and 1997, respectively. At March 31, 1998 and 1997, nonperforming loans totaled $2.0 million and $2.3 million, respectively, and the allowance for loan losses was $984,000 and $845,000, respectively. The provision and allowance for loan losses were increased in fiscal 1998 and 1997 in light of changes in the levels of inherent losses due to changes in the size of the loan portfolio. The loan portfolio increased to $128.6 million at March 31, 1998 from $121.6 million at March 31, 1997 and $113.5 million at March 31, 1996. At March 31, 1998 and 1997, the allowance for loan losses as a percentage of total loans was 0.75% and 0.68%, respectively. The allowance for loan losses as a percentage of total nonperforming loans was 50.26% and 37.32%, respectively, at March 31, 1998 and 1997.

         NONINTEREST INCOME. Noninterest income totaled $186,000 and $301,000 for the years ended March 31, 1998 and 1997, respectively. The $115,000 decrease in noninterest income was attributable to the absence in fiscal 1998 of gains on sale of real estate owned which amounted to $134,000 in fiscal 1997, partially offset by a $19,000 increase in banking service charges and fees.

         NONINTEREST EXPENSE. Noninterest expense decreased by $1.3 million, or 24.5%, to $4.0 million for the year ended March 31, 1998 from $5.3 million for the year ended March 31, 1997. The decrease in noninterest expense is primarily attributable to the absence in fiscal 1998 of a special one-time assessment of $1.2 million incurred in fiscal 1997 to recapitalize the Savings Association Insurance Fund (the "SAIF"). In addition, other deposit insurance costs decreased by $213,000 in fiscal 1998 compared to the prior year (reflecting lower costs subsequent to the SAIF recapitalization) and other noninterest expenses decreased by $73,000 (primarily reflecting lower net costs of real estate owned). Partially offsetting these decreases was a $148,000 increase in compensation and benefits to $2.1 million from $2.0 million reflecting normal salary increases and an increase in directors' fees.

         INCOME TAXES. Income tax expense was $2.1 million for the year ended March 31, 1998, compared to $1.3 million for the year ended March 31, 1997 and the effective tax rates were 41.7% and 36.7%, respectively. The change in income tax expense in fiscal 1998 resulted from higher pre-tax income, as well as a tax benefit of $250,000 in fiscal 1997 due to a decrease in deferred tax liabilities caused by an amendment to the New York State tax law enacted in July 1996. The amendment changed the base-year for tax bad debt reserves and eliminated the need for a deferred tax liability previously recognized for reserves in excess of the base-year amount. See Note 8 of the Notes to Financial Statements.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1997 AND 1996

         NET INCOME. Net income decreased $107,000, or 4.5%, to $2.3 million for the year ended March 31, 1997 from $2.4 million for the prior year. The decrease was primarily attributable to a $1.4 million increase in noninterest expense (primarily due to a $1.2 million special assessment in fiscal 1997 to recapitalize the SAIF), substantially offset by an $836,000 increase in net interest income and a $407,000 decrease in income tax expense. Income tax expense for fiscal 1997 was reduced by a tax benefit of $250,000 due to a change in New York State tax law. Excluding the after-tax effect of the special assessment and the state tax benefit, net income for the year ended March 31, 1997 would have been approximately $2.8 million.


         INTEREST INCOME. Interest income increased $905,000, or 5.8%, to $16.6 million for the year ended March 31, 1997 from $15.7 million for the year ended March 31, 1996. The increase in interest income was primarily attributable to a $16.1 million increase in the average balance of interest earning assets to $230.5 million for the year ended March 31, 1997 from $214.4 million for the prior year, partially offset by a decrease in the average yield on interest earning assets to 7.22% from 7.34% reflecting the general decline in market interest rates. Interest income on loans increased $519,000, or 5.5%, for the year ended March 31, 1997 compared to the prior year, primarily reflecting an $8.0 million increase in average loan balances to $119.0 million from $111.0 million. The Association originated new loans of $24.1 million (including fixed rate one-to-four family mortgage loans and home equity lines of credit which totalled $19.7 million) and collected principal repayments of $16.6 million during fiscal 1997. Interest income on mortgage-backed securities increased $425,000, or 15.1%, for the year ended March 31, 1997 compared to the prior year, reflecting an increase in the average balance of mortgage-backed securities to $50.9 million from $43.4 million partially offset by a decrease in the average yield to 6.37% from 6.49%. Interest income on other securities increased $51,000, or 7.1%, for the year ended March 31, 1997 compared to the prior year, primarily due to an increase in the average yield to 5.93% from 5.02%. Interest income on federal funds sold decreased $77,000, or 4.1%, for the year ended March 31, 1997 compared to the prior year, reflecting a decrease in the average yield on federal funds sold to 5.35% from 5.90%, partially offset by an increase in the average balance to $33.5 million from

$31.7 million. Interest income on certificates of deposit was substantially unchanged at $700,000 for the year ended March 31, 1997. Interest and dividend income on other interest earning assets decreased $14,000, or 8.8%, for the year ended March 31, 1997 compared to the prior fiscal year.

         INTEREST EXPENSE. Interest expense increased $69,000, or 0.9%, to $7.9 million for the year ended March 31, 1997 from $7.8 million for the prior year. The increase in interest expense was attributable to an increase in the average balance of interest-bearing liabilities (consisting primarily of deposits) to $208.6 million from $194.8 million and a decrease in the average cost of interest-bearing liabilities to 3.80% from 4.03%. The decrease in the cost of interest-bearing liabilities reflected the general decrease in market interest rates. Certificate accounts comprised 50.3% of total average interest-bearing liabilities in fiscal 1997 compared to 47.0% in the prior year, reflecting growth in certificate accounts attributable to the Association's marketing efforts. Interest expense on certificate accounts increased $286,000, or 5.7%, for the year ended March 31, 1997 compared to the prior year, as the average balance of certificate accounts increased to $105.0 million from $91.6 million. The effect of the higher average balance was partially offset by a decrease in the average rate to 5.07% from 5.50%. Total interest expense on other deposit accounts (passbook, club, money market and NOW) decreased $219,000 or 7.9%, for the year ended March 31, 1997 compared to prior year, as the average rate on these accounts decreased to 2.51% from 2.73%.

         NET INTEREST INCOME. For the years ended March 31, 1997 and 1996, net interest income was $8.7 million and $7.9 million, respectively. The $836,000 increase in net interest income was primarily attributable to the positive effect of a $2.4 million increase in net earning assets (interest-earning assets less interest-bearing liabilities) and an 11 basis point increase in the interest rate spread to 3.42% from 3.31%. The ratio of interest-earning assets to interest-bearing liabilities remained stable at 110.51% and 110.04% for the years ended March 31, 1997 and 1996, respectively. The Association's net interest margin increased to 3.78% in fiscal 1997 from 3.68% in the prior year.


         PROVISION FOR LOAN LOSSES. The provision for loan losses was $146,000 and $98,000 for the years ended March 31, 1997 and 1996, respectively. At March 31, 1997 and 1996, nonperforming loans totaled $2.3 million and $3.1 million, respectively, and the allowance for loan losses was $845,000 and $725,000, respectively. The provision and allowance for loan losses were increased in fiscal 1997 in light of changes in the levels of inherent losses due to changes in the size of the loan portfolio. The loan portfolio increased to $121.6 million at March 31, 1997 from $113.5 million at March 31, 1996. At March 31, 1997 and 1996, the allowance for loan losses as a percentage of total loans was 0.68% and 0.62%, respectively. The Association's allowance for loan losses as a percentage of total nonperforming loans was 37.32% and 23.48%, respectively, at March 31, 1997 and 1996.


         NONINTEREST INCOME. Noninterest income totaled $301,000 and $208,000 for the years ended March 31, 1997 and 1996, respectively. The $93,000 increase in noninterest income was attributable to a $119,000 increase in gains on sales of real estate owned, partially offset by a $26,000 decrease in banking service charges and fees.

         NONINTEREST EXPENSE. Noninterest expense increased by $1.4 million, or 36.1%, to $5.3 million for the year ended March 31, 1997 from $3.9 million for the year ended March 31, 1996. The increase in noninterest expense was primarily attributable to the payment in fiscal 1997 of a special one-time assessment of $1.2 million to recapitalize the SAIF. Other changes in noninterest expense in fiscal 1997 compared to the prior year included increases of $79,000 in compensation and benefits and $136,000 in other noninterest expenses (including increases in real estate owned expense), and a decrease of $78,000 in other deposit insurance costs subsequent to the SAIF recapitalization.

         INCOME TAXES. Income tax expense was $1.3 million for the year ended March 31, 1997, compared to $1.7 million for the year ended March 31, 1996. The effective tax rate decreased to 36.7% from 41.9% primarily as a result of a tax benefit of $250,000 in fiscal 1997 due to a decrease in deferred tax liabilities caused by an amendment to the New York State tax law enacted in July 1996.

CAPITAL RESOURCES AND LIQUIDITY

         The objective of the Association's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Association's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.


         The Association's primary investing activities are the origination of mortgage loans, and the purchase of short-term investments and adjustable rate mortgage-backed securities. These activities are funded by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During fiscal 1998, the Association originated $29.4 million in loans and purchased approximately $22.4 million of securities. These disbursements were funded by $19.8 million in principal payments, maturities and calls of securities, $22.4 million in loan principal repayments and an $8.7 million increase in deposits.



         At March 31, 1998, the Association had outstanding $6.4 million in commitments to originate loans. If the Association requires funds beyond its internal funding capabilities, advances from the FHLB of New York are available. At March 31, 1998, approximately $108.9 million in certificates of deposit were scheduled to mature within a year. The Association's experience has been that a substantial portion of its maturing certificate of deposit accounts are renewed.





         The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At March 31, 1998, the Association's liquidity, as measured for regulatory purposes, was 31.5%, or $56.5 million in excess of the minimum OTS requirement.


         Following the Reorganization, the Company will initially conduct no business other than holding the capital stock of the Association and the loan it will make to the ESOP. The Company expects to retain up to 50% of the net proceeds of the Offering. See "Use of Proceeds." In the future, the Company's primary source of funds, other than income from its investments and principal and interest payments received on the ESOP loan, is expected to be capital distributions from the Stock Association. As a stock savings association, the Stock Association may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect of such transaction would be to reduce its equity to an amount which is less than the minimum amount required by applicable regulatory federal regulations. At March 31, 1998, the Association was in compliance with all applicable regulatory capital requirements. See "Historical and Pro Forma Regulatory Capital Compliance."

IMPACT OF INFLATION AND CHANGING PRICES

         The Financial Statements and related Notes have been prepared in conformity with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Association's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Association are financial. As a result, the Association's net income is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Association's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities as part of its interest rate risk management program may reduce the effect of changes in interest rates on the Association's net income. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Association's assets and liabilities are critical to the maintenance of acceptable levels of net income. Management has concluded that by maintaining a significant portion of the Association's assets in short-term investments and adjustable rate mortgage-backed securities, the Association will be able to redeploy its assets in a rising interest rate environment.

IMPACT OF NEW ACCOUNTING STANDARDS

         FASB STATEMENT ON EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the prior accounting standards for computing earnings per share, as set forth in Accounting Principles Board ("APB") Opinion No. 15. SFAS No. 128 replaces the presentation of primary EPS with basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This Statement will apply to the Association's earnings per share disclosures which will be made from the date of completion of the Reorganization and Offering.

         FASB STATEMENT ON ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1995, the FASB issued SFAS No. 123 which addresses accounting for stock-based compensation arrangements such as the Stock Option Plan and Stock Award Plan which are expected to be implemented subsequent to the Reorganization. SFAS No. 123 defines a "fair-value-based method" of accounting whereby compensation cost is measured at the grant date of a stock-based compensation award based on the fair value of the award; such compensation cost is recognized as expense over the service (vesting) period. The FASB has encouraged all entities to adopt the fair-value-based method; however, SFAS No. 123 allows entities to continue the use of the "intrinsic-value-based method" prescribed by APB Opinion No. 25. Under the intrinsic-value-based method, compensation cost is measured based on the award's intrinsic value, or the excess (if any) of the market price of the stock at the grant date over the exercise price, i.e., the amount (if any) that the employee must pay to acquire the stock. However, most stock option grants have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue to apply APB Opinion No. 25 must make certain pro forma disclosures of net income and earnings per share, as if the fair-value-based method had been applied to awards granted in fiscal years beginning after December 15, 1994. The Association expects to adopt the "intrinsic-value-based method" as prescribed by APB Opinion No. 25. Accordingly, no compensation expense will be recognized for the Stock Option Plan since the exercise price of the options will equal the market price of the underlying stock at the grant date. The grant date fair value of shares awarded under the Stock Award Plan will be recognized as expense on a straight-line basis over the five-year vesting period. See "Pro Forma Data."

         FASB STATEMENT ON TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In June 1996, the FASB issued SFAS No. 125 which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 applies to transactions such as loan securitizations, sales of partial interests in financial assets, repurchase agreements, securities lending, pledges of collateral, loan syndications and participations, sales of receivables with recourse, servicing of mortgage and other loans, and in-substance defeasances of debt. The Statement distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. If a transfer does not meet the criteria for a sale, the transaction is accounted for as a secured borrowing with a pledge of collateral. SFAS No. 125 applies prospectively to transactions occurring after January 1, 1997, although the effective date of certain provisions was January 1, 1998. SFAS No. 125 has not had, and is not expected to have, a material impact on the Association's financial statements.

         FASB STATEMENT ON REPORTING COMPREHENSIVE INCOME. In June 1997, the FASB issued SFAS No. 130 which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. The standard does not, however, specify when to recognize or how to measure items that make up comprehensive income. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss on available-for-sale securities. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display in the financial statements an amount representing total comprehensive income for the period. This Statement will be effective for the Association's fiscal year ending March 31, 1999. Had this Statement applied to the Association in fiscal 1998, 1997 and 1996, the Association would have reported comprehensive income substantially equal to its reported net income for each of those years.


         FASB STATEMENT ON SEGMENT DISCLOSURES AND RELATED INFORMATION. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business and requires them to report selected segment information in their quarterly reports issued to shareholders. Among other things, SFAS No. 131 requires public companies to report (i) certain financial and descriptive information about its reportable operating segments (as defined), and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets. This statement is effective for reporting by public companies in fiscal years beginning after December 15, 1997 and, accordingly, would be adopted by the Association upon completion of the Reorganization and Offering. SFAS No. 131 is not expected to have a significant impact on the Association's financial reporting.

         FASB STATEMENT ON EMPLOYER DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. In February 1998, the FASB issued SFAS No. 132 which standardizes the disclosure requirements for pensions and other postretirement benefits; requires additional information on changes in the benefit obligations and fair values of plan assets; and eliminates certain present disclosure requirements. The Statement does not change the measurement or recognition requirements for postretirement benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Association in the year ending March 31, 1999. Management does not expect that this standard will significantly affect the Association's financial reporting.


         FASB STATEMENT ON DERIVATIVES AND HEDGING ACTIVITIES. In June 1998, the FASB issued SFAS No. 133 which establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time adopting SFAS No. 133. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and, accordingly, would apply to the Association beginning on April 1, 2000. The Association plans to adopt the standard at that time and does not presently intend to reclassify securities between categories. The Association has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have a material impact on the Association's financial statements.


                           BUSINESS OF THE ASSOCIATION

GENERAL

         The Association was organized in 1891 as a New York chartered savings association and obtained its federal charter in 1934. The Association has operated continuously in Westchester County since its inception. The Association conducts its business from its main office in Mamaroneck and two branch offices located in Harrison and Rye Brook, New York. The Association is primarily engaged in the business of offering savings and other deposits to the general public, and using the funds from such deposits to make one-to-four family mortgage loans secured primarily by properties in Westchester County, New York. The Association's deposit accounts are insured up to applicable limits by the FDIC.

LENDING ACTIVITIES


         Historically, the Association's principal lending activity has been the origination of fixed rate first mortgage loans for the purchase or refinancing of one-to-four family residential real property. The Association retains all loans that it originates. One-to-four family residential mortgage loans represented $109.2 million, or 83.8%, of the Association's loan portfolio at March 31, 1998. Home equity lines of credit represented $13.1 million, or 10.1% of the Association's loan portfolio at March 31, 1998. The Association also offers multi-family mortgage loans, commercial mortgage loans and construction loans. Multi-family mortgage loans totaled $412,000, or 0.3%, of the loan portfolio at March 31, 1998. Commercial mortgage loans totaled approximately $3.8 million, or 2.9% of the loan portfolio at March 31, 1998. Construction loans totaled $1.8 million, or 1.4% of the loan portfolio at March 31, 1998. The Association also makes consumer loans, which primarily consist of automobile, passbook, home improvement and secured personal loans. Consumer loans totaled $2.0 million, or 1.5% of the loan portfolio at March 31, 1998.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Association's loan portfolio by type of loan at the dates indicated.

                                                                           March 31,
                                         ---------------------------------------------------------------------------------------
                                                 1998                  1997                    1996                  1995
                                         ------------------    ---------------------     ------------------   ------------------
                                          Amount   Percent     Amount        Percent     Amount     Percent    Amount     Percent
                                                                             (Dollars in Thousands)
 Mortgage loans:
   One-to-four family................    $109,207     83.8%     $103,595       83.6%     $98,865      84.7%    $98,675      89.5%
   Home equity lines of credit.......     13,138      10.1        9,487         7.7        7,131       6.1       5,146       4.6
   Multi-family......................        412       0.3          348         0.3          373       0.3         395       0.4
   Commercial........................      3,811       2.9        3,416         2.8        3,469       3.0       3,188       2.9
   Construction......................      1,800       1.4        5,539         4.5        5,193       4.5       1,451       1.3
                                         -------     -----      -------      ------      -------    ------     -------    ------
     Total mortgage loans............    128,368      98.5      122,385        98.9      115,031      98.6     108,855      98.7
                                         -------     -----      -------      ------      -------    ------     -------    ------

Consumer loans:
   Automobile loans..................      1,011       0.8        1,028         0.8          968       0.8         647       0.6
   Other(1)..........................      1,016       0.7          426         0.3          665       0.6         737       0.7
                                         -------     -----      -------      ------      -------    ------     -------    ------
     Total consumer loans............      2,027       1.5        1,454         1.1        1,633       1.4       1,384       1.3
                                         -------     -----      -------      ------      -------    ------     -------    ------

Total loans..........................    130,395     100.0%     123,839       100.0%     116,664     100.0%    110,239     100.0%
                                                     =====                   ======                 ======                ======

Construction loans in process........       (573)                (1,049)                  (2,023)                 (500)
Allowance for loan losses............       (984)                  (845)                    (725)                 (652)
Deferred loan origination fees, net         (280)                  (328)                    (384)                 (503)
                                           -----                  ------                   ------                ------
Total loans, net.....................    $128,558               $121,617                 $113,532              $108,584
                                         ========               ========                 ========              ========

                                             March 31,
                                        ------------------
                                              1994
                                        ------------------
                                         Amount     Percent

Mortgage loans:
   One-to-four family................    $94,089      89.3%
   Home equity lines of credit.......      5,304       5.0
   Multi-family......................        680       0.7
   Commercial........................      3,088       2.9
   Construction......................        365       0.4
                                         -------    ------
     Total mortgage loans............    103,526      98.3
                                         -------    ------

Consumer loans:
   Automobile loans..................        185       0.2
   Other(1)..........................      1,625       1.5
                                         -------    ------
     Total consumer loans............      1,810       1.7
                                         -------    ------

Total loans..........................    105,336     100.0%
                                                    ======

Construction loans in process........       (112)
Allowance for loan losses............       (568)
Deferred loan origination fees, net..       (529)
                                           ------
Total loans, net.....................    $104,127
                                         ========


-------------------------
(1) Primarily secured personal loans, loans secured by deposit accounts and home improvement loans.

         The following table sets forth the composition of the Association's loan portfolio by fixed and adjustable rates at the dates indicated.


                                                                                           March 31,
                                              ------------------------------------------------------------------------------------
                                                      1998                  1997                  1996                  1995
                                              -----------------     -----------------     -----------------     -----------------
                                               Amount    Percent    Amount     Percent     Amount     Percent    Amount    Percent
                                              -------    ------     -------    ------     -------    ------     -------    ------
                                                                                 (Dollars in Thousands)
Fixed Rate Loans
   Mortgage loans:
     One-to-four family...............        $103,887     79.7%    $96,801      78.2%    $90,881      77.9%    $90,132      81.8%
     Home equity lines of credit......         12,094       9.3       8,145       6.6       5,528       4.7       2,826       2.5
     Multi-family.....................            412       0.3         348       0.3         373       0.3         395       0.4
     Commercial.......................          3,811       2.9       3,380       2.7       3,403       2.9       3,087       2.8
     Construction.....................          1,800       1.4       5,539       4.5       5,193       4.5       1,451       1.3
                                              -------    ------     -------    ------     -------    ------     -------    ------
       Total mortgage loans...........        122,004      93.6     114,213      92.3     105,378      90.3      97,891      88.8
   Consumer loans(1)..................          2,027       1.5       1,454       1.1       1,633       1.4       1,384       1.3
                                              -------    ------     -------    ------     -------    ------     -------    ------
       Total fixed rate loans.........        124,031      95.1     115,667      93.4     107,011      91.7      99,275      90.1
                                              -------    ------     -------    ------     -------    ------     -------    ------

Adjustable Rate Loans
   Mortgage loans:
     One-to-four family...............          5,320       4.1       6,794       5.5       7,984       6.8       8,543       7.8
     Home equity lines of credit......          1,044       0.8       1,342       1.1       1,603       1.4       2,320       2.1
     Commercial.......................             --        --          36        --          66       0.1         101        --
                                              -------    ------     -------    ------     -------    ------     -------    ------
       Total adjustable-rate loans....          6,364       4.9       8,172       6.6       9,653       8.3      10,964       9.9
                                              -------    ------     -------    ------     -------    -------    ------     ------

Total loans...........................        130,395     100.0%    123,839     100.0%    116,664     100.0%    110,239     100.0%
                                                         ======                ======                ======                ======

Construction loans in process.........           (573)               (1,049)               (2,023)                 (500)
Allowance for loan losses.............           (984)                 (845)                 (725)                 (652)
Deferred loan origination fees, net...           (280)                 (328)                 (384)                 (503)
                                              --------              --------              --------              --------
Total loans, net......................        $128,558              $121,617              $113,532              $108,584
                                              ========              ========              ========              ========


                                                      March 31,
                                                 -----------------
                                                        1994
                                                 -----------------
                                                 Amount     Percent
                                                 -------    ------
Fixed Rate Loans
   Mortgage loans:
     One-to-four family...............           $85,930      81.6%
     Home equity lines of credit......             2,227       2.1
     Multi-family.....................               680       0.7
     Commercial.......................             2,959       2.8
     Construction.....................               365       0.3
                                                 -------    ------
       Total mortgage loans...........            92,161      87.5
   Consumer loans(1)..................             1,810       1.7
                                                 -------    ------
       Total fixed rate loans.........            93,971      89.2
                                                 -------    ------

Adjustable Rate Loans
   Mortgage loans:
     One-to-four family...............             8,159       7.8
     Home equity lines of credit......             3,077       2.9
     Commercial.......................               129       0.1
                                                 -------    ------
       Total adjustable-rate loans....            11,365      10.8
                                                 -------    ------

Total loans...........................           105,336     100.0%
                                                            ======

Construction loans in process.........              (112)
Allowance for loan losses.............              (568)
Deferred loan origination fees, net...              (529)
                                                 --------
Total loans, net......................           $104,127
                                                 ========

--------------------
(1) Primarily secured personal loans, loans secured by deposit accounts and home improvement loans.

         LOAN MATURITY SCHEDULE. The following table summarizes the contractual maturities of the Association's loan portfolio at March 31, 1998. Loans with adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table reflects the entire unpaid principal balance of a loan in the maturity period that includes the final payment date, and accordingly, does not reflect the effects of scheduled payments, possible prepayments or enforcement of due-on-sale clauses.

                                                                     MULTI-FAMILY, COMMERCIAL,
                                           ONE-TO-FOUR FAMILY(1)    CONSTRUCTION AND CONSUMER                   TOTAL
                                          ----------------------    --------------------------       -------------------------
                                                       WEIGHTED                      WEIGHTED                         WEIGHTED
                                                        AVERAGE                       AVERAGE                          AVERAGE
                                           AMOUNT         RATE          AMOUNT          RATE           AMOUNT           RATE
                                          -------      --------        --------       --------        --------        -------
                                                                (DOLLARS IN THOUSANDS)

Due During the Years Ending March 31,
1999(2) .....................            $    471          8.13%       $  2,737           8.95%       $  3,208          8.83%
2000 ........................                 465          8.94             179           7.41             644          8.51
2001 ........................                 621          9.46             399           8.92           1,020          9.25
2002 and 2003 ...............               2,519          8.68           1,131           7.98           3,650          8.46
2004 to 2008 ................              13,653          8.28           1,585           9.67          15,238          8.42
2009 to 2013 ................              28,408          7.92           1,316          10.00          29,724          8.01
2014 and following ..........              76,208          8.17             703           8.77          76,911          8.18
                                         --------                      --------                       --------
   Total.....................            $122,345          8.14        $  8,050           9.08        $130,395          8.20
                                         ========                      ========                       ========

____________
(1) Includes home equity lines of credit.

(2) Includes demand loans having no stated maturity.

         The following table sets forth the dollar amounts of fixed and adjustable rate loans at March 31, 1998 that are contractually due after March 31, 1999.

                                                                                   DUE AFTER MARCH 31, 1999
                                                                                --------------------------------
                                                                                FIXED     ADJUSTABLE    TOTAL
                                                                                -----     ----------    -----
                                                                                          (IN THOUSANDS)

One-to-four family......................................................    $115,510     $  6,364       $121,874
Multi-family, commercial, construction and consumer.....................       5,313           --          5,313
                                                                            --------     --------       --------
   Total loans..........................................................    $120,823     $  6,364       $127,187
                                                                            ========     ========       ========


         ONE-TO-FOUR FAMILY RESIDENTIAL LOANS. The Association's primary lending activity is the origination of one-to-four family residential mortgage loans secured by property located in the Association's primary lending area. Generally, one-to-four family residential mortgage loans are made in amounts up to 80% of the lesser of the appraised value or purchase price of the property. Since March 31, 1998, the Association has offered one-to-four family loans with loan-to-value ratios of up to 90%, with private mortgage insurance required. Generally, fixed rate loans are originated for terms of up to 30 years. One-to-four family loans are offered with a monthly or bi-weekly payment feature. The Association does not sell the loans that it originates.

         The Association originates fixed rate loans; however, the Association also offers adjustable rate mortgage ("ARM") loans with one year adjustment periods. The interest rate on ARM loans is indexed to the prime interest rate as published in The Wall Street Journal. The Association's ARM loans currently provide for maximum rate adjustments of 1.75% per year and 6% over the term of the loan. The Association does not offer ARM loans with initial interest rates that are below market, referred to as "teaser rates." Residential ARM loans amortize over terms of up to 30 years. In the current low interest rate environment, borrowers have shown a preference for fixed rate loans.

         ARM loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the terms of the ARM loans, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At March 31, 1998, 4.9% of the Association's one-to-four family residential loans had adjustable interest rates.

         All one-to-four family residential mortgage loans originated by the Association include "due-on-sale" clauses, which give the Association the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

         At March 31, 1998, approximately $109.2 million, or 83.8% of the Association's loan portfolio, consisted of one-to-four family residential loans. Approximately $1.7 million of such loans (representing 13 loans) were included in nonperforming loans as of that date. See "--Nonperforming and Problem Assets."


         HOME EQUITY LINES OF CREDIT. The Association offers home equity lines of credit that are secured by the borrower's primary residence. The borrower is permitted to draw on the home equity line of credit during the first five years after it is originated and may repay the outstanding balance over a term not to exceed 20 years from the date the line of credit is originated. Home equity lines of credit are generally underwritten under the same criteria that the Association uses to underwrite one-to-four family fixed rate loans. Home equity lines of credit may be underwritten with a loan to value ratio of 75% when combined with the principal balance of the existing mortgage loan, if the Association has the first mortgage on the property securing the loan, and up to a 65% loan to value ratio when combined with the principal balance of the existing mortgage loan if the first mortgage is held by another financial institution; however, the maximum principal amount of a home equity line of credit may not exceed $200,000 unless approved by the Board of Directors. The Association appraises the property securing the loan at the time of the loan application (but not thereafter) in order to determine the value of the property securing the home equity lines of credit. At March 31, 1998, the outstanding balances of home equity line of credit totalled $13.1 million, or 10.1% of the Association's loan portfolio.



         COMMERCIAL MORTGAGE LOANS. At March 31, 1998, $3.8 million, or 2.9%, of the total loan portfolio consisted of commercial mortgage loans. Commercial mortgage loans are secured by office buildings, private schools, religious facilities and other commercial properties. The Association generally originates fixed rate and adjustable rate commercial mortgage loans with maximum terms of up to 10 years. The maximum loan-to-value ratio of commercial mortgage loans is 75%. At March 31, 1998, the largest commercial mortgage loan had a principal balance of $721,000 and was secured by a commercial complex which includes retail stores, a warehouse and residential apartment. As of March 31, 1998, nonperforming loans included one commercial mortgage loan with a balance of $236,000. The Association has begun foreclosure proceedings and does not anticipate incurring any significant loss from the disposition of the property securing the loan.


         In underwriting commercial mortgage loans, the Association reviews the expected net operating income generated by the real estate to ensure that it is at least 125% of the amount of the monthly debt service; the age and condition of the collateral; the financial resources and income level of the borrower; and the borrower's business experience. Personal guarantees have always been obtained from all commercial mortgage borrowers.

         Loans secured by commercial real estate generally are larger than one-to-four family residential loans and involve a greater degree of risk. Commercial mortgage loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on the results of operations and management of the properties or underlying businesses, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of commercial real estate loans makes them more difficult for Association management to monitor and evaluate.

         MULTI-FAMILY MORTGAGE LOANS. Loans secured by multi-family real estate totaled approximately $412,000, or 0.3% of the total loan portfolio at March 31, 1998. Multi-family mortgage loans generally are secured by multi-family rental properties (including mixed-use buildings and walk-up apartments). Substantially all multi-family mortgage loans were secured by properties located within the Association's primary lending area. At March 31, 1998, the Association had four multi-family mortgage loans with an average principal balance of approximately $103,000. The largest multi-family mortgage loan had a principal balance of $257,000. Multi-family mortgage loans generally are offered with both fixed and adjustable interest rates, although in the current interest rate environment the Association has not recently originated adjustable rate multi-family loans. Multi-family loans are originated for terms of up to 30 years.


         In underwriting multi-family mortgage loans, the Association reviews the expected net operating income generated by the real estate to ensure that it is at least 125% of the amount of the monthly debt service; the age and condition of the collateral; the financial resources and income level of the borrower; and the borrower's experience in owning or managing similar properties. Multi-family mortgage loans are originated in amounts up to 75% of the appraised value of the property securing the loan. Personal guarantees are always obtained from multi-family mortgage borrowers.


         Loans secured by multi-family real estate generally involve a greater degree of credit risk than one-to-four family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

         CONSTRUCTION LENDING. To a limited extent, the Association originates residential construction loans to local home builders, generally with whom it has an established relationship, and to individuals who have a contract with a builder for the construction of their residence. Construction loans are disbursed as certain portions of the project are completed. The Association's construction loans are secured by property located in the Association's market area. At March 31, 1998, the Association had construction loans totaling $1.8 million, or 1.4% of total loans.

         The Association's construction loans to home builders generally have fixed interest rates, are for a term of 12 months and have a maximum loan to value ratio of 80%. Loans to builders are made on either a pre-sold or speculative (unsold) basis. Construction loans to individuals are generally originated pursuant to the same policy guidelines regarding loan to value ratios and interest rates that are used in connection with loans secured by one-to-four family residential real estate. Construction loans to individuals who intend to occupy the completed dwelling may be converted to permanent financing after the construction phase is completed.

         The Association generally limits the number of outstanding loans on unsold homes under construction to individual builders, with the amount dependent on the financial strength, including existing borrowings, of the builder and prior sales of homes in the development. Prior to making a commitment to fund a construction loan, the Association requires an appraisal of the property, and all appraisals are reviewed by management. Loan proceeds are disbursed after an inspection of the property based on a percentage of completion. Monthly payment of accrued interest is required.

         Construction loans are generally considered to involve a higher degree of risk than single-family permanent mortgage loans because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. If the estimate of construction costs is inaccurate, the Association may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion is inaccurate, the value of the property may be insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the repayment of the loan depends on the builder's ability to sell the property prior to the time that the construction loan is due. The Association has attempted to minimize the foregoing risks by, among other things, limiting its construction lending primarily to residential properties and generally requiring personal guarantees from the principals of its corporate borrowers.

         CONSUMER LENDING. The Association's consumer loans consist of automobile loans, passbook loans, home improvement loans and secured personal loans. At March 31, 1998, consumer loans totaled $2.0 million, or 1.5% of the total loan portfolio.

         Consumer loans generally have shorter terms and higher interest rates than one-to-four family mortgage loans. In addition, consumer loans expand the products and services offered by the Association to better meet the financial services needs of its customers. Consumer loans generally involve greater credit risk than residential mortgage loans because of the difference in the underlying collateral. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage to loss of or depreciation in the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower's personal financial stability. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

         The Association's underwriting procedures for consumer loans include an assessment of the applicant's credit history and the ability to meet existing and proposed debt obligations. Although the applicant's creditworthiness is the primary consideration, the underwriting process also includes a comparison of the value of the security, to the proposed loan amount. The Association underwrites and originates its consumer loans internally, which the Association believes limits its exposure to credit risks associated with loans underwritten or purchased from brokers and other external sources.

         ORIGINATION OF LOANS. Generally, the Association originates mortgage loans pursuant to underwriting standards that generally conform with the Fannie Mae guidelines. The Association will originate nonconforming loans with respect to loan principal amount only. Loan origination activities are primarily concentrated in Westchester, New York. New loans are generated primarily from customer referrals, local real estate agents, local attorneys and other parties with whom the Association does business, and from the efforts of employees and advertising. Historically, the Association has not used mortgage brokers to obtain loans. Loan applications are underwritten and processed at the Association's main office.

         The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, the Association reviews the employment and credit history and information on the historical and projected income and expenses of borrowers. Loans of up to $750,000 with loan to value ratios of 70% or less may be approved by the Association's President and Senior Lending Officer acting together. Loans up to $500,000 with a loan-to-value ratio between 70% and 80% (or up to 90% with private mortgage insurance) may be approved by the President and Senior Lending Officer acting together. All loans in excess of $750,000 must be approved by the Board of Directors. In addition, the Board of Directors ratifies all loan commitments. Under current policy, the Association will not originate a loan with a principal balance in excess of $1.0 million.

         The Association requires appraisals of all real property securing loans. Appraisals are performed by independent appraisers who are licensed by the state, and who are approved by the Board of Directors annually. The Association requires fire and extended coverage insurance in amounts at least equal to the principal amount of the loan. Where appropriate, flood insurance is also required. Subsequent to March 31, 1998, the Association began offering one-to-four family loans with loan to value ratios up to 90%. Private mortgage insurance is required for all residential mortgage loans with loan to value ratios of greater than 80%.

         The following table sets forth the Association's loan originations, principal repayments and other portfolio activity for the periods indicated. The Association did not purchase or sell any loans during the periods indicated.


                                                                               YEARS ENDED MARCH 31,
                                                                     --------------------------------------
                                                                        1998           1997            1996
                                                                     -----------    -----------    --------
                                                                                  (IN THOUSANDS)

Unpaid principal balances at beginning of year....................   $123,839       $ 116,664      $ 110,239
                                                                     --------       ---------      ---------

LOANS ORIGINATED BY TYPE:
   Fixed rate:
     Mortgage loans:
       One-to-four family.........................................     14,794          15,191          9,609
       Advances under home equity lines of credit.................      6,925           4,525          4,041
       Multi-family...............................................        257              --             --
       Commercial.................................................        660              --             --
       Construction...............................................      4,159           3,431          5,006
     Consumer loans...............................................      1,843             942            645
                                                                     --------       ---------      ---------
       Total fixed rate...........................................     28,638          24,089         19,301

   Adjustable rate mortgage loans:
     One-to-four family...........................................        225              46            386
     Advances under home equity  lines of credit.................         72              --            247
                                                                     --------       ---------      ---------

       Total loans originated.....................................     28,935          24,135         19,934
                                                                     --------       ---------      ---------

PRINCIPAL REPAYMENTS:
   Mortgage loans.................................................    (21,093)        (15,445)       (12,917)
   Consumer loans.................................................     (1,270)         (1,124)          (397)
                                                                     --------       ---------      ---------
     Total principal repayments...................................    (22,363)        (16,569)       (13,314)
                                                                     --------       ---------      ---------

Net charge-offs...................................................        (16)            (26)           (25)
Transfers to real estate owned....................................         --            (365)          (170)
                                                                     --------       ---------      ---------
Unpaid principal balances at end of year..........................    130,395         123,839        116,664

Construction loans in process.....................................       (573)         (1,049)        (2,023)
Allowance for loan losses.........................................       (984)           (845)          (725)
Deferred loan origination fees, net...............................       (280)           (328)          (384)
                                                                     --------       ---------      ---------
Net loans at end of year..........................................   $128,558       $ 121,617      $ 113,532
                                                                     ========       =========      =========



         FEES. The Association realizes income from late charges and origination fees. Late charges are generally assessed if payment is not received within 15 days after it is due. The Association also charges loan origination fees.

NONPERFORMING AND PROBLEM ASSETS

         After a mortgage loan becomes ten days past due, the Association delivers a computer generated delinquency notice to the borrower. A second delinquency notice is sent once the loan becomes 15 days past due. When loans become 30 days past due, the Association sends additional delinquency notices and attempts to make personal contact by letter or telephone with the borrower to establish acceptable repayment schedules. The Board of Directors is advised of all loans delinquent 60 days or more. The Board will consider the borrower's willingness to comply with the loan terms, the Association's actions to date, and the value of the loan collateral in determining what actions, if any, are to be taken. Generally, when a mortgage loan is 90 days delinquent and no acceptable resolution has been reached, the Association will send the borrower a demand letter. If the delinquency is not cured within 120 days, the Association will generally refer the matter to its attorney. Generally, management will begin foreclosure proceedings on any loan after it is delinquent over 120 days unless management is engaged in active discussions with the borrower.

         Mortgage loans are reviewed on a regular basis and such loans are placed on nonaccrual status when they become 90 days delinquent. When loans are placed on nonaccrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent of interest payments received.


         NONPERFORMING ASSETS. The table below sets forth the amounts and categories of the Association's nonperforming assets at the dates indicated. At each date presented, the Association had no troubled debt restructurings (which involve forgiving a portion of interest or principal or making loans at rates materially less than current market rates).

                                                                              MARCH 31,
                                                   ----------------------------------------------------------
                                                     1998         1997         1996        1995          1994
                                                   -------      -------      -------      -------       ------
                                                                             (DOLLARS IN THOUSANDS)

Nonaccrual loans:
   Mortgage loans:
     One-to-four family(1).....................    $ 1,721      $ 1,832      $ 2,831      $ 2,246       $1,717
     Commercial................................        236          432          236           --           --
   Consumer loans..............................          1           --           21           --           --
                                                   -------      -------      -------      -------       ------
     Total.....................................      1,958        2,264        3,088        2,246        1,717

Real estate owned:
   One-to-four family properties...............        129          129           55          261           55
                                                   -------      -------      -------      -------       ------

     Total nonperforming assets................    $ 2,087      $ 2,393      $ 3,143      $ 2,507       $1,772
                                                   =======      =======      =======      =======       ======

Ratios:
   Nonperforming loans to total loans..........       1.50%        1.83%        2.65%        2.04%        1.63%
   Nonperforming assets to total assets........       0.82         0.98         1.37         1.17         0.87

--------------
(1) Includes home equity lines of credit.

         For the year ended March 31, 1998, gross interest income which would have been recorded had the non-accrual loans been current in accordance with their original terms amounted to $205,000. Interest amounts on such loans that were included in interest income totaled $55,000 for the year ended March 31, 1998.

         The following table sets forth certain information with respect to the Association's loan portfolio delinquencies at the dates indicated.

                                                    LOANS DELINQUENT FOR:
                                       ----------------------------------------------
                                            60-89 DAYS             90 DAYS AND OVER                TOTAL
                                       -------------------       --------------------       -------------------
                                       NUMBER       AMOUNT        NUMBER       AMOUNT       NUMBER       AMOUNT
                                        ----       -------        -----      -------         ----       ------
                                                                (DOLLARS IN THOUSANDS)

At March 31, 1998
   Mortgage loans:
     One-to-four family..........          8       $   526           13      $ 1,721           21       $2,247
     Commercial..................         --            --            1          236            1          236
   Consumer loans................          1             4            1            1            2            5
                                        ----       -------        -----      -------         ----       ------
       Total.....................          9       $   530           15      $ 1,958           24       $2,488
                                        ====       =======        =====      =======         ====       ======

At March 31, 1997
   Mortgage loans:
     One-to-four family..........          5       $   469           11      $ 1,832           16       $2,301
     Commercial..................         --            --            3          432            3          432
   Consumer loans................          1             2           --           --            1            2
                                        ----       -------        -----      -------         ----       ------
       Total.....................          6       $   471           14      $ 2,264           20       $2,735
                                        ====       =======        =====      =======         ====       ======

At March 31, 1996
   Mortgage loans:
     One-to-four family..........          5       $   526           22      $ 2,831           27       $3,357
     Commercial..................          2           203            1          236            3          439
   Consumer loans................          1             4            1           21            2           25
                                        ----       -------        -----      -------         ----       ------
       Total.....................          8       $   733           24      $ 3,088           32       $3,821
                                        ====       =======        =====      =======         ====       ======

         CLASSIFIED ASSETS. Federal regulations and the Association's Asset Classification Policy provide for the classification of loans and other assets, such as debt and equity securities, considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

         An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances.

         At March 31, 1998, the Association's assets classified as substandard or doubtful totalled $1.2 million and $810,000, respectively. At March 31, 1998 the Association had no assets classified as loss. The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations.

ALLOWANCE FOR LOAN LOSSES

         The Association provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management's judgment, deserve current recognition in estimating probable losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. The carrying values of loans are periodically evaluated and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         The following table sets forth activity in the Association's allowance for loan losses for the periods indicated.

                                                                                   YEARS ENDED MARCH 31,
                                                            -----------------------------------------------------------
                                                            1998          1997          1996          1995        1994
                                                            -----         -----         -----         -----       -----
                                                                       (DOLLARS IN THOUSANDS)

Balance at beginning of year                                $ 845         $ 725         $ 652         $ 568       $ 480
                                                            -----         -----         -----         -----       -----

Charge-offs:
   One-to-four family mortgage loans                          (16)          (30)          (26)         --          --
   Consumer loans                                            --             (15)         --            --          --
                                                            -----         -----         -----         -----       -----
     Total charge-offs                                        (16)          (45)          (26)         --          --

Recoveries:
   One-to-four family mortgage loans                         --            --               1          --          --
   Consumer loans                                            --              19          --               2           6
                                                            -----         -----         -----         -----       -----

Net (charge-offs) recoveries                                  (16)          (26)          (25)            2           6
Provision for loan losses                                     155           146            98            82          82
                                                            -----         -----         -----         -----       -----
Balance at end of year                                      $ 984         $ 845         $ 725         $ 652       $ 568
                                                            =====         =====         =====         =====       =====

Ratios:
   Net charge-offs to average loans outstanding              0.01%         0.02%         0.02%          --%         --%
   Allowance for loan losses to nonperforming loans         50.26         37.32         23.48         29.03       33.08
   Allowance for loan losses to total loans                  0.75          0.68          0.62          0.59        0.54

         ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table presents an analysis of the allocation of the allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in other categories.


                                                                        MARCH 31,
                         ---------------------------------------------------------------------------------------------------------
                                         1998                             1997                             1996
                         -------------------------------    -------------------------------  ---------------------------------

                                                PERCENT OF                        PERCENT OF                           PERCENT OF
                                                LOANS IN                           LOANS IN                            LOANS IN
                                      LOAN        EACH                   LOAN       EACH                     LOAN        EACH
                                     BALANCES    CATEGORY               BALANCES   CATEGORY                BALANCES    CATEGORY
                        LOAN LOSS       BY      TO TOTAL   LOAN LOSS      BY       TO TOTAL   LOAN LOSS       BY        TO TOTAL
                        ALLOWANCE    CATEGORY     LOANS     ALLOWANCE   CATEGORY     LOANS    ALLOWANCE     CATEGORY     LOANS
                         --------    --------     -----     --------    --------     -----     --------     --------     -----
                                                                 (DOLLARS IN THOUSANDS)
Mortgage loans:
 One-to-four family(1)   $    668    $122,345      93.9%    $    514    $113,082      91.3%    $    390     $105,996      90.8%
 Multi-family.....             27         412       0.3           10         348       0.3           11          373       0.3
 Commercial.......            152       3,811       2.9          137       3,416       2.8          139        3,469       3.0
 Construction.....             36       1,800       1.4          111       5,539       4.5          103        5,193       4.5
Consumer..........            101       2,027       1.5           73       1,454       1.1           82        1,633       1.4
                         --------    --------     -----     --------    --------     -----     --------     --------     -----
     Total........       $    984    $130,395     100.0%    $    845    $123,839     100.0%    $    725     $116,664     100.0%
                         ========    ========     =====     ========    ========     =====     ========     ========     =====



                                                        MARCH 31,
                              ---------------------------------------------------------------
                                        1995                             1994
                              -------------------------------  ------------------------------

                                                    PERCENT OF                        PERCENT OF
                                                    LOANS IN                          LOANS IN
                                            LOAN       EACH                LOAN         EACH
                                          BALANCES   CATEGORY            BALANCES     CATEGORY
                              LOAN LOSS      BY      TO TOTAL  LOAN LOSS     BY       TO TOTAL
                              ALLOWANCE   CATEGORY    LOANS    ALLOWANCE  CATEGORY     LOANS
                               -------    ---------    -----   --------   --------     -----
                                                  (DOLLARS IN THOUSANDS)

Mortgage loans:
 One-to-four family(1)         $   414    $ 103,821     94.1%  $    326    $99,393      94.3%
 Multi-family.....                  12          395      0.4         20        680       0.7
 Commercial.......                 128        3,188      2.9        124      3,088       2.9
 Construction.....                  29        1,451      1.3          7        365       0.4
Consumer..........                  69        1,384      1.3         91      1,810       1.7
                               -------    ---------    -----   --------   --------     -----
     Total........             $   652    $ 110,239    100.0%  $    568    105,336     100.0%
                               =======    =========    =====   ========   ========     =====

------------
(1) Includes home equity lines of credit.

INVESTMENT ACTIVITIES


         The Association's investments include mortgage-backed securities, U.S. Government and agency securities, federal funds sold, certificates of deposit at other financial institutions, mutual funds and FHLB stock. Management has determined to invest a significant portion of the Association's assets in short-term investments and adjustable rate mortgage-backed securities in order to increase the Association's ability to deploy assets should market interest rates begin to rise. See "Risk Factors--Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment."



         The Association's mortgage-backed securities portfolio totalled $53.4 million, or 21.0% of total assets at March 31, 1998. Of this amount, $52.2 million of mortgage-backed securities had adjustable rates of interest and $1.2 million had fixed rates of interest. Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rate on the underlying the mortgages. The Association's mortgage-backed securities are insured or guaranteed by Fannie Mae, GNMA or Freddie Mac. Mortgage-backed securities increase the liquidity and the quality of the Association's assets by virtue of their greater liquidity compared to individual mortgage loans and the guarantees that back the securities themselves. The Association has not invested in collateralized mortgage obligations or privately issued mortgage-backed securities.


         A significant portion of the Association's assets are invested in federal funds sold and certificates of deposit at other financial institutions. At March 31, 1998, $47.9 million, or 18.8% of total assets were invested in federal funds sold and certificates of deposit at other financial institutions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk--Interest Rate Risk."


         At March 31, 1998, the Association's other investment securities included $11.5 million in U.S. Government and agency securities which consisted of fixed rate Fannie Mae and FHLB issues generally with maturities of three years or less, as well as adjustable rate Small Business Administration participation certificates that are guaranteed by the U.S. Government with contractual terms of up to 30 years. At March 31, 1998, the Association had invested $3.0 million in two mutual funds that provide a rate of return that adjusts daily. The first mutual fund in which the Association had a $1.0 million investment, invests primarily in repurchase agreements secured by U.S. Government and Agency securities and federal funds. The average maturity of the underlying securities can be from one to seven days, but primarily are overnight. The second mutual fund in which the Association had a $2.0 million investment, is an adjustable rate mortgage fund that invests primarily in securities backed by or representing an interest in mortgages on residential properties meeting the definition of such assets for purposes of the qualified thrift lender test under OTS regulations.


         The following table sets forth the composition of the Association's mortgage-backed securities (all of which were classified as held to maturity) at the dates indicated.

                                                                     AT MARCH 31,
                                       -----------------------------------------------------------------------------
                                               1998                      1997                      1996
                                       ---------------------       ---------------------       ---------------------
                                      AMORTIZED       FAIR       AMORTIZED       FAIR         AMORTIZED       FAIR
                                         COST         VALUE         COST         VALUE          COST          VALUE
                                       -------       -------       -------       -------       -------       -------
                                                                    (IN THOUSANDS)
Adjustable rate:
   GNMA                                $45,260       $45,411       $44,811       $44,741       $39,725       $39,239
   Fannie Mae                            6,935         6,940         6,438         6,424         6,534         6,552
Fixed rate:
   GNMA                                  1,129         1,211         1,518         1,593         1,873         1,978
   Freddie Mac                              97            99           134           134           175           177
                                       -------       -------       -------       -------       -------       -------

Total mortgage-backed securities       $53,421       $53,661       $52,901       $52,892       $48,307       $47,946
                                       =======       =======       =======       =======       =======       =======

         The following table sets forth the composition of the Association's other securities portfolio, and certain other categories of earning assets, at the dates indicated.

                                                                     AT MARCH 31,
                                         ------------------------------------------------------------------------------------
                                                   1998                         1997                          1996
                                         ------------------------      ------------------------      ------------------------
                                        AMORTIZED        FAIR          AMORTIZED       FAIR          AMORTIZED        FAIR
                                           COST          VALUE           COST          VALUE           COST           VALUE
                                         ---------      ---------      ---------      ---------      ---------       --------
                                                                (DOLLARS IN THOUSANDS)
Securities held to maturity:
   U.S. Government securities......      $   4,012      $   4,030      $   6,004      $   5,993      $   6,003       $  6,005
   Federal agency obligations......          7,465          7,400          4,448          4,407          5,181          5,170
Securities available for sale:
   Mutual fund investments.........          3,000          2,994          2,000          1,995          2,000          1,994
                                         ---------      ---------      ---------      ---------      ---------       --------
     Total other securities........      $  14,477      $  14,424      $  12,452      $  12,395      $  13,184       $ 13,169
                                         =========      =========      =========      =========      =========       ========

Average remaining contractual term of
   other securities................      7.2 years                     2.8 years                     3.8 years

Other earning assets:
   Federal funds sold..............      $  36,400                     $  35,200                     $  34,800
   Certificates of deposit.........         11,483                        11,986                        11,594
   FHLB stock......................          1,745                         1,607                         1,513
                                         ---------                     ---------                     ---------
     Total.........................      $  49,628                     $  48,793                     $  47,907
                                         =========                     =========                     =========

         The composition and contractual maturities of mortgage-backed securities and other debt securities at March 31, 1998 are indicated in the following table. The table does not reflect the impact of prepayments or redemptions which may occur.

                                                            MORE THAN ONE YEAR      MORE THAN FIVE YEARS
                                    ONE YEAR OR LESS        THROUGH FIVE YEARS       THROUGH TEN YEARS         MORE THAN TEN YEARS
                                  ---------------------   ----------------------    -----------------------    --------------------
                                               WEIGHTED                WEIGHTED                    WEIGHTED                WEIGHTED
                                 AMORTIZED      AVERAGE   AMORTIZED     AVERAGE    AMORTIZED        AVERAGE  AMORTIZED     AVERAGE
                                   COST          YIELD      COST         YIELD        COST           YIELD      COST        YIELD
                                  -------        ------    -------       -------     -------         ------    -------      -------
                                                                               (DOLLARS IN THOUSANDS)

Mortgage-backed securities:
   GNMA                           $  --            --%     $   123          6.85%    $   432          8.25%    $45,834         6.88%
   Fannie Mae                        --            --         --            --          --            --         6,935         6.99
   Freddie Mac                       --            --           69          7.22          28          8.00        --           --
                                  -------                  -------                   -------                   -------

     Total                        $  --            --      $   192          6.98     $   460          8.23     $52,769         6.89
                                  =======                  =======                   =======                   =======

Other debt securities:
   U.S. Government securities     $ 4,012          6.15%   $  --             --%     $  --             --%     $  --            --%
   Federal agency obligations        --            --        3,998          5.91        --            --         3,467         6.62
                                  -------                  -------                   -------                    -------

     Total                        $ 4,012          6.15    $ 3,998          5.91     $  --            --       $ 3,467         6.62
                                  =======                  =======                   =======                    =======




                                                         TOTAL SECURITIES
                                                -------------------------------------
                                                                             WEIGHTED
                                                AMORTIZED      FAIR           AVERAGE
                                                  COST         VALUE           YIELD
                                                --------       --------       ------
                                                       (DOLLARS IN THOUSANDS)
Mortgage-backed securities:
   GNMA                                          $46,389       $46,622          6.89%
   Fannie Mae                                      6,935         6,940          6.99
   Freddie Mac                                        97            99          7.45
                                                 -------       -------

     Total                                       $53,421       $53,661          6.91
                                                 =======       =======

Other debt securities:
   U.S. Government securities                    $ 4,012       $ 4,030          6.15%
   Federal agency obligations                      7,465         7,400          6.24
                                                  -------       -------

     Total                                       $11,477       $11,430          6.21
                                                  =======       =======

         The following table sets forth the activity in the mortgage-backed securities portfolio for the periods indicated.

                                                                                  YEARS ENDED MARCH 31,
                                                                       ---------------------------------------
                                                                          1998           1997           1996
                                                                       ---------      ---------      ---------
                                                                                      (IN THOUSANDS)

Amortized cost at beginning of year...............................     $  52,901      $  48,307      $  40,046
Purchases of adjustable rate pass-through securities..............        12,237         13,276         15,311
Principal repayments..............................................       (11,591)        (8,493)        (7,028)
Premium amortization and discount accretion, net..................          (126)          (189)           (22)
                                                                       ---------      ---------      ---------
Amortized cost at end of year.....................................     $  53,421      $  52,901      $  48,307
                                                                       =========      =========      =========


SOURCES OF FUNDS

         GENERAL. Deposits have traditionally been the primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and borrowings. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the FHLB of New York may be used in the short-term to compensate for reductions in deposits and to fund growth, although the Association has not had to borrow funds in recent periods.

         DEPOSITS. Deposits are obtained primarily from customers who live or work in Westchester County. The Association offers a selection of deposit instruments, including passbook and club accounts, money market accounts, NOW accounts and fixed-term certificate of deposit accounts. Deposits are not actively solicited outside of the Association's market area. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. The Association does not pay broker fees for any deposits.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

         The flow of deposits is influenced significantly by general economic conditions, changes in money markets and other prevailing interest rates and competition. The variety of deposit accounts offered allows the Association to be competitive in obtaining funds and responding to changes in consumer demand. In recent years, the Association has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. Deposits are priced to reflect the Association's interest rate risk management and profitability objectives. Based on experience, management believes that passbook accounts and money market accounts are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At March 31, 1998, $119.6 million, or 54.4% of the Association's deposit accounts were certificates of deposit, of which $108.9 million have maturities of one year or less.

         The following table sets forth the distribution of the Association's deposit accounts by account type at the dates indicated.

                                                                               MARCH 31,
                                      ----------------------------------------------------------------------------------------------
                                                 1998                            1997                             1996
                                      ------------------------------   ------------------------------   ----------------------------
                                                            WEIGHTED                         WEIGHTED                       WEIGHTED
                                                             AVERAGE                          AVERAGE                        AVERAGE
                                       AMOUNT     PERCENT     RATE      AMOUNT     PERCENT     RATE      AMOUNT     PERCENT     RATE
                                      ---------   -------   --------   ---------   -------   --------   ---------   -------  -------
                                                                 (DOLLARS IN THOUSANDS)
Transaction accounts and
 savings deposits:
   Passbook and club accounts....     $  61,347     27.9%      2.54%   $  63,579     30.1%      2.54%   $  67,637     33.7%    2.54%
   Money market accounts.........        17,676      8.0       3.05       17,497      8.3       3.10       16,561      8.3     3.10
   NOW and Super NOW accounts....        21,261      9.7       2.04       19,885      9.4       2.04       19,320      9.6     2.04
                                      ---------    -----               ---------    -----               ---------    -----
     Total.......................       100,284     45.6       2.52      100,961     47.8       2.54      103,518     51.6     2.54
                                      ---------    -----               ---------    -----               ---------    -----

Certificates of deposit maturing:
   Within one year...............       108,902     49.5       5.60      101,169     47.9       5.39       82,431     41.1     5.44
   After one but within three years       9,613      4.4       5.72        7,597      3.6       5.72       12,160      6.1     5.44
   After three years.............         1,114      0.5       4.49        1,496      0.7       4.53        2,502      1.2     5.05
                                      ---------    -----               ---------    -----               ---------    -----
     Total.......................       119,629     54.4       5.60      110,262     52.2       5.40       97,093     48.4     5.43
                                      ---------    -----               ---------    -----               ---------    -----

Total deposits...................     $ 219,913    100.0%      4.20%   $ 211,223    100.0%      4.03%   $ 200,611    100.0%    3.94%
                                      =========    =====               =========    =====               =========    =====


         The following table sets forth the deposit activity of the Association for the periods indicated.

                                                                                  YEAR ENDED MARCH 31,
                                                                       ---------------------------------------
                                                                          1998          1997           1996
                                                                       ---------      ---------      ---------
                                                                                      (DOLLARS IN THOUSANDS)

Balance at beginning of year......................................     $ 211,223      $ 200,611      $ 186,951
Deposits..........................................................       279,709        278,371        241,365
Withdrawals.......................................................      (279,719)      (275,635)      (235,514)
Interest credited.................................................         8,700          7,876          7,809
                                                                       ---------      ---------      ---------

Balance at end of year............................................     $ 219,913      $ 211,223      $ 200,611
                                                                       =========      =========      =========

Net increase during the year:
   Amount.........................................................     $   8,690      $  10,612      $  13,660
   Percent........................................................           4.1%           5.3%           7.3%
                                                                       =========      =========      =========


         The following table indicates the amount of the Association's certificates of deposits by time remaining until maturity as of March 31, 1998.

                                                                                  MATURITY
                                                         ---------------------------------------------------------
                                                         3 MONTHS      OVER 3 TO 6    OVER 6 TO 12        OVER 12
                                                         OR LESS          MONTHS          MONTHS           MONTHS          TOTAL
                                                         --------         -------         -------         --------        --------
                                                                                      (IN THOUSANDS)

Certificates of deposit less than $100,000......          $26,673         $38,485         $30,508         $  9,855        $105,521
Certificates of deposit of $100,000 or more(1)..            4,136           4,855           4,245              872          14,108
                                                         --------         -------         -------         --------        --------

Total of certificates of deposit................         $ 30,809         $43,340         $34,753         $ 10,727        $119,629
                                                         ========         =======         =======         ========        ========

-----------------
(1) The weighted average interest rates for these accounts, by maturity period, are 5.25% for 3 months or less; 5.51% for 3 to 6 months; 5.58% for 6 to 12 months; and 5.57% for over 12 months. The overall weighted average rate for accounts of $100,000 or more was 5.46%.


         BORROWINGS. The Association's other available sources of funds include advances from the FHLB of New York. As a member of the FHLB of New York, the Association is required to own capital stock in the FHLB of New York and is authorized to apply for advances from the FHLB of New York. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of New York may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. At March 31, 1998, the Association had an outstanding FHLB advance of $87,000 which it obtained during fiscal 1996. This advance bears interest at a fixed rate of 8.29% and matures in 2002. At March 31, 1998, the Association had a collateral pledge arrangement with FHLB of New York pursuant to which the Association may borrow up to $63.7 million. The Association had no borrowings other than the foregoing FHLB advance during the years ended March 31, 1998, 1997 and 1996.

PROPERTIES

         The following table provides certain information with respect to the Association's offices as of March 31, 1998:


                                                                                             NET BOOK VALUE OF REAL
          LOCATION                   LEASED OR OWNED                YEAR ACQUIRED                   PROPERTY
----------------------------- ----------------------------- ----------------------------- -----------------------------
Main Office                               Owned                         1954                        $569,000
300 Mamaroneck Avenue
Mamaroneck, NY 10543

Branch Office                             Owned                         1961                         20,300
189 Halstead Avenue
Harrison, NY 10528

Branch Office                             Owned                         1972                         487,000
115 South Ridge Street
Rye Brook, NY 10573


         The total net book value of the Association's premises, land and equipment was approximately $1.6 million at March 31, 1998.

SERVICE CORPORATION SUBSIDIARY

         The Association does not have any subsidiary corporations. However, OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of an association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations.

EMPLOYEES

         As of March 31, 1998, the Association employed 37 persons on a full-time basis and 11 persons on a part-time basis. None of the Association's employees is represented by a collective bargaining group and management considers employee relations to be good.

LEGAL PROCEEDINGS

         Although the Association is involved, from time to time, in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Association presently is a party or to which any of its property is subject.

                       MANAGEMENT OF SOUND FEDERAL BANCORP

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The Board of Directors of the Company consists of the same individuals who serve as directors of the Association. The Company's Federal charter and bylaws require that directors be divided into three classes with each class of directors to serve for a three-year period. Approximately one-third of the directors will be elected each year. The Company's officers will be elected annually by its Board of Directors and will serve at the Board's discretion. The Company's President and Chief Executive Officer will be Richard P. McStravick and the Chairman of the Board will be Bruno J. Gioffre. For information regarding the directors and officers, see "Management of the Association."

                          MANAGEMENT OF THE ASSOCIATION

DIRECTORS AND OFFICERS OF THE ASSOCIATION


         The Board of Directors currently consists of eight persons. Each director holds office for a term of three years, and one-third of the Board is elected at each annual meeting of members. During the year ended March 31, 1998, Paul F. Starck retired as Chairman of the Board of Directors of the Association. The directors of the Association will continue to serve as directors of the Association after the Reorganization. It is anticipated that all officers of the Association serving immediately before the Reorganization will retain their position after the Reorganization.


         The Board of Directors met 15 times during the fiscal year ended March 31, 1998. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Board's committees in the past 12 months.

         Listed below are the current directors and officers of the Association:


                                 AGE AT
         NAME                MARCH 31, 1998              POSITION             DIRECTOR SINCE        CURRENT TERM EXPIRES
-----------------------  -----------------------  ----------------------- -----------------------  ----------------------
Bruno J. Gioffre                   63              Chairman of the Board           1975                     1999

Richard P. McStravick              49                President, Chief              1996                     1999
                                                   Executive Officer and
                                                         Director

Joseph Dinolfo                     64                    Director                  1985                     2001
Donald H. Heithaus                 63                    Director                  1978                     2000
Robert P. Joyce                    69                    Director                  1980                     2001
Joseph A. Lanza                    51                    Director                  1998                     2000
Arthur C. Phillips, Jr.            74                    Director                  1976                     2001
James Staudt                       45                    Director                  1987                     1999

                                 AGE AT
         NAME                MARCH 31, 1998              POSITION             DIRECTOR SINCE        CURRENT TERM EXPIRES
-----------------------  -----------------------  ----------------------- -----------------------  ----------------------
Stephen P. Milliot                 50                    Treasurer
William H. Morel                   65             Senior Vice President
                                                         and Secretary



         The business experience for the past five years for each of the Association's directors and officers is as follows:



         BRUNO J. GIOFFRE is the Chairman of the Board of Directors and has been so since December 1997. Mr. Gioffre is also general counsel to the Association. Mr. Gioffre is a counsel to the law firm Gioffre & Gioffre, Professional Corporation and the Senior Justice for the Town of Rye, New York.


         RICHARD P. MCSTRAVICK is President and Chief Executive Officer of the Association. Mr. McStravick has been employed by the Association in various capacities since 1977. Mr. McStravick was appointed to the Board of Directors in 1996.

         JOSEPH DINOLFO is the President of the Dinolfo Wilson Agency, Inc. an insurance agency located in Mamaroneck, New York.

         DONALD H. HEITHAUS is the President and Chief Executive Officer of the Happiness Laundry Service, Inc. in Mamaroneck, New York.

         ROBERT P. JOYCE is retired. Prior to his retirement, Mr. Joyce was the President of Joyce Marketing Corporation.

         JOSEPH A. LANZA is the Mayor of the Village of Mamaroneck. Mr. Lanza is the President of Lanza Electric, a private electrical contractor.

         JAMES STAUDT is an attorney practicing with the firm of McCullough, Goldberger & Staudt.

         ARTHUR C. PHILLIPS, JR. is the Pension and Welfare Funds Manager for the Industry and Local 338 Pension and Welfare Fund.

         STEPHEN P. MILLIOT has been the Treasurer and Chief Financial Officer since 1996. Prior to that time, Mr. Milliot was the Association's internal auditor.


         WILLIAM H. MOREL is the Association's Senior Vice President, Chief Lending Officer and Corporate Secretary. He has been employed by the Association is various capacities since 1969.

COMMITTEES OF THE BOARDS OF DIRECTORS OF THE ASSOCIATION AND THE COMPANY

         The Board of Directors of the Association has the following committees:
The Audit Committee meets quarterly to review audit reports. It also recommends to the Board of Directors the appointment of the independent auditors for the upcoming fiscal year. The Audit Committee is composed of Directors Phillips, Joyce and Staudt.

         The Executive Committee acts as the Association's Compensation Committee. No employee director is a member of the Executive Committee. The Executive Committee is composed of Directors Gioffre, Phillips, Heithaus and Joyce. The Executive Committee met three times in fiscal 1998.

         The Association has no nominating committee.

       EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF THE ASSOCIATION

REMUNERATION OF NAMED EXECUTIVE OFFICER

         The following table sets forth information as to annual and other compensation for services in all capacities for the President and Chief Executive Officer during the fiscal year ended March 31, 1998. No other executive officer earned more than $100,000 in salary and bonuses during fiscal year 1998.

----------------------------------------------------------------------------------------------------------------------------------
                                                      SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Long-Term
                                                                                              Compensation
                                Annual Compensation(1)                                           Awards
----------------------------------------------------------------------------------------------------------------------------------
                                                                          Other          Restricted     Options/
      Name and Principal        Fiscal                                    Annual            Stock         SARs          ALL OTHER
           Position            Year(1)      Salary        Bonus      Compensation(2)       Awards          (#)        COMPENSATION
----------------------------------------------------------------------------------------------------------------------------------
Richard P. McStravick,           1998      $124,375       $7,491         $14,175             --            --           $3,807(3)
President and Chief
Executive Officer
----------------------------------------------------------------------------------------------------------------------------------


(1) In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended March 31, 1997 and 1996, as the Association was not a public company during such periods.


(2)      Represents director's fees for service on the Association's Board.


(3)      Consists of the use of the Association's automobile.

COMPENSATION OF DIRECTORS

         Directors of the Association receive $1,250 for each regular meeting of the Board of Directors, except for the Chairman of the Board who receives $2,500 for each regular meeting of the Board of Directors and $175 for each committee meeting of the Board of Directors. Each committee chairman receives $250 for each committee meeting. The Chairman of the Executive Committee receives $2,500 for each committee meeting attended and the other members of the Executive Committee receive $1,250.

         Directors of the Company are not currently paid directors' fees. The Company may adopt a policy of paying directors' fees if it believes it is necessary to attract qualified directors or is otherwise beneficial or appropriate for to the Company,

BENEFITS

         DIRECTORS DEFERRED FEE PLAN. The Director Deferred Fee Plan ("Directors Plan") is a non-qualified deferred compensation plan into which a director can defer up to 100% of his or her board fees earned during the calendar year. All amounts deferred by a director are fully vested at all times. Amounts credited to a deferred fee account are assumed to be invested, without charge, at a 6% interest rate. Upon cessation of a director's service with the Association, the Association will pay the director the amounts credited to the director's deferred fee account. The amounts will be paid in substantially equal annual installments, as selected by the director. The date of the first installment payment also will be selected by the director. In connection with the Reorganization and the Offering, the Directors Plan has been amended to permit each director to determine whether to invest all or a portion of his account in Common Stock. If a director elects to invest all or a portion of his account in Common Stock, the amount so invested will be credited with earnings and appreciation (or depreciation) equivalent to that which would be earned on such investment and the amount not invested in Common Stock will continue to earn interest at a 6% interest rate.


         If the director dies before all payments have been made, the remaining payments will be made to the beneficiary designated by the director in the same form that payments were made to the director. If a director dies before receiving any payments, the Association shall pay the directors account to the directors beneficiary, commencing within 30 days of the director's death over the period initially elected by the director. At the request of the beneficiary, and with the approval of the Committee, the director's benefits may be paid to the beneficiary in a lump sum. The director may request a hardship distribution of all or part of his or her benefits if the director suffers an unforeseeable emergency, defined as a severe financial hardship to the director resulting from a sudden and unexpected illness or accident of the director or his dependent, loss of the director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the director's control.


         DIRECTOR EMERITUS PLAN. The Director Emeritus Plan is a non-qualified retirement plan. Under the Director Emeritus Plan, any director that attains the age of 70 years after the completion of 15 years of service as a director qualifies for director emeritus status. A director that has completed five years of service as a director qualifies for director emeritus if termination of service is due to the merger, consolidation, takeover or dissolution of the Association. Under the Director Emeritus Plan, a director emeritus is entitled to the same compensation that he received when he retired as a director, without the obligation of attendance at meetings of the Board of Directors. Compensation is paid to the director emeritus from the date of attainment of such status until his death.

         EXECUTIVE AGREEMENTS. The Association has employment agreements with Messrs. McStravick and Morel. Each of these agreements has a term of three years and may be extended for an additional 12 months on each anniversary date so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. Under the agreements, the base salaries for Messrs. McStravick and Morel are $130,000 and $95,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in retirement plans, stock option plans and other employee and fringe benefits applicable to other employees. The agreements provide for termination by the Association for cause at any time, in which event, the executive would have no right to receive compensation or other benefits for any period after termination. In the event the Bank terminates the executive's employment for reasons other than disability or for cause, or in the event of the executive's termination of employment upon (i) failure by the Association to comply with any material provision of the agreement, (ii) following a change in control of the Association where there is a material change in the executive's positions, duties or responsibilities, or a removal of the executive from, or any failure to reelect the executive to any of these positions, a reduction in salary or failure of the Association to continue in effect, or reduction in benefits under, any bonus, benefit or compensation plan or fringe benefit plan, or (iii) any purported termination of the executive's employment which is not pursuant to a valid notice of termination, the executive would be entitled to severance pay in an amount equal to three times the average annual compensation (computed on the basis of the most recent five (5) taxable years) includable in gross income for federal income tax purposes. Messrs. McStravick and Morel would receive an aggregate of $337,773 and $233,926, respectively, pursuant to their employment agreements upon a change in control of the Association, based upon current levels of compensation. The Association would also continue, at the Association's expense, the executive's life, health, dental and other applicable benefit plan coverage until the executive attains the age of 70 years, provided, however, that the Association's obligation terminates if the executive receives equivalent medical or dental coverage from a new employer. The executive is entitled to participate in the Association's medical, dental and life insurance coverage and reimbursement plans to the extent that such plans exist, until the executive's death.

         Under the agreement, if the executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 100% of his compensation for the first six months, and 60% thereafter of the remaining term of the agreement. Any disability payment is reduced to the extent benefits are received under disability insurance, workers' compensation or other similar program.

         DEFINED BENEFIT PENSION PLAN. The Association maintains the Sound Federal Savings and Loan Association Retirement Income Plan ("Retirement Plan") which is a qualified, tax-exempt defined benefit plan. Employees age 21 or older who have worked at the Association for a period of one year and have been credited with 1,000 or more hours of service with the Association during the year are eligible to accrue benefits under the Retirement Plan. The Association contributes each year, if necessary, an amount to the Retirement Plan to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For the plan year ended December 31, 1997, no contribution was required to be made to the Retirement Plan, however, the Association elected to make a contribution of approximately $62,000. At December 31, 1997, the total market value of the assets in the Retirement Plan trust fund was approximately $3.8 million.

         In the event of retirement on or after the normal retirement date (i.e., the first day of the calendar month coincident with or next following the later of age 65 or the 5th anniversary of participation in the Retirement Plan, or, for a participant prior to January 1, 1992, age 65), the plan is designed to provide a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) from various other options, including a joint and 100% survivor annuity, joint and 66-2/3% survivor annuity, joint and 50% survivor annuity, years certain option and social security option. The normal retirement benefit provided is an amount equal to the difference between 4% of final earnings (as defined in the plan) and 0.65% of the final average compensation (average earnings during the last three (3) calendar years of service) up to the Social Security taxable wage base, multiplied by the participant's years of credited service (up to a maximum of 15 years). Retirement benefits are also payable upon retirement due to early and late retirement or death. A reduced benefit is payable upon early retirement at age 55 and the completion of 5 years of vested service with the Association. Fifty percent of the normal retirement benefit will be paid to a surviving spouse if the participant dies while in active service and has attained age 50 and 10 years of vested service. The preretirement death benefit is reduced by 2% for each year the spouse is more than 10 years younger than the participant. If the participant has not attained age 50 with 10 years of service, but has completed 5 years of service, the spouse will be eligible for a reduced benefit payable as a joint and 50% annuity. Upon termination of employment other than as specified above, a participant who has five years of vested service is eligible to receive his or her accrued benefit commencing, generally, on his normal retirement date, or, if elected, on or after reaching age 55.

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1998, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

                             Years of Service and Benefit Payable at Retirement
    Final Average            --------------------------------------------------
    Compensation                 15             20           25         30
 ------------------          --------        -------      -------    -------
       $50,000                $26,965        $26,965      $26,965    $26,965
       $75,000                $41,965        $41,965      $41,965    $41,965
      $100,000                $56,965        $56,965      $56,965    $56,965
      $125,000                $71,965        $71,965      $71,965    $71,965
 $160,000 and above           $92,965        $92,965      $92,965    $92,965

         As of December 31, 1997, Mr. McStravick had 20 years of credited service (i.e., benefit service) under the Retirement Plan.

         401(k) PLAN. The Association maintains the Sound Federal Savings and Loan Association 401(k) Savings Plan in RSI Retirement Trust (the "401(k) Plan") which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code. Employees who have attained age 21 and have completed one year of employment are eligible to participate, provided, however, that leased employees, employees paid on an hourly or contract basis, employees covered by a collective bargaining agreement and owner employees (as defined in the plan) are not eligible to participate. Eligible employees are entitled to enter the 401(k) Plan on a monthly basis.

         Under the 401(k) Plan, participants are permitted to make salary reduction contributions (in whole percentages) equal to the lesser of (i) from 1% to 10% of compensation or (ii) $10,000 (as indexed annually). For these purposes, "compensation" includes wages, salary, fees and other amounts received for personal services prior to reduction for the participant contribution to the 401(k) plan, commissions, compensation based on profits, overtime, bonuses, wage continuation payments due to illness or disability of a short-term nature, amounts paid or reimbursed for moving expenses, and the value of any nonqualified stock option granted to the extent includable in gross income for the year granted. Compensation does not include contributions made by the Association to any other pension, deferred compensation, welfare or other employee benefit plan, amounts realized from the exercise of a nonqualified stock option or the sale of a qualified stock option, and other amounts which received special tax benefits. Compensation does not include compensation in excess of the Code Section 401(a)(17) limits (i.e., $160,000 in 1997). The Association will match 50% of the first 10% of salary that a participant contributes to the 401(k) Plan. All contributions and earnings are fully and immediately vested. A participant may withdraw salary reduction contributions, rollover contributions and matching contributions in the event the participant suffers a financial hardship. A participant may make a withdrawal from his accounts for any reason after age 59 1/2.

         The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investment options. In connection with the Offering, the 401(k) Plan intends to offer participants the opportunity to invest in an "Employer Stock Fund" which intends to purchase Common Stock in the Offering. Each participant who directs the trustee to invest all or part of his or her account in the Employer Stock Fund will have assets in his or her account applied to the purchase of shares of Common Stock. Participants will be entitled to direct the trustee as to how to vote his or her allocable shares of Common Stock.

         Plan benefits will be paid to each participant in the form of a single cash payment at normal retirement age unless earlier payment is selected. If a participant dies prior to receipt of the entire value of his or her 401(k) Plan accounts, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant's death. Payment will be deferred if the participant had previously elected a later payment date. If the beneficiary is not the participant's spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. Normal retirement age under the 401(k) Plan is age 65. Early retirement age is age 55.

         At December 31, 1997, the total market value of the assets in the 401(k) Plan was approximately $760,000. The Association's matching contributions to the 401(k) Plan for the Plan year ended December 31, 1997 totalled approximately $30,000.

EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

         The Association has established an ESOP for eligible employees effective in January 1998, subject to the completion of the Offering. Employees age 21 or older who have worked at the Association for a period of one year and have been credited with 1,000 or more hours of service during the year are eligible to participate. As part of the Offering, the ESOP intends to borrow funds from the Company and use those funds to purchase a number of shares equal to up to 8.0% of the Minority Ownership Interest. Collateral for the loan will be the Common Stock purchased by the ESOP. The loan will be repaid principally from the Association's discretionary contributions to the ESOP and dividends on unallocated shares over a period expected to be no more than 10 years. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime interest rate published in The Wall Street Journal from time to time. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.


         Contributions to the ESOP and shares released from the suspense accounts in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for service prior to the effective date of the ESOP. A participant will vest in 100% of his or her account balance after 5 years of credited service. A participant who terminates employment for reasons other than death, retirement, disability or following a change in control prior to five years of credited service will forfeit the nonvested portion of his or her benefits under the ESOP. Benefits will be payable in the form of Common Stock and cash upon death, retirement, disability or separation from service. Alternatively, a participant may request that the benefits be paid entirely in the form of Common Stock. Contributions by the Association to the ESOP are discretionary, subject to the loan terms and tax law limits, and, therefore, benefits payable under the ESOP cannot be estimated. In November 1993, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 93-6, which requires the Association to record compensation expense in an amount equal to the fair market value of the shares committed to be released from the suspense account to participant accounts.


         In connection with the establishment of the ESOP, the Association will establish a committee of non-employee directors to administer the ESOP. The Association will either appoint its non-employee directors or an independent financial institution to serve as trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

STOCK OPTION PLAN


         At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Reorganization, the Board of Directors intends to submit for shareholder approval the Stock Option Plan for directors and officers of the Association and of the Company. If approved by the shareholders, Common Stock in an aggregate amount equal to 10% of the Minority Ownership Interest would be reserved for issuance by the Company upon the exercise of the stock options granted under the Stock Option Plan. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received. The Stock Option Plan may not be adopted by stockholders until at least six months after the completion of the Reorganization.


         It is anticipated that options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of grant of the stock options. If the Stock Option Plan is adopted within one year following the Reorganization, options will become exercisable at a rate of 20% at the end of each 12 months of service with the Association after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the Stock Option Plan is adopted more than 12 months after the Reorganization, awards would be 100% vested upon normal retirement or a change in control of the Association or the Company. Unless the Company decides to call an earlier special meeting of shareholders, the date of grant of these options is expected to be the date of the Company's annual meeting of shareholders to be held at least six months after the Reorganization. Under OTS rules, if the Stock Option Plan is adopted within the first 12 months after the Reorganization, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate. These restrictions would not be applicable if the Stock Option Plan is adopted more than one year after the completion of the Reorganization.

         The Stock Option Plan would be administered by a committee of non-employee members of the Company's Board of Directors. Options granted under the Stock Option Plan to employees may be treated as "incentive" stock options which offer beneficial tax treatment to the employee but no tax deduction to the Company. Non-qualified stock options may also be granted under the Stock Option Plan, and will be granted to the non-employee directors who receive grants of stock options. In the event an option recipient terminates his or her employment or service as an employee or director, the options would terminate during certain specified periods.

STOCK AWARD PLAN


         At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Reorganization, the Board of Directors also intends to submit a Stock Award Plan for shareholder approval. The Stock Award Plan will grant directors and officers an ownership interest in the Company in a manner designed to encourage their continued service with the Association. The Association will contribute funds to the Stock Award Plan from time to time to enable it to acquire an aggregate amount of Common Stock equal to up to 4% of the Minority Ownership Interest, or a larger percentage of the Common Stock issued in the Offering if the Stock Award Plan is adopted more than a year after the completion of the Offering, either directly from the Company or in open market purchases. In the event that additional authorized but unissued shares would be acquired by the Stock Award Plan after the Reorganization, the interests of existing shareholders would be diluted. Executive officers and directors will be awarded Common Stock under the Stock Award Plan without having to pay cash for the shares. No awards under the Stock Award Plan would be made until the date the Stock Award Plan is approved by the Company's shareholders. The Stock Award Plan may not be adopted by stockholders until at least six months after the completion of the Reorganization.

         Awards would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him or her. If the Stock Award Plan is adopted within one year following the Reorganization, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full 12 months of service with the Association after the date of grant of the award. Any Common Stock purchased by the Stock Award Plan will represent unearned compensation and, accordingly, will be reflected on the Company's financial statement as a reduction to stockholders' equity. As shares of the Common Stock awarded under the Stock Award Plan vest, the Association will recognize a proportionate amount of compensation expense with a corresponding reduction in the charge to stockholders' equity. Awards would be adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the Stock Award Plan is adopted more than 12 months after the Reorganization, awards would be 100% vested upon normal retirement or a change in control of the Association or the Company. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the Stock Award Plan), shares not already delivered under the Stock Award Plan would be forfeited. Under OTS rules, if the Stock Award Plan is adopted within the first 12 months after the Reorganization, shares of Common Stock granted under the Stock Award Plan may not exceed 4% of the Minority Ownership Interest, no individual officer may receive more than 25% of the awards under the plan, no outside director may receive more than 5% of the awards under the plan, and all outside directors as a group may receive no more than 30% of the awards under the plan in the aggregate. These restrictions would not be applicable if the Stock Award Plan is adopted more than one year after the completion of the Reorganization.

         When shares become vested under the Stock Award Plan, the participant will recognize income equal to the fair market value of the common stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Company. If the Stock Award Plan is adopted within one year following the Reorganization, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. Shares not yet vested under the Stock Award Plan will be voted by the Trustee of the Stock Award Plan, taking into account the best interests of the recipients of the awards under the plan.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Association offers to directors, officers, and employees mortgage loans secured by their principal residence. All loans to the Association's directors, officers and employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions, and do not involve more than minimal risk of collectibility.


         Bruno J. Gioffre, in addition to his duties as Chairman of the Board of the Association, counsel to the law firm of Gioffre & Gioffre, Professional Corporation which represents the Association in mortgage loan transactions. Mr. Gioffre also acts as general counsel to the Association. For the year ended March 31, 1998, the Association paid Gioffre & Gioffre, Professional Corporation fees of $23,100 and Mr. Gioffre legal fees of $15,300 for his services as general counsel. The terms and conditions of these fees and services are substantially the same as those for similar transactions with other parties.

                                   REGULATION

GENERAL

         As a federally chartered, SAIF-insured savings association, the Association is subject to extensive regulation by the OTS and the FDIC. For example, the Association must obtain OTS approval before it may engage in certain activities and must file reports with the OTS regarding its activities and financial condition. The OTS periodically examines the Association's books and records and, in conjunction with the FDIC in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and the FDIC insurance funds. The Association's present semi-annual assessment owed to the OTS, which is based upon a specified percentage of assets, is approximately $34,000.


         The Association is also subject to federal regulation as to such matters as loans to officers, directors, or principal shareholders, required reserves, limitations as to the nature and amount of its loans and investments, regulatory approval of any merger or consolidation, and the issuance or retirements of its securities. In addition, the Association's activities and operations are subject to a number of additional detailed, complex and sometimes overlapping federal and state laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-In-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Community Reinvestment Act, the Fair Lending Act and antitrust laws.


         The United States Congress is considering legislation that would require all federal savings associations, such as the Association, to either convert to a national bank or a state-chartered bank by a specified date to be determined. In addition, under the legislation, the Mutual Holding Company and the Company likely would not be regulated as savings and loan holding companies but rather as bank holding companies. This proposed legislation would abolish the OTS and transfer its functions to other federal banking regulators. No assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Company and the Association.

SAVINGS AND LOAN HOLDING COMPANY REGULATION


         Upon completion of the Reorganization, the Mutual Holding Company and the Company will be regulated as savings and loan holding companies under the Home Owners' Loan Act (the "HOLA"). As such, the Mutual Holding Company and the Company will register with and will be subject to OTS regulation and examination and supervision as well as certain reporting requirements. The OTS has indicated that the Company will be regulated in the same manner as a mutual holding company pursuant to Section 10(o) of the HOLA. As a federally-insured savings and loan association, the Association will be subject to certain restrictions in dealing with the Mutual Holding Company and with other persons affiliated with the Mutual Holding Company and the Company, and will continue to be subject to examination and supervision by the OTS.


         Pursuant to Section 10(o) of the HOLA, and OTS regulations and policy, a mutual holding company and a federally chartered mid-tier holding company may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company;
(vii) holding or managing properties used or occupied by a savings association subsidiary of such company properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c)

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
of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or
(B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any non-conforming activities and divest of any non-conforming investments.

         HOLA prohibits a savings and loan holding company, including the Company and the Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

         OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         In addition, OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of its right to receive dividends. The OTS reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to a waiver if: (i) the mutual holding company's board of directors determines that waiver is consistent with its fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction in the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company.

FEDERAL HOME LOAN BANK SYSTEM

         The Association is a member of the FHLB of New York, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings associations and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members ("FHLB advances") in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board ("FHFB"), an independent agency, controls the FHLB System, including the FHLB of New York.

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
         As a member, the Association is required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At March 31, 1998, the Association's investment in stock of the FHLB of New York was $1.7 million. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of New York and the purpose of the borrowing.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended March 31, 1998, dividends paid by the FHLB of New York to the Association were approximately $111,000 for an annual rate of 6.86%.

INSURANCE OF DEPOSITS

         DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures deposits of banks and thrift institutions up to certain specified limits and regulates such institutions for safety and soundness. The FDIC administers two separate insurance funds, the Bank Insurance Fund ("BIF") for commercial banks and state savings banks, and the SAIF for savings associations such as the Association and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund.

         ASSESSMENTS. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time, and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital levels, and the FDIC's level of supervisory concern about the institution.


         In 1996, federal legislation was enacted to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. Under that law, the Association and other institutions with SAIF-insured deposits were charged a one-time special assessment equal to $0.657 per $100 of assessable deposits at March 31,1995. The Association recognized this special assessment as a charge to noninterest expense of $1.2 million during the three-month period ended September 30, 1996. The assessment was fully deductible for both federal and state income tax purposes. Assessment rates for regular ongoing, deposit insurance premiums currently range from 0.0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory consent). The Association's assessment rate for deposit insurance was 0.23% of deposits for 1996, and it was reduced to 0.0% of deposits beginning on January 1, 1997. The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%, and both the BIF and the SAIF currently satisfy the reserve ratio requirement. The annual rate of assessments on SAIF-assessable deposits for the payments on the FICO bonds was 0.0648% for the semi-annual period beginning on January 1, 1997, 0.0630% for the semi-annual period beginning on July 1, 1997 and 0.0622% currently. The 1996 law also provides for the merger of the SAIF and the BIF by 1999, but not until such time as bank and thrift charters are combined. Until the charters are combined, savings associations with SAIF deposits may not transfer deposits to the BIF without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.


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
SAVINGS ASSOCIATION REGULATORY CAPITAL


         Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage ratio requirement, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 3% of total assets. Core capital is generally defined as common shareholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. The OTS and the federal banking regulators have proposed amendments to their minimum capital regulations to provide that the minimum leverage capital ratio for a depository institution that has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System will be 3% and that the minimum leverage capital ratio for any other depository institution will be 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except a limited amount of purchased mortgage servicing rights and credit card relationships) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt, less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four risk-weight categories (0%, 20%, 50% or 100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a potentially greater credit risk, such as a commercial loan, requires a risk weight of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital ratio requirements, its entire equity and debt investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries). At March 31, 1998, the Association was in compliance with all capital requirements imposed by law. See "Historical and Pro Form Regulatory Capital Compliance" and Note 11 of the Notes to Financial Statements.




         The OTS has promulgated a rule which sets forth the methodology for calculating an interest rate risk component to be used by savings associations in calculating regulatory risk-based capital. The OTS has delayed the implementation of this rule, however. The rule requires savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) to maintain additional capital for interest rate risk under the risk-based capital framework. If the OTS were to implement this regulation, the Association would be exempt from its provisions because it has less than $300 million in assets and a risk-based capital ratio in excess of 12%. The Association nevertheless measures its interest rate risk in conformity with the OTS regulation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset Liability Management."


         If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include restricting the operations and activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

PROMPT CORRECTIVE REGULATORY ACTION

         Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to institutions that do not meet minimum capital requirements. For these purposes, federal law establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At March 31, 1998, the Association was categorized as "well capitalized," meaning that the Association's total risk-based capital ratio exceeded 10%, Tier I risk-based capital ratio exceeded 6%, leverage capital ratio exceeded 5%, and the Association was not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

         The FDIC may order savings associations which have insufficient capital to take corrective actions. For example, a savings association which is categorized as "undercapitalized" would be subject to growth limitations and would be required to submit a capital restoration plan, and a holding company that controls such a savings association would be required to guarantee that the savings association complies with the restoration plan. "Significantly undercapitalized" savings associations would be subject to additional restrictions. Savings associations deemed by the FDIC to be "critically undercapitalized" would be subject to the appointment of a receiver or conservator.

DIVIDEND LIMITATIONS

         An OTS regulation imposes limitations upon all "capital distributions" by savings associations, including cash dividends, payments by an association to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility given to well-capitalized associations. A savings association which has total capital (immediately prior to and after giving effect to the capital distribution) that is at least equal to its fully phased-in capital requirements would be a Tier 1 institution ("Tier 1 Institution"). An association that has total capital at least equal to its minimum capital requirements, but less than its capital requirements, would be a Tier 2 institution ("Tier 2 Institution"). An institution having total capital that is less than its minimum capital requirements would be a Tier 3 institution ("Tier 3 Institution"). However, an institution which otherwise qualifies as a Tier 1 Institution may be designated by the OTS as a Tier 2 or Tier 3 Institution if the OTS determines that the institution is "in need of more than normal supervision." The Association is currently a Tier 1 Institution.

         A Tier 1 Institution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the greater of (a) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year (the smallest excess over its capital requirements), or (b) 75% of its net income over the most recent four-quarter period. Any additional amount of capital distributions would require prior regulatory approval. Accordingly, at March 31, 1998, the Association had available approximately $12.0 million available for distribution, without consideration of any capital infusion from the Reorganization.

         The OTS has proposed revisions to these regulations which would permit savings associations to declare dividends in amounts which would assure that they remain adequately capitalized following the dividend declaration. Savings associations in a holding company system which are rated Camel 1 or 2 and which are not in troubled condition would need to file a prior notice with the OTS concerning such dividend declaration.

LIMITATIONS ON RATES PAID FOR DEPOSITS


         FDIC regulations place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to the above restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll over such deposits . The regulations provide that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of federal law. Management does do not believe that these regulations will have a materially adverse effect on the Association's current operations.


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
SAFETY AND SOUNDNESS STANDARDS


         The federal banking agencies have also adopted safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, asset growth, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. On August 27, 1996, the federal banking agencies added asset quality and earnings standards to the safety and soundness guidelines.


LOANS TO ONE BORROWER

         Under OTS regulations, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities, but not including real estate. In some cases, a savings association may lend up to 30% of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. At March 31, 1998, the Association had no loans to a single or related group of borrowers in excess of its lending limits. Management does not believe that the loans-to-one-borrower limits will have a significant impact on the Association's business operations or earnings following the Reorganization.

QUALIFIED THRIFT LENDER


         Savings associations must meet a QTL test. If the Association maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL, it may exercise full borrowing privileges from the FHLB of New York. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis and requires compliance in nine out of every twelve months.


         Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and education loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10% of total assets, plus an additional 10% for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At March 31, 1998, under the expanded QTL test, approximately 87.0% of the Association's portfolio assets were qualified thrift investments.

         A savings association that fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities will be limited to those of a national bank; (iii) it will not be eligible for any new FHLB advances; and (iv) it will be bound by regulations applicable to national banks regarding the payment of dividends. Three years after failing the QTL test, the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association, and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

ACQUISITIONS AND BRANCHING


         The Bank Holding Company Act specifically authorizes a bank holding company, upon receipt of appropriate regulatory approvals, to acquire control of any savings association or holding company thereof wherever located. Similarly, a non-diversified savings and loan holding company may acquire control of a bank. Moreover, federal savings associations may acquire or be acquired by any insured depository institution. Savings associations acquired by bank holding companies may be converted to banks if they continue to pay SAIF premiums, but as such they become subject to branching and activity restrictions applicable to banks.




         Subject to certain exceptions, commonly-controlled banks and savings associations must reimburse the FDIC for any losses suffered by the FDIC in connection with a failed bank or savings association affiliate. Institutions are commonly controlled if one is owned by another or if both are owned by the same holding company. Such claims by the FDIC under this provision are subordinate to claims of depositors, secured creditors, and holders of subordinated debt, other than affiliates.



         The OTS has adopted regulations which permit nationwide branching to the extent permitted by federal statute. Federal statutes permit federal savings associations to branch outside of their home state if the association meets the domestic building and loan test in Section 7701(a)(19) of the Code or the asset composition test of Section 7701(c) of the Code. Branching that would result in the formation of a multiple savings and loan holding company controlling savings associations in more than one state is permitted if the law of the state in which the savings association to be acquired is located specifically authorizes acquisitions of its state-chartered associations by state-chartered associations or their holding companies in the state where the acquiring association or holding company is located.

         Finally, The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits bank holding companies to acquire banks in other states and, with state consent and subject to certain limitations, allows banks to acquire out-of-state branches either through merger or de novo expansion.

TRANSACTIONS WITH AFFILIATES


         The Association is subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and affiliated companies. The statutes limit the amount of credit and other transactions between a bank or savings association and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.


FEDERAL SECURITIES LAW

         The shares of Common Stock of the Company will be registered with the SEC under the Securities Exchange Act of 1934 (the "1934 Act"). The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements the 1934 Act and the rules of the SEC thereunder. After three years following the reorganization to stock form, if the Company has fewer than 300 shareholders, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

         Shares of Common Stock held by persons who are affiliates of the Company may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 under the 1933 Act. If the Company meets the current public information requirements under Rule 144, each affiliate of the Company that complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

COMMUNITY REINVESTMENT ACT MATTERS

         Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating--outstanding, satisfactory, needs to improve, and substantial noncompliance--and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first time home buyers. The OTS has designated the Association's record of meeting community credit needs as "satisfactory."

                                    TAXATION

FEDERAL TAXATION


         GENERAL. The following is a discussion of material federal income tax matters and does not purport to be a comprehensive description of the federal income tax rules applicable to the Association or the Company. For federal income tax purposes, after the Reorganization, the Company and the Association will file consolidated income tax returns and report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Association's tax reserve for bad debts, discussed below.




         Historically, savings associations, such as the Association, were permitted to compute bad debt deductions using either the experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, no savings association may use the percentage of taxable income method of computing its allowable bad debt deduction for tax purposes. Instead, all savings associations are required to compute their allowable deduction using either the experience method or the specific charge-off method. As a result of the repeal of the percentage of taxable income method, reserve additions (tax bad debt deductions) made after 1987 using the percentage of taxable income method generally must be included in future taxable income (or "recaptured") over a six-year period, although a two-year delay may be permitted for associations meeting a residential mortgage loan origination test. The Association has established a deferred tax liability for the amount of taxes to be paid under this recapture rule. In addition, the pre-1988 reserve, for which a deferred tax liability has not been recorded, need not be recaptured into income unless: (i) the Association's retained earnings represented by the pre-1988 reserve are used for purposes other than to absorb losses from bad debts, including excess dividend distributions or distributions in liquidation;
(ii) the Association redeems its stock; (iii) the Association fails to meet the definition provided by the Code for a bank; or (iv) there is a change in the federal tax law. See Note 8 of the Notes to Financial Statements for a discussion of the Association's tax bad debt reserves.




         DISTRIBUTIONS. If the Association makes "non-dividend distributions" to the Company, such distribution will be considered to have been made from the Association's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987) and then from the Association's supplemental reserve for losses on loans, to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Association's income. Non-dividend distributions include distributions in excess of the Association's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distribution in partial or complete liquidation. Dividends paid out of the Association's current or accumulated earnings and profits will not be so included in the Association's income.




         The amount of additional taxable income created from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the

Reorganization, the Association makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. See "Regulation" and "Dividend Limitations" for limits on the payment of dividends by the Association. The Association does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.




         Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax on the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years. Under pending legislative proposals, for taxable years beginning after December 31, 1997 and before January 1, 2009, an environmental tax of 0.12% of the excess of AMTI (with certain modification) over $2 million would be imposed on corporations, including the Association, whether or not an AMT is paid.



         For federal income tax purposes, the Association files a calendar year tax return and reports its income and expenses on the accrual method of accounting. The Association's federal income tax returns have been audited for tax years through 1994, and all tax deficiencies have been satisfied.



NEW YORK STATE TAXATION

         The Company and the Association will report income on a combined calendar year basis to New York State. The New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 9% of "entire net income" allocable to New York State, (b) 3% of "alternative entire net income" allocable to New York State, (c) 0.01% of the average value of assets allocable to New York State or (d) a nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.

         A temporary Metropolitan Transportation Business Tax Surcharge on banking corporations doing business in the Metropolitan District has been applied since 1982. The Association transacts a significant portion of its business within this District and is subject to this surcharge. The current surcharge rate is 17% of the State franchise tax liability.

         In July 1996, New York State enacted legislation to preserve the use of the percentage of taxable income bad debt deduction for state tax purposes. In general, the legislation provides for a deduction equal to 32% of the Association's New York State taxable income, which is comparable to the deductions permitted under the prior tax law. The legislation also provides for a floating base year, which will allow the Association to change from the percentage of taxable income method to the experience method without recapture of any reserve. Previously, the Association had established a deferred New York State tax liability for the excess of its New York State tax bad debt reserves over the amount of its base-year New York State reserves. Since the new legislation effectively eliminated the reserves in excess of the base-year balances, the Association reduced its deferred tax liability by $250,000 (with a corresponding reduction in income tax expense) during the year ended March 31, 1997.

         Generally, New York State tax law has requirements similar to federal requirements regarding the recapture of base-year tax bad debt reserves. One notable exception is that, after the 1996 legislation, New York continues to require that at least 60% of the Association's assets consist of specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations). The Association expects to continue to meet the 60% requirement and does not anticipate engaging in any of the transactions which would require recapture of its base-year reserves (such as changing to a commercial bank charter). Accordingly, under SFAS No. 109, it has not provided any deferred tax liability on such reserves. See also Note 8 of the Notes to Financial Statements.

         For further information relating to the tax consequences of the Reorganization, see "The Reorganization--Principal Effects of
Reorganization--Tax Effects."

                 RESTRICTIONS ON THE ACQUISITION OF THE COMPANY

GENERAL

         The following discussion is a general summary of regulatory and other restrictions on the acquisition of the Common Stock. In addition, the following discussion generally summarizes certain provisions of the Company's Federal Charter ("Charter") and Bylaws and certain regulatory provisions that may be deemed to have an "anti-takeover" effect.

MUTUAL HOLDING COMPANY STRUCTURE

         The mutual holding company structure restricts the ability of stockholders of the Company to effect a change of control of management because the Mutual Holding Company, as long as it remains in existence, will control a majority of the voting stock of the Company. In addition, the Mutual Holding Company will be owned by members of the Association (i.e., depositors) and such members have granted proxies to the Board of Directors of the Association. In the future, proxies will be granted to the Mutual Holding Company. As such, the Board of Directors of the Mutual Holding Company will be able to exert voting control over the Company.

CHANGE IN BANK CONTROL ACT AND SAVINGS AND LOAN HOLDING COMPANY PROVISIONS OF THE HOLA

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days' prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination, and regulation by the OTS. Pursuant to federal regulations, control of a savings association is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of an association or the ability to control the election of a majority of the directors of an association. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings association, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Company.

THE COMPANY'S CHARTER AND BYLAWS

         The Company's Charter and Bylaws contain provisions that affect corporate governance as well as the voting and ownership rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Charter and Bylaws relating to provisions which may be deemed to have an "anti-takeover" effect. The description of these provisions is necessarily general, and reference should be made in each case to the Charter and Bylaws of the Company.

CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS


         The Company's Charter provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The initial directors in each class will hold office for terms of either one year, two years or three years, and, upon reelection, will serve for terms of three years and until their successors are elected and qualified. Each director serves until his successor is elected and qualified. The Bylaws provide that a director may be removed for cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.


         A classified board of directors may make it more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the Board of Directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of provisions in the Company's Charter or Bylaws that classify the Board of Directors, all of the directors would be elected each year.

         Management of the Company believes that the staggered election of directors tends to promote continuity of management, although continuity of management has not been a problem in the past, because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the directors at any one time have had at least one year's experience as directors of the Company, and moderate the pace of changes in the Board of Directors by extending the minimum time required to elect a majority of directors from one to two years.

ABSENCE OF CUMULATIVE VOTING


         The Company's Charter and Bylaws provide that there shall be no cumulative voting for the election of directors.


AUTHORIZATION OF PREFERRED STOCK


         The Federal Charter authorizes 10,000,000 shares of serial preferred stock, par value $0.10. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the Board deems to be in the best interests of the Company and its stockholders.


INSIDER VOTING CONTROL

         Directors and executive officers are expected to purchase up to 147,700 shares of Common Stock in the Offering and are expected to control the voting of 5.57% of the shares of Common Stock sold in the Offering (approximately 2.5% of all shares outstanding), assuming the sale of 2,650,500 shares, and may control the voting of an additional 8% of the Minority Ownership Interest through the ESOP. In addition, current officers and directors of the Association will be officers and directors of the Mutual Holding Company which, after the Reorganization and

Stock Offering, will own 53% of the total shares outstanding. The Company intends to adopt (i) a Stock Option Plan which may award options to purchase shares of Common Stock in an amount equal to up to 10% of the Minority Ownership Interest, and (ii) a Stock Award Plan which may award shares of Common Stock in an amount equal to at least 4% of the Minority Ownership Interest.

                          DESCRIPTION OF CAPITAL STOCK

COMPANY CAPITAL STOCK

         The 30,000,000 shares of capital stock authorized by the Company's Federal Charter are divided into two classes, consisting of 20,000,000 shares of common stock ($0.10 par value) and 10,000,000 shares of serial preferred stock. The Company currently expects to issue between 2,252,925 and 3,048,075 shares of Common Stock in the Offering, with an adjusted maximum of 3,505,286 shares. The aggregate stated value of the issued shares will constitute the capital account of the Company on a consolidated basis. The balance of the Purchase Price of Common Stock, less expenses of the Reorganization and Offering, will be reflected as paid-in capital on a consolidated basis. See "Capitalization." Upon payment of the Purchase Price for the Common Stock, all such stock will be duly authorized, fully paid, validly issued and nonassessable.

         COMMON STOCK. Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. THE COMMON STOCK OF THE COMPANY WILL REPRESENT
NON-WITHDRAWABLE CAPITAL, WILL NOT BE OF AN INSURABLE TYPE AND WILL NOT BE INSURED BY THE FDIC.

         The holders of the Common Stock will possess exclusive voting power in the Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders. If the Company issues preferred stock subsequent to the Reorganization, holders of the preferred stock may also possess voting powers.


         LIQUIDATION OR DISSOLUTION. In the unlikely event of the complete liquidation or dissolution of the Association, the holders of the Common Stock will be entitled to receive all the assets of the Association available for distribution in or in kind, after payment, provision for payment or settlement of (i) all debts and liabilities of the Association, (ii) the Association's liquidation account, and (iii) the liquidation preference of any class or series of stock that may be issued in the future having preference over the Common Stock in the liquidation, dissolution or winding up of the Association.




         NO PREEMPTIVE RIGHTS. Holders of the Common Stock or other capital stock of the Company issued in the future will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock may not be redeemed at the option of the stockholders and, upon receipt by the Company of the full purchase price for the stock, each share of the Common Stock will be fully paid and nonassessable.


         PREFERRED STOCK. After the Reorganization, the Board of Directors of the Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed in this Prospectus, the Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or restricted stock plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         DIVIDENDS. When the Reorganization is completed, the Company's only asset will be the common stock of the Association and up to 50% of the net proceeds of the Offering. As a result, dividends from the Association will be an important source of future income for the Company. Should the Association elect to retain its income, the ability of the Company to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future the Company owns less than 100% of the outstanding stock of the Association, certain tax benefits under the Code as to inter-company distributions would not be fully available to the Company and it would be required to pay federal income tax on a portion of the dividends received from the Association, thereby reducing the amount of income available for distribution to the shareholders of the Company.


SPECIAL MEETINGS



         The Company's Bylaws provide that a special meeting of the shareholders may be called at any time by the Chairman of the Board, the President, or a majority of the Board of Directors, and shall be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of at least one-tenth of all of the outstanding capital stock of the Company entitled to vote at the meeting.


                                 TRANSFER AGENT

         ________________________ will act as transfer agent and registrar for the Common Stock. __________________'s phone number is (_____) ________________
or (800) __________________.

                            REGISTRATION REQUIREMENTS

         The Company's Common Stock will be registered pursuant to Section 12(g) of the 1934 Act and may not be deregistered for a period of at least three years following the Reorganization. As a result of the registration under the 1934 Act, certain holders of Common Stock will be subject to certain reporting and other requirements imposed by the 1934 Act. For example, beneficial owners of more than 5% of the outstanding Common Stock will be required to file reports pursuant to Section 13(d) or Section 13(g) of the 1934 Act, and officers, directors and 10% shareholders of the Company will generally be subject to reporting requirements of Section 16(a) and to the liability provisions for profits derived from purchases and sales of Company Common Stock occurring within a six-month period pursuant to Section 16(b) of the 1934 Act. In addition, certain transactions in Common Stock, such as proxy solicitations and tender offers, will be subject to the disclosure and filing requirements imposed by Section 14 of the 1934 Act and the regulations promulgated thereunder.

                              LEGAL AND TAX MATTERS

         Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C. 20015, special counsel to the Association, will pass upon the legality and validity of the shares of Common Stock being issued in the Offering. Luse Lehman Gorman Pomerenk & Schick, P.C. has issued an opinion concerning certain federal income tax aspects of the Reorganization and that the Reorganization, as proposed, constitutes a tax-free reorganization under federal law. KPMG Peat Marwick LLP has issued an opinion concerning certain state income tax aspects of the Reorganization. Luse Lehman Gorman Pomerenk & Schick, P.C. and KPMG Peat Marwick LLP have consented to the references herein to their opinions. Certain legal matters related to the Offering will be passed upon for Sandler O'Neill by Thacher Proffitt & Wood, New York, New York.

                                     EXPERTS

         The Association's financial statements as of March 31,1998 and 1997 and for each of the years in the three-year period ended March 31, 1998, included in this Prospectus and Registration Statement, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report thereon appearing elsewhere herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

         FinPro has consented to the publication of the summary herein of its appraisal report as to the estimated pro forma market value of the Common Stock of the Company to be issued in the Offering, to the reference to its opinion relating to the value of the subscription rights, and to the filing of the Independent Valuation as an exhibit to the registration statement filed by the Company under the 1933 Act.

                             ADDITIONAL INFORMATION


         The Company has filed with the SEC a registration statement under the 1933 Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Office in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This information can also be found on the SEC's website, located at http: www.sec.gov.


         In connection with the Reorganization, the Association filed with the OTS a notice of its intent to reorganize into a mutual holding company and to conduct a minority stock issuance, and the Company filed with the OTS an application to become a savings and loan holding company. This Prospectus omits certain information contained in such applications. The applications may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS, 10 Exchange Place, Jersey City, New Jersey 07302.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

                          INDEX TO FINANCIAL STATEMENTS




                                                                                                       Page
                                                                                                       ----
Independent Auditors' Report.....................................................................       F-2

Balance Sheets at March 31, 1998 and 1997........................................................       F-3

Statements of Income for the Years Ended March 31, 1998, 1997 and 1996...........................        59

Statements of Changes in Equity for the Years Ended March 31, 1998,
    1997 and 1996................................................................................       F-4

Statements of Cash Flows for the Years Ended March 31, 1998, 1997 and 1996.......................       F-5

Notes to Financial Statements....................................................................       F-6


The Financial Statements of the Company are omitted because the Company has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

All schedules are omitted because the required information is not applicable or is included in the Financial Statements and related Notes.

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
Sound Federal Savings and Loan Association:

We have audited the accompanying balance sheets of Sound Federal Savings and Loan Association as of March 31, 1998 and 1997, and the related statements of income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 1998. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Savings and Loan Association as of March 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 1998 in conformity with generally accepted accounting principles.



                                           [KPMG PEAT MARWICK LLP]
                                            KPMG PEAT MARWICK LLP



Stamford, Connecticut
June 5, 1998

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

                                 BALANCE SHEETS

                                 (In Thousands)


                                                                     AT MARCH 31,
                                                                1998              1997
                                                                ----              ----
                        ASSETS

Cash and due from banks ..............................        $   5,711         $   4,352
Federal funds sold ...................................           36,400            35,200
Certificates of deposit ..............................           11,483            11,986
Securities (Note 2):
    Held-to-maturity, at amortized cost (fair value of
       $65,091 in 1998 and $63,292 in 1997) ..........           64,898            63,353
    Available-for-sale, at fair value ................            2,994             1,995
                                                              ---------         ---------
       Total securities ..............................           67,892            65,348
                                                              ---------         ---------

Loans, net (Note 3):
    Mortgage loans ...................................          127,515           121,008
    Consumer loans ...................................            2,027             1,454
    Allowance for loan losses ........................             (984)             (845)
                                                              ---------         ---------
       Total loans, net ..............................          128,558           121,617
                                                              ---------         ---------

Accrued interest receivable (Note 4) .................              888               877
Federal Home Loan Bank stock .........................            1,745             1,607
Office properties and equipment, net (Note 5) ........            1,552             1,452
Other assets .........................................              520               544
                                                              ---------         ---------

       Total assets ..................................        $ 254,749         $ 242,983
                                                              =========         =========

    LIABILITIES AND EQUITY

Liabilities:
    Deposits (Note 6) ................................        $ 219,913         $ 211,223
    Mortgage escrow funds ............................            2,364             2,348
    Other liabilities ................................              571               395
                                                              ---------         ---------
       Total liabilities .............................          222,848           213,966
                                                              ---------         ---------

Commitments and contingencies (Note 10)

Equity (Note 11):
    Retained earnings ................................           31,905            29,020
    Net unrealized loss on securities
       available-for-sale, net of taxes ..............               (4)               (3)
                                                              ---------         ---------
       Total equity ..................................           31,901            29,017
                                                              ---------         ---------

       Total liabilities and equity ..................        $ 254,749         $ 242,983
                                                              =========         =========

                 See accompanying notes to financial statements.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

                         STATEMENTS OF CHANGES IN EQUITY

                                 (In Thousands)



                                                                         NET
                                                                      UNREALIZED
                                                       RETAINED        LOSS ON            TOTAL
                                                       EARNINGS       SECURITIES         EQUITY
                                                       --------       ----------         ------
Balances at March 31, 1995 ....................        $ 24,333        $     (8)        $ 24,325

Net income ....................................           2,397            --              2,397

Net decrease in net unrealized loss on
    available-for-sale securities, net of taxes            --                 4                4
                                                       --------        --------         --------

Balances at March 31, 1996 ....................          26,730              (4)          26,726

Net income ....................................           2,290            --              2,290

Net decrease in net unrealized loss on
    available-for-sale securities, net of taxes            --                 1                1
                                                       --------        --------         --------

Balances at March 31, 1997 ....................          29,020              (3)          29,017

Net income ....................................           2,885            --              2,885

Net increase in net unrealized loss on
    available-for-sale securities, net of taxes            --                (1)              (1)
                                                       --------        --------         --------

Balances at March 31, 1998 ....................        $ 31,905        $     (4)        $ 31,901
                                                       ========        ========         ========

                 See accompanying notes to financial statements.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)



                                                                                    YEARS ENDED MARCH 31,
                                                                         ------------------------------------------
                                                                            1998            1997            1996
                                                                            ----            ----            ----
Cash flows from operating activities:
    Net income ..................................................        $  2,885         $  2,290         $  2,397
    Adjustments to reconcile net income to net
    cash provided by operating activities:
       Provision for loan losses ................................             155              146               98
       Depreciation expense .....................................             115              106               94
       Amortization of deferred fees, discounts and premiums, net              54              110              (58)
       Deferred income tax benefit ..............................            (170)            (337)             (32)
       Other adjustments, net ...................................             440              (22)             248
                                                                         --------         --------         --------
          Net cash provided by operating activities .............           3,479            2,293            2,747
                                                                         --------         --------         --------

Cash flows from investing activities:
    Purchases of securities:
       Held-to-maturity .........................................         (21,445)         (22,772)         (22,039)
       Available-for-sale .......................................          (1,000)            --               --
    Proceeds from principal payments, maturities and
       calls of securities held-to-maturity .....................          19,778           18,723           15,587
    Disbursements for loan originations .........................         (29,391)         (25,088)         (18,460)
    Principal collections on loans ..............................          22,363           16,569           13,314
    Net decrease (increase) in certificates of deposit ..........             503             (392)          (1,605)
    Purchases of Federal Home Loan Bank stock ...................            (138)             (94)             (85)
    Purchases of office properties and equipment ................            (296)            (140)            (142)
    Proceeds from sales of real estate owned ....................            --                400             --
                                                                         --------         --------         --------
          Net cash used in investing activities .................          (9,626)         (12,794)         (13,430)
                                                                         --------         --------         --------

Cash flows from financing activities:
    Net increase in deposits ....................................           8,690           10,612           13,660
    Net increase (decrease) in mortgage escrow funds ............              16              237             (186)
                                                                         --------         --------         --------
          Net cash provided by financing activities .............           8,706           10,849           13,474
                                                                         --------         --------         --------

Net increase in cash and cash equivalents .......................           2,559              348            2,791
Cash and cash equivalents at beginning of year ..................          39,552           39,204           36,413
                                                                         --------         --------         --------

Cash and cash equivalents at end of year ........................        $ 42,111         $ 39,552         $ 39,204
                                                                         ========         ========         ========

Supplemental information:
    Interest paid ...............................................        $  8,736         $  7,910         $  7,841
    Income taxes paid ...........................................           1,876            1,650            1,772
    Loans transferred to real estate owned ......................            --                365              170
                                                                         ========         ========         ========


                 See accompanying notes to financial statements.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

                         March 31, 1998, 1997 and 1996



(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Sound Federal Savings and Loan Association (the "Association") is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area (Westchester County, New York) and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in commercial mortgage, construction and consumer loans.

       Deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. The Association is a federally-chartered mutual savings association, and its primary regulator is the Office of Thrift Supervision ("OTS"). As discussed in Note 14, the Association's Board of Directors has adopted a Plan of Reorganization pursuant to which the Association will convert to a stock savings and loan association under a mutual holding company structure.

       BASIS OF PRESENTATION

       The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. A material estimate that is particularly susceptible to near-term change is the allowance for loan losses, which is discussed below.

       For purposes of reporting cash flows, cash equivalents represent Federal funds sold for one-day periods.

       SECURITIES

       The Association classifies and accounts for its securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities classified as held-to-maturity under SFAS No. 115 are limited to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available-for-sale.

       Held-to-maturity securities are carried at amortized cost. Available-for-sale securities are carried at fair value, with unrealized gains and losses excluded from earnings and reported on a net-of-tax basis as a separate component of equity. The Association has no trading securities. Federal Home Loan Bank stock is a non-marketable security held in accordance with certain regulatory requirements and, accordingly, is carried at cost.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

       Premiums and discounts on debt securities are amortized to interest income on a level-yield basis over the terms of the securities. Realized gains and losses on sales of securities are determined based on the amortized cost of the specific securities sold. Unrealized losses on securities are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

       ALLOWANCE FOR LOAN LOSSES

       The allowance for loan losses is increased by provisions for losses charged to income. Losses are charged to the allowance when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged-off are credited to the allowance for loan losses when realized. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay, estimated value of underlying collateral, and current economic conditions. In management's judgment, the allowance for loan losses is adequate to absorb probable losses in the existing loan portfolio.

       Establishing the allowance for loan losses involves significant management judgments utilizing the best information available at the time of review. Those judgments are subject to further review by various sources, including the Association's regulators. Adjustments to the allowance may be necessary in the future based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors.

       In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, a loan is considered to be impaired when, based on current information and events, it is probable that the Association will be unable to collect all principal and interest contractually due. Under SFAS No. 114, creditors are permitted to measure impaired loans based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses. SFAS No. 118 allows creditors to continue to use existing methods for recognizing interest income on impaired loans.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

       INTEREST AND FEES ON LOANS

       Interest is accrued monthly based on outstanding principal balances unless management considers the collection of interest to be doubtful (generally, when loans are contractually past due ninety days or more). When loans are placed on nonaccrual status, unpaid interest is reversed by charging interest income and crediting an allowance for uncollected interest. Interest payments received on nonaccrual loans (including impaired loans) are recognized as income unless future collections are doubtful. Loans are returned to accrual status when collectibility is no longer considered doubtful (generally, when all payments have been brought current).

       Loan origination fees and certain direct loan origination costs are deferred and the net fee or cost is amortized to interest income, using the level-yield method, over the contractual term of the related loan. Unamortized fees and costs applicable to prepaid loans are recognized in interest income at the time of prepayment.

       REAL ESTATE OWNED

       Real estate properties acquired through foreclosure are recorded initially at fair value less estimated sales costs, with the resulting writedown charged to the allowance for loan losses. Thereafter, an allowance for losses on real estate owned is established by a charge to expense to reflect any subsequent declines in fair value. Fair value estimates are based on recent appraisals and other available information. Costs incurred to develop or improve properties are capitalized, while holding costs are charged to expense.

       OFFICE PROPERTIES AND EQUIPMENT


       Office properties and equipment are comprised of land (carried at cost) and buildings, improvements, furniture, fixtures and equipment (carried at cost less accumulated depreciation). Depreciation expense is recognized on a straight-line basis over the estimated useful lives of the related assets which range from 5 to 50 years. Costs incurred to improve or extend the life of existing assets are capitalized. Repairs and maintenance, as well as renewals and replacements of a routine nature, are charged to expense.


       INCOME TAXES

       In accordance with the asset and liability method required by SFAS No. 109, "Accounting for Income Taxes," deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that a portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

       Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of an enacted change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.


(2)    SECURITIES

       The following is a summary of securities at March 31, 1998 and 1997:


                                                                        GROSS UNREALIZED
                                                  AMORTIZED          ----------------------            FAIR
                                                     COST            GAINS           LOSSES           VALUE
                                                     ----            -----           ------           -----
                                                                       (IN THOUSANDS)
March 31, 1998 Securities held-to-maturity:
    Mortgage-backed securities ............        $ 53,421        $    445         $   (205)        $ 53,661

    U.S. Government and agency
        securities ........................          11,477              21              (68)          11,430
                                                   --------        --------         --------         --------

                                                   $ 64,898        $    466         $   (273)        $ 65,091
                                                   ========        ========         ========         ========

Securities available-for-sale:
    Mutual fund investments ...............        $  3,000        $   --           $     (6)        $  2,994
                                                   ========        ========         ========         ========



MARCH 31, 1997 Securities held-to-maturity:
    Mortgage-backed securities ............        $ 52,901        $    326         $   (335)        $ 52,892

    U.S. Government and agency
        securities ........................          10,452               3              (55)          10,400
                                                   --------        --------         --------         --------

                                                   $ 63,353        $    329         $   (390)        $ 63,292
                                                   ========        ========         ========         ========

Securities available-for-sale:
    Mutual fund investments ...............        $  2,000        $   --           $     (5)        $  1,995
                                                   ========        ========         ========         ========

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

       Debt securities at March 31, 1998 consisted of adjustable rate securities and fixed rate securities with amortized costs of $55.7 million and $9.2 million, respectively, and weighted average yields of 6.85% and 6.37%, respectively. Adjustable rate and fixed rate debt securities at March 31, 1997 totaled $52.2 million and $11.2 million, respectively, with weighted average yields of 6.79% and 6.54%, respectively.

       Mortgage-backed securities consist of pass-through securities guaranteed by the Government National Mortgage Association, Fannie Mae and Freddie Mac with amortized costs of $46.4 million, $6.9 million and $0.1 million, respectively, at March 31, 1998 ($46.4 million, $6.4 million and $0.1 million, respectively, at March 31, 1997).

       There were no sales of securities or transfers between classifications during the years ended March 31, 1998, 1997 and 1996.

       The following is a summary of the amortized cost and fair value of debt securities held-to-maturity at March 31, 1998, by remaining term to contractual maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                         AMORTIZED        FAIR
                                                           COST           VALUE
                                                           ----           -----
                                                             (IN THOUSANDS)
           Mortgage-backed securities ...........        $53,421        $53,661
           U.S. Government and agency securities:
               One year or less .................          4,012          4,030
               Over one to five years ...........          3,998          3,982
               Over ten years ...................          3,467          3,418
                                                         -------        -------

                          Total .................        $64,898        $65,091
                                                         =======        =======

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

(3)    LOANS

       A summary of loans at March 31 follows:

                                                                                          1998               1997
                                                                                          ----               ----
                                                                                              (IN THOUSANDS)
                Mortgage loans:
                   Residential properties:
                      One-to-four family .......................................        $ 109,207         $ 103,595
                      Home equity lines of credit ..............................           13,138             9,487
                      Multi-family .............................................              412               348
                   Commercial properties .......................................            3,811             3,416
                   Construction loans ..........................................            1,800             5,539
                   Construction loans in process ...............................             (573)           (1,049)
                   Deferred loan origination fees, net .........................             (280)             (328)
                                                                                        ---------         ---------
                                                                                          127,515           121,008
                                                                                        ---------         ---------

                Consumer loans:
                   Automobile loans ............................................            1,011             1,028
                   Secured personal loans ......................................              707               132
                   Other .......................................................              309               294
                                                                                        ---------         ---------
                                                                                            2,027             1,454
                                                                                        ---------         ---------

                      Total loans ..............................................          129,542           122,462


                Allowance for loan losses ......................................             (984)             (845)
                                                                                        ---------         ---------

                      Total loans, net .........................................        $ 128,558         $ 121,617
                                                                                        =========         =========


           Gross loans at March 31, 1998 consisted of fixed rate loans of $124.0 million and adjustable rate loans of $6.4 million with weighted average yields of 8.18% and 8.64%, respectively. Fixed rate and adjustable rate loans at March 31, 1997 totaled $115.6 million and $8.2 million, respectively, with weighted average yields of 8.33% and 8.59%, respectively.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

       The Association primarily originates mortgage loans secured by existing single-family residential properties. The Association also originates multi-family and commercial mortgage loans, construction loans and consumer loans. Substantially all of the mortgage loan portfolio is secured by real estate properties located in Westchester County, New York. The ability of the Association's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Association's concentrated lending area.

       Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

                                                1998          1997          1996
                                                ----          ----          ----
                                                          (IN THOUSANDS)
           Balance at beginning of year        $ 845         $ 725         $ 652
           Provision for losses .......          155           146            98
           Charge-offs ................          (16)          (45)          (26)
           Recoveries .................         --              19             1
                                               -----         -----         -----

           Balance at end of year .....        $ 984         $ 845         $ 725
                                               =====         =====         =====

       The principal balances of nonaccrual loans past due ninety days or more at March 31 are as follows:

                                                   1998          1997          1996
                                                   ----          ----          ----
                                                          (IN THOUSANDS)
           Mortgage loans:
               One-to-four family ........        $1,721        $1,832        $2,671
               Home equity lines of credit          --            --             160
               Commercial ................           236           432           236
           Consumer loans ................             1          --              21
                                                  ------        ------        ------

               Total nonaccrual loans ....        $1,958        $2,264        $3,088
                                                  ======        ======        ======

       Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $205,000, $231,000 and $288,000 for the years ended March 31, 1998, 1997 and 1996, respectively, compared to interest income actually recognized of $55,000, $52,000 and $77,000, respectively.

       SFAS No. 114 applies to loans that are individually evaluated for collectibility in accordance with the Association's normal loan review procedures (principally loans in the multi-family, commercial mortgage and construction loan portfolios). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage and consumer loans. The Association's impaired loans consisted of nonaccrual commercial mortgage loans with a recorded investment totaling $236,000 and $432,000 at March 31, 1998 and 1997, respectively. All of these loans were

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION collateral-dependent loans measured based on the fair value of the collateral in accordance with SFAS No. 114. The Association determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. At March 31, 1998 and 1997, such an allowance was not required with respect to the Association's impaired loans due to the sufficiency of the related collateral values. The Association's average recorded investment in impaired loans was approximately $330,000, $299,000 and $142,000 for the years ended March 31, 1998, 1997 and 1996, respectively. Interest collections and income recognized on impaired loans (while such loans were considered impaired) were insignificant during each of these years.

       Other assets at both March 31, 1998 and 1997 include single-family real estate owned properties with net carrying values of $129,000. Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended March 31, 1998, 1997 and 1996.


(4)    ACCRUED INTEREST RECEIVABLE

       A summary of accrued interest receivable at March 31 follows:

                                          1998        1997
                                          ----        ----
                                           (IN THOUSANDS)
           Loans .................        $780        $749
           Securities ............          91         105
           Certificates of deposit          17          23
                                          ----        ----

               Total .............        $888        $877
                                          ====        ====


(5)    OFFICE PROPERTIES AND EQUIPMENT

       A summary of office properties and equipment at March 31 follows:

                                                            1998            1997
                                                            ----            ----
                                                              (IN THOUSANDS)
           Land ..................................        $   537         $   537
           Buildings and improvements ............          1,501           1,482
           Furniture, fixtures and equipment .....          1,325           1,129
                                                          -------         -------
                                                            3,363           3,148

           Less accumulated depreciation .........        $(1,811)        $(1,696)
                                                          -------         -------
              Office properties and equipment, net        $ 1,552         $ 1,452
                                                          =======         =======

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


(6)    DEPOSITS

       The following is a summary of deposit balances and weighted average stated interest rates at March 31:

                                                          1998                       1997
                                                  ----------------------     ----------------------
                                                     RATE      AMOUNT           RATE      AMOUNT
                                                     ----      ------           ----      ------
                                                                (DOLLARS IN THOUSANDS)
       Passbook and club accounts ..............     2.54%    $ 61,347          2.54%    $ 63,579
       Money market accounts ...................     3.05       17,676          3.10       17,497
       NOW and Super NOW accounts ..............     2.04       21,261          2.04       19,885
                                                              --------                   --------
          Total ................................     2.52      100,284          2.54      100,961
                                                              --------                   --------

       Certificates of deposit by remaining
          term to contractual maturity:
          Within one year ......................     5.60      108,902          5.39      101,169
          After one but within three years .....     5.72        9,613          5.72        7,597
          After three years ....................     4.49        1,114          4.53        1,496
                                                              --------                   --------
          Total ................................     5.60      119,629          5.40      110,262
                                                              --------                   --------
          Total deposits .......................     4.20%    $219,913          4.03%    $211,223
                                                              ========                   ========


       Certificates of deposit in denominations of $100,000 or more totaled $14.1 million and $12.3 million at March 31, 1998 and 1997, respectively. The Federal Deposit Insurance Corporation generally insures deposit accounts up to $100,000, as defined in the applicable regulations.

       The following is a summary of interest expense on deposits for the years ended March 31:

                                                                             1998         1997         1996
                                                                             ----         ----         ----
                                                                                    (IN THOUSANDS)
       Passbook and club accounts.......................................  $  1,573     $  1,640     $  1,903
       Money market, NOW and Super NOW accounts ........................       962          918          874
       Certificates of deposit .........................................     6,165        5,318        5,032
                                                                          --------     --------     --------
           Total........................................................  $  8,700     $  7,876     $  7,809
                                                                          ========     ========     ========

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



       The Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996. Among other things, the Funds Act required depository institutions to pay a one-time special assessment of
       65.7 basis points on their SAIF-assessable deposits held on March 31, 1995, in order to recapitalize the SAIF to the level required by law. The Association's special assessment of $1.2 million was paid in November 1996 and is reflected in non-interest expense for the year ended March 31, 1997.


(7)    FEDERAL HOME LOAN BANK BORROWINGS

       As a member of the Federal Home Loan Bank ("FHLB") of New York, the Association may have outstanding FHLB borrowings of up to 25% of its total assets, or approximately $63.7 million at March 31, 1998, in a combination of term advances and overnight funds. Borrowings are secured by the Association's investment in FHLB stock and by a blanket security agreement. This agreement requires the Association to maintain as collateral certain qualifying assets (such as securities and single-family residential mortgage loans) with a fair value, as defined, at least equal to 115% of any outstanding advances.

       At March 31, 1998 and 1997, an outstanding FHLB advance of $87,000 is included in other liabilities in the balance sheets. This advance bears interest at a fixed rate of 8.29% and matures in 2002.


(8)    INCOME TAXES

       Income tax expense consists of the following components for the years ended March 31:

                                                                                1998           1997           1996
                                                                                ----           ----           ----
                                                                                          (IN THOUSANDS)
Federal:
    Current ...........................................................       $ 1,679        $ 1,173        $ 1,321
    Deferred ..........................................................          (135)           121            (37)
                                                                              -------        -------        -------
                                                                                1,544          1,294          1,284
                                                                              -------        -------        -------
New York State:
    Current ...........................................................           556            489            443
    Deferred ..........................................................           (35)          (458)             5
                                                                              -------        -------        -------
                                                                                  521             31            448
                                                                              -------        -------        -------
Total:
    Current ...........................................................         2,235          1,662          1,764
    Deferred ..........................................................          (170)          (337)           (32)
                                                                              -------        -------        -------
                                                                              $ 2,065        $ 1,325        $ 1,732
                                                                              =======        =======        =======

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



       The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate of 34%) to the Association's actual income tax expense for the years ended March 31:

                                                            1998          1997          1996
                                                            ----          ----          ----
                                                                  (DOLLARS IN THOUSANDS)
       Taxes at Federal statutory rate ................    $1,683        $1,229        $1,404
       State tax expense, net of Federal tax benefit ..       344            20           296
       Other reconciling items, net ...................        38            76            32
                                                           ------        ------        ------

       Actual income tax expense ......................    $2,065        $1,325        $1,732
                                                           ======        ======        ======

       Effective income tax rate ......................      41.7%         36.7%         41.9%
                                                           ======        ======        ======

       The tax effects of temporary differences that give rise to the Association's deferred tax assets and liabilities at March 31 are as follows:

                                                                           1998       1997
                                                                           ----       ----
                                                                            (IN THOUSANDS)
       Deferred tax assets:
               Allowance for loan losses .............................    $ 403      $ 347
               Loan origination fees .................................      114        135
               Deferred compensation .................................      191        173
               Other deductible temporary differences ................       81          2
                                                                          -----      -----
                   Total deferred tax assets .........................      789        657
                                                                          -----      -----
           Deferred tax liabilities:
               Tax bad debt reserves in excess of base-year reserves ..     522        545
               Other taxable temporary differences ....................      -          15
                                                                          -----      -----
                    Total deferred tax liabilities ....................     522        560
                                                                          -----      -----
           Net deferred tax asset .....................................   $ 267      $  97
                                                                          =====      =====


       Based on the Association's historical and anticipated future pre-tax earnings, management believes that it is more likely than not that the deferred tax assets will be realized.

       As a thrift institution, the Association is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



       allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

       Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in 1996. The Federal amendments include elimination of the percentage-of-taxable-income method for tax years beginning after December 31, 1995 and imposition of a requirement to recapture into taxable income (over a six-year period) the reserves in excess of the base-year amounts. The Association previously established, and continues to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignate the Association's State bad debt reserves as the base-year amount and provide for future additions to the base-year reserve using the percentage-of-taxable-income method. These changes effectively eliminated the excess New York State reserves for which a deferred tax liability had been recognized and, accordingly, the Association reduced its deferred tax liability by $250,000 (with a corresponding reduction in income tax expense) during the year ended March 31, 1997.

       At March 31, 1998, the Association's base-year tax bad debt reserves totaled $5.2 million for Federal tax purposes and $8.7 million for State tax purposes. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Association does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of these reserves include failure of the Association to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. At March 31, 1998, the Association's unrecognized deferred tax liabilities with respect to the Federal and State tax bad debt reserves were approximately $1.8 million and $0.6 million, respectively.


(9)    EMPLOYEE BENEFIT PLANS

       PENSION PLAN

       The Association maintains a non-contributory defined benefit pension plan which covers substantially all full-time employees who meet certain age and length of service requirements. Benefits are based on the employee's years of accredited service and average compensation for the three consecutive years that produce the highest average. The Association's funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



       The following is a reconciliation of the funded status of the pension plan and the accrued cost recognized in the balance sheets at March 31:

                                                                                 1998           1997
                                                                                 ----           ----
                                                                                    (IN THOUSANDS)
           Actuarial present value of benefit obligations:
               Accumulated benefit obligation, including vested benefits
                  of $4,019 in 1998 and $3,443 in 1997 .................       $(4,042)       $(3,454)
               Effect of projected future compensation levels ..........          (773)          (808)
                                                                               -------        -------
               Projected benefit obligation ............................        (4,815)        (4,262)
           Plan assets (primarily insurance contract, at contract value)         4,108          3,602
                                                                               -------        -------

           Excess of projected benefit obligation over plan assets .....          (707)          (660)
           Unrecognized net loss .......................................           526            335
           Unrecognized prior service cost .............................           100            146
           Unrecognized net transition obligation ......................            54             40
                                                                               -------        -------

               Accrued pension cost ....................................       $   (27)       $  (139)
                                                                               =======        =======


       A discount rate of 6.75% and a rate of increase in future compensation levels of 4.50% were used in determining the actuarial present value of the projected benefit obligation at March 31, 1998 (7.50% and 5.50%, respectively, at March 31, 1997). The expected long-term rate of return on plan assets was 9.00% for 1998, 1997 and 1996.

       The net periodic pension cost consisted of the following for the years ended March 31:

                                                                 1998         1997         1996
                                                                 ----         ----         ----
                                                                        (IN THOUSANDS)
           Service cost (benefits earned during the year) ...   $  64        $  74        $  63
           Interest cost on projected benefit obligation ....     318          283          273
           Actual return on plan assets .....................    (343)        (295)        (295)
           Net amortization and deferral ....................      53           58           52
                                                                -----        -----        -----

               Net periodic pension cost ....................   $  92        $ 120        $  93
                                                                =====        =====        =====


       SAVINGS PLAN

       The Association also maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees may make contributions to the plan of up to 10% of their compensation. The Association makes matching contributions of 50% of the participant's contributions to the plan. Participants vest immediately in both their own contributions and Association contributions. Savings plan expense was $41,000, $21,000 and $21,000 for the years ended March 31, 1998, 1997 and
       1996, respectively.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


(10)   COMMITMENTS AND CONTINGENCIES

       OFF-BALANCE SHEET FINANCIAL INSTRUMENTS


       The Association's off-balance sheet financial instruments at March 31, 1998 and 1997 were limited to loan origination commitments of $6.4 million and $2.7 million, respectively, and unused lines of credit (principally home equity lines) extended to customers of $7.0 million and $5.4 million, respectively. Substantially all of these commitments and lines of credit carry fixed interest rates and have been provided to customers within the Association's primary lending area described in Note
       3. The Association's fixed rate loan origination commitments at March 31, 1998 provide for interest rates ranging from 6.50% to 9.50%.


       These instruments involve elements of credit risk and interest rate risk in addition to the amounts recognized in the balance sheets. The contractual amounts represent the Association's maximum potential exposure to credit loss, but do not necessarily represent future cash requirements since certain commitments and lines of credit may expire without being fully funded. Loan commitments generally have fixed expiration dates (ranging up to 3 months) or other termination clauses and may require the payment of a fee by the customer. Commitments and lines of credit are subject to the same credit approval process applied in the Association's general lending activities, including a case-by-case evaluation of the customer's creditworthiness and related collateral requirements.


       LEGAL PROCEEDINGS

       In the normal course of business, the Association is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Association's financial condition, results of operations or liquidity.

(11)   REGULATORY CAPITAL REQUIREMENTS

       OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier I (core) capital to total adjusted assets of 3.0%; and a minimum ratio of Tier I (core and supplementary) capital to risk-weighted assets of 8.0%.

       Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier I (core) capital ratio of at least 5.0%; a Tier I risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



       The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

       Management believes that, as of March 31, 1998 and 1997, the Association met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Association as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Association's capital classification.

       The following is a summary of the Association's actual capital amounts and ratios as of March 31, 1998 and 1997, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

                                                                           OTS REQUIREMENTS
                                                              --------------------------------------------
                                                                MINIMUM CAPITAL        CLASSIFICATION AS
                                     ASSOCIATION ACTUAL             ADEQUACY            WELL CAPITALIZED
                                    --------------------      --------------------    --------------------
                                    AMOUNT         RATIO      AMOUNT         RATIO    AMOUNT         RATIO
                                    ------         -----      ------         -----    ------         -----
                                                             (DOLLARS IN THOUSANDS)
      March 31, 1998
      Tangible capital .....       $31,901         12.5%     $ 3,821         1.5%
      Tier I (core) capital         31,901         12.5        7,642         3.0      $12,737          5.0%
      Risk-based capital:
          Tier I ...........        31,901         33.9        5,645         6.0
          Total ............        32,885         34.9        7,527         8.0        9,409         10.0

      March 31, 1997
      Tangible capital .....       $29,017         11.9%     $ 3,650         1.5%
      Tier I (core) capital         29,017         11.9        7,301         3.0      $12,168          5.0%
      Risk-based capital:
          Tier I ...........        29,017         34.4        5,068         6.0
          Total ............        29,862         35.4        6,757         8.0        8,446         10.0


       The Association's tangible, tier I "core" and tier I risk-based capital amounts equal equity under generally accepted accounting principles. The Association's total risk-based capital represents tier I risk-based capital plus general allowances for loan losses up to 1.25% of risk-weighted assets.


(12)   FAIR VALUES OF FINANCIAL INSTRUMENTS

       SFAS No. 107 requires disclosures about the fair values of financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Association's balance sheets, as well as certain off-balance sheet items. Fair value is defined in SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



       Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

       The following is a summary of the carrying amounts and estimated fair values of the Association's financial assets and liabilities at March 31:

                                                      1998                      1997
                                             ---------------------     ---------------------
                                             CARRYING       FAIR       CARRYING       FAIR
                                              AMOUNT        VALUE       AMOUNT        VALUE
                                             --------     --------     --------     --------
                                                              (IN MILLIONS)
       Financial assets:
          Cash and due from banks ....       $    5.7     $    5.7     $    4.4     $    4.4
          Federal funds sold .........           36.4         36.4         35.2         35.2
          Certificates of deposit ....           11.5         11.5         12.0         12.0
          Securities .................           67.9         68.1         65.3         65.3
          Loans ......................          128.6        130.3        121.6        120.7
          Accrued interest receivable             0.9          0.9          0.9          0.9
          Federal Home Loan Bank stock            1.7          1.7          1.6          1.6
       Financial liabilities:
          Savings certificate accounts          119.6        119.6        110.3        109.8
          Other deposit accounts .....          100.3        100.3        101.0        101.0
          Mortgage escrow funds ......            2.4          2.4          2.3          2.3
          FHLB advance ...............            0.1          0.1          0.1          0.1
                                             ========     ========     ========     ========



       The following is a description of the principal valuation methods used by the Association to estimate the fair values of its financial instruments:

       SECURITIES

       The fair values of securities were based on market prices or dealer quotes.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



       LOANS

       For valuation purposes, the loan portfolio was segregated into its significant categories, such as residential mortgage loans and consumer loans. These categories were further analyzed, where appropriate, into components based on significant financial characteristics such as type of interest rate (fixed or adjustable). Generally, management estimated fair values by discounting the anticipated cash flows at current market rates for loans with similar terms to borrowers of similar credit quality.

       DEPOSIT LIABILITIES

       The fair values of savings certificate accounts represent contractual cash flows discounted using interest rates currently offered on certificates with similar characteristics and remaining maturities. In accordance with SFAS No. 107, the fair values of other deposit accounts (those with no stated maturity such as passbook and money market accounts) are equal to the carrying amounts payable on demand.

       These fair values do not include the value of core deposit relationships which comprise a significant portion of the Association's deposit base. Management believes that the Association's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial unrecognized value separate from the deposit balances.

       OTHER FINANCIAL INSTRUMENTS

       The other financial assets and liabilities listed in the preceding table have fair values which approximate the respective carrying amounts in the balance sheets because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 10 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At March 31, 1998 and 1997, the fair values of these instruments approximated the related carrying amounts which were not significant.


(13)   RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. The standard does not, however, specify when to recognize or how to measure items that make up comprehensive income. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss on available-for-sale securities. While SFAS No. 130 does not require a specific reporting format, it does require

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



       that an enterprise display in the financial statements an amount representing total comprehensive income for the period.

       In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," to revise present disclosure requirements applicable to those benefits. Although the standard does not change the measurement or recognition requirements for postretirement benefit plans, it standardizes the disclosure requirements; requires additional information on changes in benefit obligations and fair values of plan assets; and eliminates certain present disclosure requirements.

       SFAS Nos. 130 and 132 are effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Association in the year ending March 31, 1999. Management does not expect that these standards will significantly affect the Association's financial reporting.


(14)   MUTUAL HOLDING COMPANY REORGANIZATION AND OFFERING

       On May 13, 1998, the Board of Directors of the Association adopted a Plan of Reorganization ("the Plan") pursuant to which the Association will convert to a stock savings and loan association under a two-tier mutual holding company structure. As part of the Plan, the Association will establish a federally-chartered mutual holding company known as Sound Federal, MHC (the "Mutual Holding Company") and a capital stock holding company known as Sound Federal Bancorp ("the Company"). The Association will become a federally-chartered capital stock savings and loan association, wholly owned by the Company.

       The Company plans to offer for sale 45% of its common shares in a subscription offering ("the Offering") initially to eligible Association depositors; tax-qualified employee benefit plans of the Association; certain other Association depositors and borrowers; and employees, officers and directors of the Association. Any shares of common stock not sold in the Offering will be offered to certain members of the general public in a community offering, with a preference for natural persons residing in Westchester County. The Company also plans to contribute 2% of its common shares to a charitable foundation to be established pursuant to the Plan. Such contribution will result in the Company `s recognition of expense, equal to the fair value of the shares contributed, in the period in which the contribution occurs. After completion of these transactions, the Mutual Holding Company will own the remaining 53% of the Company's issued common shares.

                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



       Following the completion of the reorganization, all depositors who had liquidation rights with respect to the Association as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Association. In addition, all persons who become depositors of the Association subsequent to the reorganization will have such liquidation rights with respect to the Mutual Holding Company.

       Offering costs will be deferred and reduce the proceeds from the shares sold in the Offering. If the Offering is not completed, all costs will be charged to expense. The Association had incurred no offering costs as of March 31, 1998.

GLOSSARY

1933 Act                            Securities Act of 1933, as amended.

1934 Act                            Securities Exchange Act of 1934, as amended.

Associate                           The term "Associate" of a person means:

                                    (i) any corporation or organization (other than the Association or its subsidiaries or the Company) of which such person is a director, officer, partner or 10% shareholder;

                                    (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Company or the Association in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

                                    (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Association or its subsidiaries or the Company.

Association                         Sound Federal Savings and Loan Association
                                    in its pre-Reorganization mutual form

BIF                                 Bank Insurance Fund of the FDIC

Charitable Foundation               Sound Federal Savings and Loan Association
                                    Charitable Foundation

Code                                The Internal Revenue Code of 1986, as
                                    amended


Common Stock                        The shares of Common Stock, par value of
                                    $0.10 per share, issued by Sound Federal
                                    Bancorp in connection with the
                                    Reorganization and Offering


Community  Offering                 The offering for sale to members of the
                                    general public of any shares of Common Stock not subscribed for in the Subscription
                                    Offering with a preference given to natural persons who are residents of Westchester
                                    County, New York.

Company                             Sound Federal Bancorp

Eligible Account Holders            Deposit account holders of the Association
                                    with aggregate account balances of at
                                    least $50 as of the close of business on March 31, 1997

ERISA                               Employee Retirement Income Security Act of
                                    1974, as amended

ESOP The Sound Federal Savings and Loan Association Employee Stock Ownership Plan and Trust

Estimated Valuation Range           The range of the estimated pro forma
                                    market value of the total number of shares of Common Stock to be issued by the Company to the Mutual Holding Company and to Minority Stockholders, as determined by
                                    FinPro.

Expiration Date                     _________, New York Time, on _________,1998

FASB                                Financial Accounting Standards Board

FDIC                                Federal Deposit Insurance Corporation

FHLB                                Federal Home Loan Bank

FinPro                              FinPro, Inc.

Independent Valuation               The estimated pro forma market value of the
                                    Company and the Association prepared by
                                    FinPro

IRA                                 Individual retirement account or arrangement

IRS                                 Internal Revenue Service

Minority Ownership Interest         The shares of Common Stock of the Company
                                    owned by persons other than the Mutual
                                    Holding Company

Mutual Holding Company              Sound Federal, MHC, a federal mutual holding
                                    company and the majority stockholder of the Company

NASD                                National Association of Securities Dealers,
                                    Inc.

NPV                                 Net portfolio value

Offering The Subscription Offering and to the extent shares remain available for subscription, the Community Offering and Syndicated Community Offering of Common Stock of the Company

Offering Range                      The offering of the Common Stock in the
                                    Offering at an aggregate Purchase Price
                                    ranging from $22.5 million to $30.5 million, subject to adjustment up to $35.1 million

Order Form                          The form for ordering stock accompanied by a
                                    certification concerning certain matters

Other Members                       Persons holding a deposit account at the
                                    Association (other than Eligible Account
                                    Holders and Supplemental Eligible Account
                                    Holders) on the Voting Record Date or who have borrowings outstanding from the
                                    Association on the Voting Record Date, and who are entitled to vote at the Special
                                    Meeting

OTS                                 Office of Thrift Supervision

Plan or Plan of Reorganization      The Sound Federal Savings and Loan
                                    Association Plan of Reorganization from a Mutual Savings Association to a Mutual
                                    Holding Company and Stock Issuance

` Plan, which will (i) establish the Stock Association as a wholly-owned subsidiary of the Company; (ii) establish the Company as a mid-tier stock holding company which will own all of the outstanding capital stock of the Stock Association; and (iii) establish the Mutual Holding Company as the majority stockholder of the Company

Purchase Price                      $10.00 per share price of the Common Stock

QTI                                 Qualified thrift investment

QTL                                 Qualified thrift lender


REO                                 Real estate owned


Reorganization                      The simultaneous (i) reorganization of the
                                    Association into the mutual holding company form of ownership, (ii) sale of up to 45% of the Common Stock of the Company in the Offering, (iii) contribution of 2% of the Common Stock to the Charitable Foundation, and (iv) issuance of the remaining 53% of the Common Stock of the Company to the Mutual Holding Company. The Reorganization will create (i) the Mutual Holding Company as a federal mutual holding company, (ii) the Company as a federal stock holding company that is majority-owned by the Mutual
                                    Holding Company and (iii) the Stock
                                    Association, as a federal stock savings
                                    association wholly-owned by the Company.

SAIF                                Savings Association Insurance Fund of the
                                    FDIC

SEC                                 Securities and Exchange Commission

Special Meeting                     Special Meeting of members of the
                                    Association called for the purpose of
                                    approving the Plan

Stock Association                   Sound Federal Savings and Loan Association,
                                    in its post-Reorganization stock form.


Stock Award Plan                    The stock award plan that will grant Common
                                    Stock to certain officers and directors of the Association, and that will be established and submitted for approval of the Company's stockholders no earlier than six months after the completion of the Reorganization



Stock Option Plan                   The stock option plan that will authorize
                                    the granting to certain officers and
                                    directors options to purchase up to 10% of the Minority Ownership Interest, and that will be established and submitted for approval at a meeting of the Company's stockholders no earlier than six months after the completion of the Reorganization


Subscription Offering               The offering of non-transferable rights to
                                    subscribe for the Common Stock, in order of priority, to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders,
                                    Other Members and employees, officers and directors of the Association

Supplemental                        Depositor account holders of the Association
Eligible Account Holders            with aggregate account balances of at least
                                    $50 as of the close of business on June 30, 1998, who are not Eligible Account Holders or Supplemental Eligible Account Holders

Voting                              Record Date The close of business on
                                    _____________, 1998, the date for
                                    determining members entitled to vote at the Special Meeting

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                   ----
QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING...................................................     1
SUMMARY..........................................................................................     4
SELECTED FINANCIAL AND OTHER DATA OF SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION..................     9
RISK FACTORS.....................................................................................    11
PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS...........................................    17
SOUND FEDERAL, MHC...............................................................................    17
SOUND FEDERAL BANCORP............................................................................    18
SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION.......................................................    19
SUMMARY DESCRIPTION OF THE REORGANIZATION........................................................    19
MARKET AREA......................................................................................    20
COMPETITION......................................................................................    20
USE OF PROCEEDS..................................................................................    20
DIVIDENDS........................................................................................    21
MARKET FOR THE COMMON STOCK......................................................................    22
CAPITALIZATION...................................................................................    22
PRO FORMA DATA...................................................................................    24
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE...........................................    30
THE REORGANIZATION AND OFFERING..................................................................    31
SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION STATEMENTS OF INCOME..................................    51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............    52
BUSINESS OF THE ASSOCIATION......................................................................    64
MANAGEMENT OF SOUND FEDERAL BANCORP..............................................................    82
MANAGEMENT OF THE ASSOCIATION....................................................................    82
EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF THE ASSOCIATION...............................    84
REGULATION.......................................................................................    90
TAXATION ........................................................................................    97
RESTRICTIONS ON THE ACQUISITION OF THE COMPANY...................................................    98
DESCRIPTION OF CAPITAL STOCK.....................................................................   100
TRANSFER AGENT...................................................................................   101
REGISTRATION REQUIREMENTS........................................................................   101
LEGAL AND TAX MATTERS............................................................................   101
EXPERTS  ........................................................................................   101
ADDITIONAL INFORMATION...........................................................................   102


Until _____________, or 25 days after the commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                              SOUND FEDERAL BANCORP

                          (PROPOSED HOLDING COMPANY FOR
                   SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION)


                             UP TO 3,505,286 SHARES


                                  Common Stock
                           ($0.10 par value per share)


                                   PROSPECTUS

                        SANDLER O'NEILL & PARTNERS, L.P.



                             _________________, 1998



                      THESE SECURITIES ARE NOT DEPOSITS OR
                         ACCOUNTS AND ARE NOT FEDERALLY
                              INSURED OR GUARANTEED

PART II:          INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                                     Amount
                                                                                                     ------
         *        Legal Fees and Expenses............................................              $ 100,000
         **       Marketing Agent's fees.............................................                390,000
         *        Printing, Postage and Mailing......................................                140,000
         *        Appraisal and Business Plan Fees and Expenses......................                 25,000
         *        Accounting Fees and Expenses.......................................                125,000
         **       Marketing Agent's Counsel Fees.....................................                 45,000
         *        Filing Fees (NASD, OTS and SEC)....................................                 74,000
         *        Other Expenses.....................................................                 30,000
                                                                                                   ---------
         **       Total .............................................................              $ 937,000
                                                                                                   =========


*        Estimated

** Sound Federal Bancorp has retained Sandler O'Neill & Partners, LP ("Sandler O'Neill") to assist in the sale of common stock on a best efforts basis in the Offerings. Sandler O'Neill will receive fees of approximately $390,000, at the mid-point of the Offering, exclusive of estimated expenses of $45,000.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION, AND SOUND FEDERAL BANCORP

Generally, federal regulations define areas for indemnity coverage for federal savings associations, and proposed federal regulations define areas for indemnity coverage for federal MHC subsidiary holding companies, as follows:

                  (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

                           (i) Any amount for which that person becomes liable
                   under a judgment in such action; and

                           (ii) Reasonable costs and expenses, including
                   reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgement in such enforcement action.

                  (b) Indemnification shall be made to such person under paragraph (b) of this Section only if:

                           (i) Final judgement on the merits is in his or her favor; or

                           (ii)     In case of:

                                    a.      Settlement,
                                    b.      Final judgement against him or her,
                                            or
                                    c.      Final judgement in his or her favor,
                                            other than on the merits, if a
                                            majority of the disinterested
                                            directors of the savings association
                                            determine that he or she was acting
                                            in good faith within the scope of
                                            his or her employment or authority
                                            as he or she could reasonably have
                                            perceived it under the circumstances
                                            and for a purpose he or she could
                                            reasonably have believed under the
                                            circumstances was in the best
                                            interest of the savings association
                                            or its members. However, no
                                            indemnification
                                            shall be made unless the association
                                            gives the Office at least 60 days
                                            notice of its intention to make such
                                            indemnification. Such notice shall
                                            state the facts on which the action
                                            arose, the terms of any settlement,
                                            and any disposition of the action by
                                            a court. Such notice, a copy
                                            thereof, and a certified copy of the
                                            resolution containing the required
                                            determination by the board of
                                            directors shall be sent to the
                                            Regional Director, who shall
                                            promptly acknowledge receipt
                                            thereof. The notice period shall run
                                            from the date of such receipt. No
                                            such indemnification shall be made
                                            if the OTS advises the association
                                            in writing, within such notice
                                            period, of its objection thereto.

                  (c)      As used in this paragraph:

                           (i) "Action" means any judicial or administrative
                  proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

                           (ii) "Court" includes, without limitation, any court
                  to which or in which any appeal or any proceeding for review is brought;

                           (iii) "Final Judgment" means a judgment, decree, or
                  order which is not appealable or as to which the period for appeal has expired with no appeal taken;

                           (iv) "Settlement" includes the entry of a judgment by
                  consent or confession or a plea of guilty or of nolo contendere.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

                  Not Applicable.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

                  The exhibits filed as part of this registration statement are as follows:

                  (a) LIST OF EXHIBITS

1.1 Engagement Letter between Sound Federal Savings and Loan Association and Sandler O'Neill & Partners, LP.**

1.2 Agency Agreement among Sound Federal Bancorp, Sound Federal Savings and Loan Association and Sandler O'Neill & Partners, LP.

2 Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan.**

3.1      Proposed Federal Holding Company Charter of Sound Federal Bancorp.**

3.2      Proposed Bylaws of Sound Federal Bancorp.**

4        Form of Common Stock Certificate of Sound Federal Bancorp.**

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered.**

8.1      Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.**

8.2      Opinion of FinPro, Inc. with respect to Subscription Rights.**

10.1     Form of Employee Stock Ownership Plan.**

10.2     Employment Agreement with Richard P. McStravick.**

10.3     Employment Agreement with William H. Morel**

10.4     Directors Deferred Fee Plan.**

10.5     Directors Emeritus Program.**

21       Subsidiaries of the Registrant.**

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in Opinions included on Exhibits 5 and 8.1).**

23.2     Consent of KPMG Peat Marwick LLP.

23.3     Consent of FinPro, Inc.**

24       Power of Attorney (set forth on signature page).

27.1     EDGAR Financial Data Schedule.**

99.1 Appraisal Agreement between Sound Federal Savings and Loan Association and FinPro, Inc.**

99.2     Appraisal Report of FinPro, Inc.**

99.3     Proxy Statement.

99.4     Marketing Materials.**

99.5     Order and Acknowledgment Form and Certification Form.**

99.6     401(k) Supplement.**


*        To be filed supplementally or by amendment

**       Previously filed

ITEM 17.          UNDERTAKINGS

                  The undersigned Registrant hereby undertakes to:

                (1) File, during any period in which it offers or sells
              securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the
              Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

              The registrant will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the city of Mamaroneck, State of New York on July 30, 1998.


                                    SOUND FEDERAL BANCORP (IN FORMATION)


                                    By:    /s/ Richard P. McStravick
                                           -------------------------------------
                                           Richard P. McStravick
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)


                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Sound Federal Bancorp (the "Company") hereby severally constitute and appoint Richard P. McStravick as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Richard P. McStravick may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Richard P. McStravick shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

         Signatures                        Title                     Date

/s/ Richard P. McStravick         President, Chief Executive     July 30, 1998
-------------------------------   Officer and Director
Richard P. McStravick            (Principal Executive Officer)


/s/ Stephen P. Milliot            Senior Vice President and      July 30, 1998
-------------------------------   Chief Financial Officer
Stephen P. Milliot                (Principal Financial and
                                  Accounting Officer)


/s/ Bruno J. Gioffre              Chairman of the Board          July 30, 1998
-------------------------------
Bruno J. Gioffre


/s/ Joseph Dinolfo                Director                       July 30, 1998
-------------------------------
Joseph Dinolfo


/s/ Donald H. Heithaus            Director                       July 30, 1998
-------------------------------
Donald H. Heithaus

         Signatures                        Title                     Date

/s/ James Staudt                  Director                       July 30, 1998
-------------------------------
James Staudt


/s/ Robert P. Joyce               Director                       July 30, 1998
-------------------------------
Robert P. Joyce


/s/ Joseph A. Lanza               Director                       July 30, 1998
-------------------------------
Joseph A. Lanza


/s/ Arthur C. Phillips, Jr.       Director                       July 30, 1998
-------------------------------
Arthur C. Phillips, Jr.

                                  EXHIBIT INDEX

1.1 Engagement Letter between Sound Federal Savings and Loan Association and Sandler O'Neill & Partners, LP.**

1.2 Agency Agreement among Sound Federal Bancorp, Sound Federal Savings and Loan Association and Sandler O'Neill & Partners, LP.

2 Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan.**

3.1      Proposed Federal Holding Company Charter of Sound Federal Bancorp.**

3.2      Proposed Bylaws of Sound Federal Bancorp.**

4        Form of Common Stock Certificate of Sound Federal Bancorp.**

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered.**

8.1      Form of Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick,
         P.C.**

8.2      Opinion of FinPro, Inc. with respect to Subscription Rights.**

10.1     Form of Employee Stock Ownership Plan.**

10.2     Employment Agreement with Richard P. McStravick **

10.3     Employment Agreement with William H. Morel.**

10.4     Directors Deferred Fee Plan.**

10.5     Directors Emeritus Program.**

21       Subsidiaries of the Registrant.**

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in Opinions included on Exhibits 5 and 8.1).**

23.2     Consent of KPMG Peat Marwick LLP.

23.3     Consent of FinPro, Inc.**

24       Power of Attorney (set forth on signature page).

27.1     EDGAR Financial Data Schedule.**

99.1 Appraisal Agreement between Sound Federal Savings and Loan Association and FinPro, Inc.**

99.2     Appraisal Report of FinPro, Inc.**

99.3     Proxy Statement.

99.4     Marketing Materials.**

99.5     Order and Acknowledgment Form and Certification Form.**

99.6     401(k) Supplement.**

------------------------------------

*        To be filed supplementally or by amendment.
**       Previously filed